As filed with the Securities and Exchange Commission on August 10, 2018

Registration No. 333-213435
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________________

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Commission File Number: 000-30262

KNOW LABS, INC.

(Exact name of registrant as specified in charter)

Nevada	90-0273142
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3920
(Primary Standard Industrial Classification Number)

500 Union Street, Suite 810, Seattle, Washington USA	98101
(Address of principal executive offices)	(Zip Code)

206-903-1351
(Registrant's telephone number, including area code)

N/A
(Former name, address, and fiscal year, if changed since last report)

Ronald P. Erickson, Chairman of the Board
Know Labs, Inc.
500 Union Street, Suite 810
Seattle, WA 98101
206-903-1351

(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:

Lawrence W. Horwitz, Esq.
Jessica Lockett, Esq.
Horwitz + Armstrong, A Professional Law Corporation
14 Orchard, Suite 200
Lake Forest, California 92630
(949) 540-6540

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒
Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities to	Amount to be	Offering	Aggregate	Amount of
be Registered	Registered	Price Per Unit	Offering Price (1)	Registration Fee (2)
Common Stock, $0.001 par value per share related to the potential conversion of up to $1,250,000 of Series C Convertible Preferred Stock
offered by selling stockholder (3)	1,785,714	$0.70	$1,250,000	$125.87

Common Stock, $0.001 par value per share, issuable upon exercise of
Series E Warrants (3)	1,785,714	0.70	1,250,000	125.87
Total	3,571,428	$0.70	$2,500,000	$251.75

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.
(3)
There is being registered hereunder an indeterminate number of shares of common stock issuable upon conversion of Series C Convertible Preferred Stock. The Series C Convertible Preferred Stock is convertible at any time at an initial conversion price of $0.70 per share of our common stock subject to adjustment for certain events. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event or adjustment in the number of shares of common stock issuable as provided in the Series C Convertible Redeemable Preferred Stock Designation.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to completion, dated August __, 2018

Know Labs, Inc.

500 Union Street, Suite 810
Seattle, WA 98101
206-903-1351

PRELIMINARY PROSPECTUS

This prospectus covers the resale by the selling stockholder (the “Selling Stockholder”): (i) up to 1,785,714 shares of our common stock that we may issue to the Selling Stockholder upon conversion of Series C Redeemable Convertible Preferred Stock at a conversion price of $0.25 per share, subject to certain adjustments, and (ii) up to 1,785,714 shares (the “Warrant Shares”) of common stock issuable upon the exercise of outstanding Series E Warrants (“Series E Warrant Shares”) at an exercise price of $0.25 per share, subject to certain adjustments. The common stock covered by this prospectus may be offered for resale from time to time by the Selling Stockholder identified in this prospectus in accordance with the terms described in the section entitled “Plan of Distribution.”

We are not selling any shares of our common stock in this offering and, as a result, we will not receive any proceeds from the sale of the common stock covered by this prospectus. All of the net proceeds from the sale of our common stock will go to the Selling Stockholder. Upon exercise of the Series E Warrants, however, we will receive up to $0.25 per share or such lower price as may result from the anti-dilution protection features of such warrants. Any proceeds received from the exercise of such warrants will be used for general working capital and other corporate purposes.

The Selling Stockholder may sell common stock from time to time at prices established on the Over the Counter Bulletin Board ("OTCBB") or as negotiated in private transactions, or as otherwise described under the heading "Plan of Distribution." The common stock may be sold directly or through agents or broker-dealers acting as agents on behalf of the Selling Stockholder. The Selling Stockholder may engage brokers, dealers or agents who may receive commissions or discounts from the Selling Stockholder. We will pay all the expenses incident to the registration of the shares; however, we will not pay for sales commissions or other expenses applicable to the sale of our common stock registered hereunder.

Our common stock is quoted on the OTCQB Marketplace, operated by OTC Markets Group, under the symbol "KNWN". On August 8, 2018, the last reported sale price for our common stock on the OTCQB Marketplace was $3.75 per share.

On May 24, 2018, the Financial Industry Regulatory Authority (“FINRA”) announced the effectiveness of a change in the Company’s name from Visualant Incorporated to Know Labs, Inc. and a change in our ticker symbol from VSUL to the new trading symbol KNWN which became effective on the opening of trading as of May 25, 2018. In addition, in connection with the name change and symbol change, we were assigned the CUSIP number of 499238103.

On June 17, 2015, we completed a 1-for-150 reverse stock split of our common stock. All warrant, option, share and per share information in this prospectus gives retroactive effect to the 1-for-150 split with all numbers rounded up to the nearest whole share.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 10 IN THIS PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, AS WELL AS THE INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE YOU INVEST.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

The date of this prospectus is August __, 2018

You should rely only on the information contained in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the Securities and Exchange Commission, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

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Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry's future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors". These and other factors could cause our future performance to differ materially from our assumptions and estimates. See "Special Note Regarding Forward-Looking Statements".

Our trademarks Visualant™ and ChromaID™ are used throughout this prospectus. This prospectus also includes trademarks, trade names and service marks that are the property of other organizations. Solely for convenience, trademarks and trade names referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and trade names.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the "Risk Factors" section of this prospectus and our financial statements and the related notes appearing at the end of this prospectus, before making an investment decision. As used in this prospectus, unless the context otherwise requires, references to "we," "us," "our," "our company," “Know Labs, Inc.” and "Know Labs" refer to Know Labs, Inc. and our wholly-owned subsidiaries TransTech Systems, Inc and RAAI Lighting, Inc., unless the context otherwise requires.

On May 24, 2018, the Financial Industry Regulatory Authority (“FINRA”) announced the effectiveness of a change in our name from Visualant Incorporated to Know Labs, Inc. and a change in our ticker symbol from VSUL to the new trading symbol KNWN which became effective on the opening of trading as of May 25, 2018. In addition, in connection with the name change and symbol change, we were assigned the CUSIP number of 499238103.

On June 17, 2015, we effected a 1-for-150 reverse stock split of our common stock. All warrant, option, share and per share information in this prospectus gives retroactive effect to the 1-for-150 split with all numbers rounded up to the nearest whole share`

BUSINESS

Know Labs, Inc., formerly Visualant, Incorporated, was incorporated under the laws of the State of Nevada in 1998. Since 2007, we have been focused primarily on research and development of proprietary technologies which can be used to authenticate and diagnose a wide variety of organic and non-organic substances and materials. Our Common Stock trades on the OTCQB Exchange under the symbol “KNWN.”

We are focused on the development, marketing and sales of a proprietary technologies which are capable of uniquely authenticating or diagnosing almost any substance or material using electromagnetic energy to create, record and detect the unique “signature” of the substance. We call these our “ChromaID™” and “Bio-RFID™” technologies.

Overview

For the past several years we have focused on the development of our proprietary ChromaID™ technology. Using light from low-cost LEDs (light emitting diodes) we map the color of substances, fluids and materials and with our proprietary processes we can authenticate, identify and diagnose based upon the color that is present. The color is both visible to us as humans but also outside of the humanly visible color spectrum in the near infra-red and near ultra-violet and beyond. Our ChromaID scanner sees what we like to call “Nature’s Color Fingerprint.” Everything in nature has a unique color identifier and with ChromaID we can see it, and identify, authenticate and diagnose based upon the color that is present. Our ChromaID scanner is capable of uniquely identifying and authenticating almost any substance or liquid using light to create, record and detect its unique color signature. We will continue to develop and enhance our ChromaID technology and extend its capacity. More recently, we have focused upon extensions and new inventions derived from our ChromaID technology which we call Bio-RFID. The rapid advances made with Bio-RFID technology in our laboratory have caused us to move quickly in to the commercialization phase of our Company as we work to create revenue generating products for the marketplace. We will also, as time permits, pursue licensing opportunities with third parties who have ready applications for our technology.

In 2010, we acquired TransTech Systems, Inc. as an adjunct to our business. TransTech is a distributor of products for employee and personnel identification and authentication. TransTech has historically provided substantially all of the Company’s revenues.

Our ChromaID™ Technology

We have developed a proprietary technology to uniquely authenticate or diagnose almost any material and substance. This patented technology utilizes light at the photon (elementary particle of light) level through a series of emitters and detectors to generate a unique signature or “fingerprint” from a scan of almost any solid, liquid or gaseous material. This signature of reflected or transmitted light is digitized, creating a unique ChromaID signature. Each ChromaID signature is comprised of from hundreds to thousands of specific data points.

The ChromaID technology looks beyond visible light frequencies to areas of near infra-red and ultraviolet light and beyond that are outside the humanly visible light spectrum. The data obtained allows us to create a very specific and unique ChromaID signature of the substance for a myriad of authentication, verification and diagnostic applications.

Traditional light-based identification technology, called spectrophotometry, has relied upon a complex system of prisms, mirrors and visible light. Spectrophotometers typically have a higher cost and utilize a form factor (shape and size) more suited to a laboratory setting and require trained laboratory personnel to interpret the information. The ChromaID technology uses lower cost LEDs and photodiodes and specific electromagnetic frequencies resulting in a more accurate, portable and easy-to-use solution for a wide variety of applications. The ChromaID technology not only has significant cost advantages as compared to spectrophotometry, it is also completely flexible is size, shape and configuration. The ChromaID scan head can range in size from endoscopic to a scale that could be the size of a large ceiling-mounted florescent light fixture.

In normal operation, a ChromaID master or reference scan is generated and stored in a database. We call this the ChromaID Reference Library. The scan head can then scan similar materials to identify, authenticate or diagnose them by comparing the new ChromaID digital signature scan to that of the original or reference ChromaID signature or scan result. Over time, we believe the ChromaID Reference Libraries can become a significant asset of the Company, providing valuable information in numerous fields of use.

Our Bio-RFID™ Technology

Working in our lab over the past year, we have developed extensions and new inventions derived from our ChromaID technology which we refer to as Bio-RFID technology. While we are in the early stages of the development of this technology, we have recently announced that we have successfully been able to non-invasively ascertain blood glucose levels. We are building the internal and external development team necessary to commercialize this newly discovered technology as well as make additional patent filings covering the intellectual property created with these new inventions.

ChromaID and Bio-RFID: Foundational Platform Technologies

Our ChromaID and Bio-RFID technologies provide a platform upon which a myriad of applications can be developed. As platform technologies, they are analogous to a smartphone, upon which an enormous number of previously unforeseen applications have been developed. ChromaID and Bio-RFID technologies are “enabling” technologies that bring the science of electromagnetic energy to low-cost, real-world commercialization opportunities across multiple industries. The technologies are foundational and, as such, the basis upon which the Company believes a significant business can be built.

As with other foundational technologies, a single application may reach across multiple industries. The ChromaID technology can, for example effectively differentiate and identify different brands of clear vodkas that appear identical to the human eye. By extension, this same technology can identify pure water from water with contaminants present. It can provide real time detection of liquid medicines such as morphine that have been adulterated or compromised. It can detect if jet fuel has water contamination present. It could determine when it is time to change oil in a deep fat fryer. These are but a few of the potential applications of the ChromaID technology based upon extensions of its ability to identify different clear liquids.

Similarly, the Bio-RFID technology non-invasively identity the presence and quantity of glucose in the human blood stream. By extension, there may be other molecular structures which this same technology can identity in the blood stream which, over time, the Company will focus upon.

The cornerstone of a company with a foundational platform technology is its intellectual property. We have pursued an active intellectual property strategy and have been granted 12 patents. We currently have 20 patents pending. We possess all right, title and interest to the issued patents. Ten of the pending patents are licensed exclusively to us in perpetuity by our strategic partner, Allied Inventors.

Our Patents

We believe that our 12 patents, 20 patent applications, three registered trademarks, and our trade secrets, copyrights and other intellectual property rights are important assets. Our patents will expire at various times between 2027 and 2033. The duration of our trademark registrations varies from country to country. However, trademarks are generally valid and may be renewed indefinitely as long as they are in use and/or their registrations are properly maintained.

The issued patents cover the fundamental aspects of the Know Labs ChromaID technology and a growing number of unique applications ranging, to date, from invisible bar codes to tissue and liquid analysis. We are filing patents on Bio-RFID technology and will continue to expand the Company’s patent portfolio over time through internal development efforts as well as through licensing opportunities with third parties.

The patents that have been issued to Know Labs and their dates of issuance are:

On August 9, 2011, we were issued US Patent No. 7,996,173 B2 entitled “Method, Apparatus and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy,” by the United States Office of Patents and Trademarks. The patent expires August 24, 2029.

On December 13, 2011, we were issued US Patent No. 8,076,630 B2 entitled “System and Method of Evaluating an Object Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires November 7, 2028.

On December 20, 2011, we were issued US Patent No. 8,081,304 B2 entitled “Method, Apparatus and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 28, 2030.

On October 9, 2012, we were issued US Patent No. 8,285,510 B2 entitled “Method, Apparatus, and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On February 5, 2013, we were issued US Patent No. 8,368,878 B2 entitled “Method, Apparatus and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On November 12, 2013, we were issued US Patent No. 8,583,394 B2 entitled “Method, Apparatus and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On November 21, 2014, we were issued US Patent No. 8,888,207 B2 entitled “Systems, Methods, and Articles Related to Machine-Readable Indicia and Symbols” by the United States Office of Patents and Trademarks. The patent expires February 7, 2033. This patent describes using ChromaID to see what we call invisible bar codes and other identifiers.

On March 23, 2015, we were issued US Patent No. 8,988,666 B2 entitled “Method, Apparatus, and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On May 26, 2015, we were issued US Patent No. 9,041,920 B2 entitled “Device for Evaluation of Fluids using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires March 12, 2033. This patent describes a ChromaID fluid sampling devices.

On April 19, 2016, we were issued US Patent No. 9,316,581 B2 entitled “Method, Apparatus, and Article to Facilitate Evaluation of Substances Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires March 12, 2033. This patent describes an enhancement to the foundational ChromaID technology.

On April 18, 2017, we were issued US Patent No. 9,625,371 B2 entitled “Method, Apparatus, and Article to Facilitate Evaluation of Substances Using Electromagnetic Energy.” The patent expires July 2027. This patent pertains to the use of ChromaID technology for the identification and analysis of biological tissue. It has many potential applications in medical, industrial and consumer markets.

On April 4, 2018, we were issued US Patent No. 9,869,636 B2, entitled “Device for Evaluation of Fluids Using Electromagnetic Energy.” The patent expires approximately April 2033. This patent pertains to the use of ChromaID technology for evaluating and analyzing fluids such as those following through an IV drip in a hospital or water, for example.

We continue to pursue a patent strategy to expand its unique intellectual property in the United States and other countries.

Joint Development Agreements and Product Strategy

We are currently undertaking internal development work on potential products for the consumer marketplace. This development work was being performed through our Consulting Agreement with Blaze Clinical, and Phillip A. Bosua, who served as our Chief Product Officer. As these products begin to take form over the coming months, we will make appropriate product announcements.

We also will continue to engage with partners through licensing our technology in various fields of use, entering in to joint venture agreements to develop specific applications, and it certain specific instances developing its own products for the marketplace.

We have deployed our ChromaID development kit to a number of potential joint venture partners and customers around the world. There are strong indications of interest in deploying our technology in a wide variety of applications involving identification, authentication and diagnostics. We are focusing our current efforts on productizing our technology as it moves out of the research laboratory and in to the marketplace.

Research and Development

Our research and development efforts are primarily focused improving our core foundational ChromaID and Bio-RFID technology, extending its capacity and developing new and unique applications for the technology. As part of this effort, we typically conduct testing to ensure that application methods are compatible with the customer’s requirements, and that they can be implemented in a cost-effective manner. We are also actively involved in identifying new application methods. Our current team has considerable experience working with the application of light and radio frequency based technologies and their application to various industries. We believe that its continued development of new and enhanced technologies relating to our core business is essential to our future success. We incurred expenses of $366,809, $79,405 and $325,803 for the nine months ended June 30, 2018 and for the years ended September 30, 2017 and 2016, respectively, on development activities. On July 6, 2017, we entered into a Consulting Agreement with Phillip A. Bosua, our Chief Product Officer.

RECENT DEVELOPMENTS

We have the following recent developments:

Merger with RAAI Lighting, Inc.

On April 10, 2018, we entered into an Agreement and Plan of Merger with 500 Union Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, and RAAI Lighting, Inc., a Delaware corporation. Pursuant to the Merger Agreement, we have acquired all the outstanding shares of RAAI’s capital stock through a merger of Merger Sub with and into RAAI (the “Merger”), with RAAI surviving the Merger as a wholly owned subsidiary of the Company.

Under the terms of the Merger Agreement, each share of RAAI common stock issued and outstanding immediately before the Merger (1,000 shares) were cancelled and converted into the right to receive 2,000 shares of the Company’s common stock. As a result, we issued 2,000,000 shares of its common stock to Phillip A. Bosua, formerly the sole stockholder of RAAI. The consideration for the Merger was determined through arms-length bargaining by the Company and RAAI. The Merger was structured to qualify as a tax-free reorganization for U.S. federal income tax purposes. As a result of the Merger, the Company received certain intellectual property, related to RAAI.

Appointment of Director

On April 10, 2018, the Board increased the size of the Board from three to four members and Phillip A. Bosua was appointed as a member of the Board. Mr. Bosua’s term of office expire at the next annual meeting of our stockholders. On May 24, 2018, the Board of Directors increased the size of the Board from four to five members and appointed (Ret.) Admiral William Owens as a member of the Board. Admiral Owen’s term of office expires at the next annual meeting of our stockholders.

Appointment of Officer.

On April 10, 2018, we appointed Mr. Bosua as Chief Executive Officer of the Company, replacing Ronald P. Erickson, who remains Chairman of the Company. Mr. Erickson has been a director and officer of Know Labs since April 2003. He was appointed as our CEO and President in November 2009 and as Chairman of the Board in February 2015. Previously, Mr. Erickson was our President and Chief Executive Officer from September 2003 through August 2003 and was Chairman of the Board from August 2004 until May 2011.

Phillip A. Bosua was appointed the Company’s CEO on April 10, 2018. Previously, Mr. Bosua served as our Chief Product Officer since August 2017. We entered into a Consulting Agreement with Mr. Bosua’s company, Blaze Clinical on July 7, 2017. From September 2012 to February 2015, Mr. Bosua was the founder and Chief Executive Officer of LIFX Inc. (where he developed and marketed an innovative “smart” light bulb) and from August 2015 until February 2016 was Vice President Consumer Products at Soraa (which markets specialty LED light bulbs). From February 2016 to July 2017, Mr. Bosua was the founder and CEO of RAAI, Inc. (where he continued the development of his smart lighting technology). From May 2008 to February 2013 he was the Founder and CEO of LimeMouse Apps, a leading developer of applications for the Apple App Store.

On April 10, 2018, we entered into an Employment Agreement with Mr. Bosua reflecting his appointment as Chief Executive Officer. The Employment Agreement is for an initial term of 12 months (subject to earlier termination) and will be automatically extended for additional 12-month terms unless either party notifies the other party of its intention to terminate the Employment Agreement. Mr. Bosua will be paid a base salary of $225,000 per year, received 500,000 shares of common stock valued at $0.33 per share and may be entitled to bonuses and equity awards at the discretion of the Board or a committee of the Board. The Employment Agreement provides for severance pay equal to 12 months of base salary if Mr. Bosua is terminated without “cause” or voluntarily terminates his employment for “good reason.”

On April 10, 2018, we entered into an Amended Employment Agreement for Ronald P. Erickson which amends the Employment Agreement dated July 1, 2017. The Agreement expires March 21, 2019.

Amendment of Equity Incentive Plan

On April 10, 2018, the Board approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan from 93,333 to 1,200,000. On August 1, 2018, the Board approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan 1,200,000 to 2,000,000.

Merger with Know Labs, Inc.

On May 1, 2018, Know Labs, Inc., a Nevada corporation incorporated on April 3, 2018, and our wholly-owned subsidiary, merged with and into the Company pursuant to an Agreement and Plan of Merger dated May 1, 2018. In connection with the merger, our Articles of Incorporation were effectively amended to change our name to Know Labs, Inc. by and through the filing of Articles of Merger. This parent-subsidiary merger was approved by us, the parent, in accordance with Nevada Revised Statutes Section 92A.180. Stockholder approval was not required. This amendment was filed with the Nevada Secretary of State and became effective on May 1, 2018.

Corporate Name Change and Symbol Change

On May 24, 2018, the Financial Industry Regulatory Authority (“FINRA”) announced the effectiveness of a change in our name from Visualant Incorporated to Know Labs, Inc. and a change in our ticker symbol from VSUL to the new trading symbol KNWN which became effective on the opening of trading as of May 25, 2018. In addition, in connection with the name change and symbol change, we were assigned the CUSIP number of 499238103.

Closing of Financing on June 25, 2018

On June 25, 2018, we closed a private placement and received gross proceeds of $1,750,000 in exchange for issuing 7,000,000 shares of common stock and warrants to purchase 3,500,000 shares of common stock in a private placement to accredited investors pursuant to a series of substantially identical subscription agreements.

The initial exercise price of the warrants described above is $0.25 per share, subject to certain adjustments, and they expired five years after their issuance.

The shares and the warrants described above were issued in transactions that were not registered under the Securities Act of 1933, as amended (the “Act”) in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

Conversion of Certain Debt to Equity

On June 25, 2018, we closed debt conversions and issued 605,000 shares of common stock in exchange for the conversion of $199,650 in preexisting debt owed by the Company to certain service providers, all of whom are accredited investors. These shares were issued in transactions that were not registered under the Act in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

On July 9, 2018, we repaid a $199,935 Business Loan Agreement with Umpqua Bank from funds previously provided by an entity affiliated with Ronald P. Erickson, our Chairman of the Board. The Company paid $27,041 and issued 800,000 shares of common stock in exchange for the conversion of this debt. Mr. Erickson is an accredited investor. These shares were issued in transactions that were not registered under the Act in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

OUR COMMON STOCK

Our common stock trades on the OTCQB Exchange under the symbol “KNWN.” On May 1, 2018, we filed a corporate action with FINRA to effectively change the Company’s OTC trading symbol and change our name to “Know Labs, Inc.” Our name change from Visualant, Incorporated to Know Labs, Inc. and symbol change from VSUL to KNWN was announced by FINRA declared effective on the opening of trading as of May 25, 2018.

Properties and Operating Leases

We are obligated under various non-cancelable operating leases for our various facilities and certain equipment.

Corporate Offices

On April 13, 2017, we leased our executive office located at 500 Union Street, Suite 810, Seattle, Washington, USA, 98101. The Company leases 943 square feet and the net monthly payment is $2,672. The monthly payment increases approximately 3% each year and the lease expires on May 31, 2022.

Lab Facilities and Executive Offices

On May 1, 2018, we leased our lab facilities and executive offices located at 304 Alaskan Way South, Suite 102, Seattle, Washington, USA, 98101. The Company leases 2,800 square feet and the net monthly payment is $4,000. The lease expires on April 30, 2019.

TransTech Facilities

TransTech is located at 12142 NE Sky Lane, Suite 130, Aurora, OR 97002. TransTech leases a total of approximately 6,340 square feet of office and warehouse space for its administrative offices, product inventory and shipping operations. Effective December 1, 2017, TransTech leases this office from December 1, 2017 at $4,465 per month. The monthly payment increases approximately 3% each year and the lease expires on January 31, 2020. Until December 1, 2017, TransTech leased this office on a month to month basis at $6,942 per month.

Employees

As of the date of this prospectus we had 14 full-time employees, 4 of which are employed in research and development and 9 of whom were employed by TransTech. Our senior management is located in the Seattle, Washington office. None of our employees are subject to a collective bargaining agreement or represented by a trade or labor union. We believe that we have a good relationship with our employees.

Legal Proceedings

We may from time to time become a party to various legal proceedings arising in the ordinary course of our business. We are currently not a party to any pending legal proceeding that is not ordinary routine litigation incidental to our business.

Risks That We Face

Our business is subject to a number of risks of which you should be aware before making an investment decision. We are exposed to various risks related to our business and financial position (specifically our need for additional financing), this offering, our common stock and our recent reverse stock split. These risks are discussed more fully in the "Risk Factors" section of this prospectus beginning on page 10.

Corporate Information

We were incorporated under the laws of the State of Nevada on October 8, 1998. Our executive offices are located at 500 Union Street, Suite 810, Seattle, WA 98101. Our telephone number is (206) 903-1351 and our principal website address is located at www.knowlabs.co. The information contained on, or that can be accessed through, our website is not incorporated into and is not a part of this prospectus. You should not rely on our website or any such information in making your decision whether to purchase our common stock.

SUMMARY OF THE OFFERING

Securities offered:
3,571,428 shares of common stock, which includes (i) up to 1,785,714 shares of common stock that we may issue to the Selling Stockholder upon conversion of Series C Redeemable Convertible Preferred Stock, and (ii) up to 1,785,714 shares of common stock issuable upon the exercise of outstanding Series E Warrants Shares. Our Common Stock is described in further detail in the section of the prospectus titled “DESCRIPTION OF SECURITIES”

Common stock outstanding before the offering (1):	16,570,162 shares

Common stock to be outstanding after this offering (2):	20,141,590 shares

Use of Proceeds:
We will not receive any of the proceeds from the sale of shares of common stock by the Selling Stockholder. Upon exercise of the Series E Warrants, however, we will receive up to $0.25 per share or such lower price as may result from the anti-dilution protection features of such warrants. Any proceeds received from the exercise of such warrants will be used for general working capital and other corporate purposes.

Terms of Warrants:
Each Series E Warrant entitles the holder thereof to purchase one common share at an exercise price or $0.25 per full share, for a five year period ending August 5, 2021. The price per Warrant Share shall be subject to adjustment for stock splits, combinations, and similar recapitalization events and anti-dilution protection features.

Risk Factors:
An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors set forth under the "Risk Factors" section hereunder and the other information contained in this prospectus before making an investment decision regarding our common stock. Our common stock should not be purchased by investors who cannot afford the loss of their entire investment.

OTCQB Symbol:	Our common stock is currently quoted on the OTCQB (the “OTCQB”) under the symbol “KNWN”.

Reverse Split:
On June 17, 2015, we effected a 1-for-150 reverse stock split of our common stock. All warrant, option, share and per share information in this prospectus gives retroactive effect to the 1-for-150 split with all numbers rounded up to the nearest whole share.

(1)
 The number of shares of our common stock outstanding before this offering is based on 16,570,162 shares of our common stock outstanding as of August 10, 2018, and excludes, as of that date:

● 1,684,736 shares of our common stock issuable upon the exercise of outstanding stock options outstanding at a weighted-average exercise price of $0.993 per share;

● 23,334 shares of our common stock issuable upon the conversion of Series A Convertible Preferred Stock at an exercise price of $0.25, subject to certain adjustments;

● An unknown number of shares of our common stock issuable upon the conversion of $2,390,066 of Convertible Notes Payable;

● 300,264 additional shares of our common stock available for future issuance under our 2011 Stock Incentive Plan;

● 1,785,714 shares of our common stock issuable upon the conversion of Series C Convertible Preferred Stock, at an exercise price of $0.25, subject to certain adjustments. These shares of common stock are being registered in this offering; and

● 3,108,356 shares of our common stock issuable upon the conversion of Series D Convertible Preferred Stock, at an exercise price of $0.25, subject to certain adjustments.

● 15,586,424 warrants to purchase shares of our common stock at an exercise price of $0.328 subject to certain adjustments.

(2)
This total includes 1,785,714 shares of common stock issuable upon conversion of Series C Convertible Preferred Stock and 1,785,714 of shares of common stock issuable upon exercise of all Series E Warrants.

SUMMARY FINANCIAL INFORMATION

The following tables set forth a summary of our historical financial data as of, and for the period ended on, the dates indicated. We have derived the statements of operations data for the years ended September 30, 2017 and 2016 from our audited financial statements included in this prospectus. Historical results for any prior period are not necessarily indicative of results to be expected in any future period. You should read the following summary financial data together with our financial statements and the related notes appearing at the end of this prospectus and the "Capitalization” and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of this prospectus.

Statements of Operations Data:

(in thousands, except for share and per share data)

	Nine Months Ended	Years Ended September 30,
	June 30, 2018	2017	2016	2015	2014	2013

STATEMENT OF OPERATIONS DATA:
Net revenue	$3,432	$4,874	$6,024	$6,291	$7,983	$8,573
Cost of goods sold	2,760	3,966	5,036	5,274	6,694	6,717
Gross profit	672	908	988	1,017	1,289	1,856
Research and development expenses	367	79	326	363	670	1,169
General and administrative expenses	1,796	3,088	3,355	2,984	3,180	4,581
Impairment of goodwill	-	984	-	-	-	-
Operating (loss)	(1,491)	(3,243)	(2,693)	(2,330)	(2,561)	(3,894)
Other expense	(843)	(658)	947	(271)	1,538	(2,741)
Net (loss)	(2,334)	(3,901)	(1,746)	(2,601)	(1,023)	$(6,635)
Income taxes current benefit	-	-	-	30	(6)	$(30)
Net (loss)	(2,334)	(3,901)	(1,746)	(2,631)	(1,017)	(6,605)
Noncontrolling interest	-	-	-	-	-	$17
Net (loss) attributable to Visualant, Inc. and Subsidiaries common shareholders	$(2,334)	$(3,901)	$(1,746)	$(2,631)	$(1,017)	$(6,622)
Net (loss) per share	$(0.39)	$(1.01)	$(1.22)	$(2.33)	$(1.24)	$(15.11)
Weighted average number of shares	5,947,860	3,844,840	1,428,763	1,131,622	819,563	437,049

Balance Sheet Data:

(in thousands)
As of
June 30, 2018
BALANCE SHEET DATA:	(Unaudited)
Total current assets	$1,916
Total assets	2,557
Total current liabilities	4,968
Total liabilities	4,968
Stockholders' (deficiency)	(2,410)

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information contained in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our common stock. If any of the following risks actually occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Relating to the Company Generally

We need additional financing to support our technology development and ongoing operations, pay our debts and maintain ownership of our intellectual properties.

We are currently operating at a loss. We believe that our cash on hand will be sufficient to fund our operations through December 31, 2018. We need additional financing to implement our business plan and to service our ongoing operations, pay our current debts (described below) and maintain ownership of our intellectual property. There can be no assurance that we will be able to secure any needed funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain additional financing when it is needed, we will need to restructure our operations and/or divest all or a portion of our business.  We may seek additional capital through a combination of private and public equity offerings, debt financings and strategic collaborations. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, and could increase our expenses and require that our assets secure such debt. Equity financing, if obtained, could result in dilution to our then-existing stockholders and/or require such stockholders to waive certain rights and preferences. If such financing is not available on satisfactory terms, or is not available at all, we may be required to delay, scale back, eliminate the development of business opportunities or file for bankruptcy and our operations and financial condition may be materially adversely affected.  There can there can be no assurance that we will be able to sell that number of shares, if any.

We need to continue as a going concern if our business is to succeed.

Because of our recurring losses and negative cash flows from operations, the audit report of our independent registered public accountants on our consolidated financial statements for the year ended September 30, 2017 contains an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.  Factors identified in the report include our historical net losses, negative working capital, and the need for additional financing to implement our business plan and service our debt repayments. If we are not able to attain profitability in the near future our financial condition could deteriorate further, which would have a material adverse impact on our business and prospects and result in a significant or complete loss of your investment. Further, we may be unable to pay our debt obligations as they become due, which include obligations to secured creditors. If we are unable to continue as a going concern, we might have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.  Additionally, we are subject to customary operational covenants, including limitations on our ability to incur liens or additional debt, pay dividends, redeem stock, make specified investments and engage in merger, consolidation or asset sale transactions, among other restrictions. In addition, the inclusion of an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern and our lack of cash resources may materially adversely affect our share price and our ability to raise new capital or to enter into critical contractual relations with third parties.

As of June 30, 2018, we owe approximately $3,353,000 and if we do not satisfy these obligations, the lenders may have the right to demand payment in full or exercise other remedies.

On March 16, 2018, we closed a Note and Account Payable Conversion Agreement with J3E2A2Z, a Washington limited partnership, Ronald P. Erickson, our Executive Chairman of the Board and a member of the Board of Directors pursuant to which (a) all $664,233 currently owing under the J3E2A2Z Notes was converted to a Convertible Redeemable Promissory Note in the principal amount of $664,233, and (b) all $519,833 of the J3E2A2Z Account Payable was converted into a Convertible Redeemable Promissory Note in the principal amount of $519,833.

Mr. Erickson and/or entities with which he is affiliated also have accrued compensation and interest of approximately $567,785. The Company owes Mr. Erickson, or entities with which he is affiliated, $1,792,766 as of June 30, 2018.

On July 9, 2018, the Company repaid a $199,935 Business Loan Agreement with Umpqua Bank from funds previously provided by an entity affiliated with Ronald P. Erickson, our Chairman of the Board. The Company paid $27,041 and issued 800,000 shares of common stock in exchange for the conversion of this debt. Mr. Erickson is an accredited investor. These shares were issued in transactions that were not registered under the Act in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

Including Mr. Erickson, we owe $2,390,066 under various convertible promissory notes as of June 30 ,2018.

We require additional financing, to service and/or repay these debt obligations. If we raise additional capital through borrowing or other debt financing, we may incur substantial interest expense. If and when we raise more equity capital in the future, it will result in substantial dilution to our current stockholders.

We have a history of operating losses and there can be no assurance that we can achieve or maintain profitability.

We have experienced net losses since inception. As of June 30, 2018, we had an accumulated deficit of $33,867,000 and net losses in the amount of $2,334,000, $3,901,000 and $1,746,000 for the nine months ended June 30, 2018 and for the years ended September 30, 2017 and 2016, respectively. There can be no assurance that we will achieve or maintain profitability. If we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Failure to become and remain profitable would impair our ability to sustain operations and adversely affect the price of our common stock and our ability to raise capital. Our operating expenses may increase as we spend resources on growing our business, and if our revenue does not correspondingly increase, our operating results and financial condition will suffer. Our ChromaID business has produced minimal revenues, and may not produce significant revenues in the near term, or at all, which would harm our ability to continue our operations or obtain additional financing and require us to reduce or discontinue our operations. You must consider our business and prospects in light of the risks and difficulties we will encounter as business with an early-stage technology in a new and rapidly evolving industry. We may not be able to successfully address these risks and difficulties, which could significantly harm our business, operating results and financial condition.

If the company were to dissolve or wind-up operations, holders of our common stock would not receive a liquidation preference.

If we were to wind-up or dissolve our company and liquidate and distribute our assets, our common stockholders would share in our assets only after we satisfy any amounts we owe to our creditors and preferred equity holders.  If our liquidation or dissolution were attributable to our inability to profitably operate our business, then it is likely that we would have material liabilities at the time of liquidation or dissolution.  Accordingly, it is very unlikely that sufficient assets will remain available after the payment of our creditors and preferred equity holders to enable common stockholders to receive any liquidation distribution with respect to any common stock.

We may not be able to generate sufficient revenue from the commercialization of our ChromaID and Bio-RFID technology and related products to achieve or sustain profitability.

We are in the early stages of commercializing our ChromaID and Bio-RFID technology.  To date, we have entered into a License Agreement with Sumitomo Precision Products Co., Ltd. and have a strategic relationship with Allied Inventors. None of these relationships have generated any significant revenue. Failure to develop and sell products based upon our ChromaID and Bio-RFID technology, grant additional licenses and obtain royalties or develop other revenue streams will have a material adverse effect on our business, financial condition and results of operations.

To date, we have generated minimal revenue from sales of our products. We believe that our commercialization success is dependent upon our ability to significantly increase the number of customers that are using our products.  In addition, demand for our products may not materialize, or increase as quickly as planned, and we may therefore be unable to increase our revenue levels as expected. We are currently not profitable. Even if we succeed in introducing our technology and related products to our target markets, we may not be able to generate sufficient revenue to achieve or sustain profitability.

We currently rely upon external resources for engineering and product development services. If we are unable to secure an engineering or product development partner or establish satisfactory engineering and product development capabilities, we may not be able to successfully commercialize our ChromaID and Bio-RFID technology.

Our success depends upon our ability to develop products that are accurate and provide solutions for our customers. Achieving the desired results for our customers requires solving engineering issues in concert with them. Any failure of our ChromaID and Bio-RFID technology or related products to meet customer expectations could result in customers choosing to retain their existing methods or to adopt systems other than ours.

We have not historically had internal resources which can work on engineering and product development matters. We have used third parties in the past and will continue to do so. These resources are not always readily available and the absence of their availability could inhibit our research and development efforts and our responsiveness to our customers. Our inability to secure those resources could impact our ability to provide engineering and product development services and could have an impact on our customers’ willingness to use our technology.

We are in the early stages of commercialization and our ChromaID and Bio-RFID technology and related products may never achieve significant commercial market acceptance.

Our success depends on our ability to develop and market products that are recognized as accurate and cost-effective. Many of our potential customers may be reluctant to use our new technology. Market acceptance will depend on many factors, including our ability to convince potential customers that our ChromaID and Bio-RFID technology and related products are an attractive alternative to existing light-based technologies. We will need to demonstrate that our products provide accurate and cost-effective alternatives to existing light-based authentication technologies. Compared to most competing technologies, our technology is relatively new, and most potential customers have limited knowledge of, or experience with, our products. Prior to implementing our technology and related products, potential customers are required to devote significant time and effort to testing and validating our products. In addition, during the implementation phase, customers may be required to devote significant time and effort to training their personnel on appropriate practices to ensure accurate results from our technology and products. Any failure of our technology or related products to meet customer expectations could result in customers choosing to retain their existing testing methods or to adopt systems other than ours.

Many factors influence the perception of a system including its use by leaders in the industry. If we are unable to induce industry leaders in our target markets to implement and use our technology and related products, acceptance and adoption of our products could be slowed. In addition, if our products fail to gain significant acceptance in the marketplace and we are unable to expand our customer base, we may never generate sufficient revenue to achieve or sustain profitability.

Our management has concluded that we have material weaknesses in our internal controls over financial reporting and that our disclosure controls and procedures are not effective.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company's annual or interim financial statements will not be prevented or detected on a timely basis. During the audit of our financial statements for the year ended September 30, 2017, our management identified material weaknesses in our internal control over financial reporting. If these weaknesses continue, investors could lose confidence in the accuracy and completeness of our financial reports and other disclosures.

In addition, our management has concluded that our disclosure controls and procedures were not effective due to the lack of an audit committee “financial expert.” These material weaknesses, if not remediated, create an increased risk of misstatement of the Company’s financial results, which, if material, may require future restatement thereof. A failure to implement improved internal controls, or difficulties encountered in their implementation or execution, could cause future delays in our reporting obligations and could have a negative effect on us and the trading price of our common stock.

Our services and license agreement with Allied Inventors is important to our business strategy and operations.

In November 2013, we entered into a five-year strategic relationship with Allied Inventors, formerly Xinova and Invention Development Management Company, a former subsidiary of Intellectual Ventures, a private intellectual property fund with over $5 billion under management. Allied Inventors owns over 40,000 IP assets and has broad global relationships for the invention of technology, the filing of patents and the licensing of intellectual property. Allied Inventors has worked to expand the reach and the potential application of the ChromaID technology and has filed ten patents base on the ChromaID technology, which it has licensed to us.

The amended agreement with Allied Inventors covers a number of areas that are important to our operations, including the following:

● The agreement requires Allied Inventors to identify and engage inventors to develop new applications of our ChromaID technology, present the developments to us for approval, and file at least ten patent applications to protect the developments;
● We received a worldwide, nontransferable, exclusive license to the licensed intellectual property developed under this agreement within the identification, authentication and diagnostics field of use;
● We received a nonexclusive and nontransferable option to acquire a worldwide, nontransferable, nonexclusive license to intellectual property held by Allied Inventors within that same field of use; and
● We granted to Allied Inventors certain licenses to our intellectual property outside the identification, authentication and diagnostics field of use.

Failure to operate in accordance with the Allied Inventors agreement, or an early termination or cancellation of this agreement for any reason, would have a material adverse effect on ability to execute our business strategy and on our results of operations and business.

If components used in our finished products become unavailable, or third-party manufacturers otherwise experience delays, we may incur delays in shipment to our customers, which would damage our business.

We depend on third-party suppliers for substantially all of our components and products. We purchase these products and components from third-party suppliers that serve the advanced lighting systems market and we believe that alternative sources of supply are readily available for most products and components. However, consolidation could result in one or more current suppliers being acquired by a competitor, rendering us unable to continue purchasing necessary amounts of key components at competitive prices. In addition, for certain of our customized components, arrangements for additional or replacement suppliers will take time and result in delays. We purchase products and components pursuant to purchase orders placed from time to time in the ordinary course of business. This means we are vulnerable to unanticipated price increases and product shortages. Any interruption or delay in the supply of components and products, or our inability to obtain components and products from alternate sources at acceptable prices in a timely manner, could harm our business, financial condition and results of operations.

While we believe alternative manufacturers for these products are available, we have selected these particular manufacturers based on their ability to consistently produce these products per our specifications ensuring the best quality product at the most cost-effective price. We depend on our third-party manufacturers to satisfy performance and quality specifications and to dedicate sufficient production capacity within scheduled delivery times. Accordingly, the loss of all or one of these manufacturers or delays in obtaining shipments could have a material adverse effect on our operations until such time as an alternative manufacturer could be found.

We are dependent on key personnel.

Our success depends to a significant degree upon the continued contributions of key management and other personnel, some of whom could be difficult to replace, including Ronald P. Erickson, our Chairman and Phil Bosua, our Chief Executive Officer. We do not maintain key person life insurance covering any of our officers. Our success will depend on the performance of our officers, our ability to retain and motivate our officers, our ability to integrate new officers into our operations, and the ability of all personnel to work together effectively as a team.  Our officers do not currently have employment agreements.  Our failure to retain and recruit officers and other key personnel could have a material adverse effect on our business, financial condition and results of operations.  Our success also depends on our continued ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, manufacturing, administrative and sales and marketing personnel. Competition for these individuals is intense, and we may not be able to successfully recruit, assimilate or retain sufficiently qualified personnel. In particular, we may encounter difficulties in recruiting and retaining a sufficient number of qualified technical personnel, which could harm our ability to develop new products and adversely impact our relationships with existing and future customers. The inability to attract and retain necessary technical, managerial, manufacturing, administrative and sales and marketing personnel could harm our ability to obtain new customers and develop new products and could adversely affect our business and operating results.

We have limited insurance which may not cover claims by third parties against us or our officers and directors.

We have limited directors’ and officers’ liability insurance and commercial liability insurance policies. Claims by third parties against us may exceed policy amounts and we may not have amounts to cover these claims. Any significant claims would have a material adverse effect on our business, financial condition and results of operations.  In addition, our limited directors’ and officers’ liability insurance may affect our ability to attract and retain directors and officers.

Our inability to effectively protect our intellectual property would adversely affect our ability to compete effectively, our revenue, our financial condition and our results of operations.

We rely on a combination of patent, trademark, and trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights. Obtaining and maintaining a strong patent position is important to our business. Patent law relating to the scope of claims in the technology fields in which we operate is complex and uncertain, so we cannot be assured that we will be able to obtain or maintain patent rights, or that the patent rights we may obtain will be valuable, provide an effective barrier to competitors or otherwise provide competitive advantages. Others have filed, and in the future are likely to file, patent applications that are similar or identical to ours or those of our licensors. To determine the priority of inventions, or demonstrate that we did not derive our invention from another, we may have to participate in interference or derivation proceedings in the USPTO or in court that could result in substantial costs in legal fees and could substantially affect the scope of our patent protection. We cannot be assured our patent applications will prevail over those filed by others. Also, our intellectual property rights may be subject to other challenges by third parties. Patents we obtain could be challenged in litigation or in administrative proceedings such as ex parte reexam, inter parties review, or post grant review in the United States or opposition proceedings in Europe or other jurisdictions.

There can be no assurance that:

●	any of our existing patents will continue to be held valid, if challenged;
●	patents will be issued for any of our pending applications;
●	any claims allowed from existing or pending patents will have sufficient scope or strength to protect us;
●	our patents will be issued in the primary countries where our products are sold in order to protect our rights and potential commercial advantage; or
●	any of our products or technologies will not infringe on the patents of other companies.

If we are enjoined from selling our products, or if we are required to develop new technologies or pay significant monetary damages or are required to make substantial royalty payments, our business and results of operations would be harmed.

Obtaining and maintaining a patent portfolio entails significant expense and resources. Part of the expense includes periodic maintenance fees, renewal fees, annuity fees, various other governmental fees on patents and/or applications due in several stages over the lifetime of patents and/or applications, as well as the cost associated with complying with numerous procedural provisions during the patent application process. We may or may not choose to pursue or maintain protection for particular inventions. In addition, there are situations in which failure to make certain payments or noncompliance with certain requirements in the patent process can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If we choose to forgo patent protection or allow a patent application or patent to lapse purposefully or inadvertently, our competitive position could suffer.

Legal actions to enforce our patent rights can be expensive and may involve the diversion of significant management time. In addition, these legal actions could be unsuccessful and could also result in the invalidation of our patents or a finding that they are unenforceable. We may or may not choose to pursue litigation or interferences against those that have infringed on our patents, or used them without authorization, due to the associated expense and time commitment of monitoring these activities. If we fail to protect or to enforce our intellectual property rights successfully, our competitive position could suffer, which could have a material adverse effect on our results of operations and business.

Claims by others that our products infringe their patents or other intellectual property rights could prevent us from manufacturing and selling some of our products or require us to pay royalties or incur substantial costs from litigation or development of non-infringing technology.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We may receive notices that claim we have infringed upon the intellectual property of others. Even if these claims are not valid, they could subject us to significant costs. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert our attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. We have engaged in litigation and litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation may also be necessary to defend against claims of infringement or invalidity by others. A successful claim of intellectual property infringement against us and our failure or inability to license the infringed technology or develop or license technology with comparable functionality could have a material adverse effect on our business, financial condition and operating results.

Our TransTech vendor base is concentrated.

Evolis, Fargo, Ultra Electronics - Magicard Division and NiSCA, are major vendors of TransTech whose products account for approximately 61% of TransTech’s revenue. TransTech buys, packages and distributes products from these vendors after issuing purchase orders. Any loss of any of these vendors would have a material adverse effect on our business, financial condition and results of operations.

We currently have a very small sales and marketing organization at our TransTech Systems subsidiary. If we are unable to secure a sales and marketing partner or establish satisfactory sales and marketing capabilities at the Know Labs parent Company level we may not be able to successfully commercialize our ChromaID and Bio-RFID technology.

Our subsidiary, TransTech Systems, has six sales and marketing employees on staff to support the ongoing sales efforts of that business. In order to commercialize products that are approved for commercial sales, we sell directly to our customers, collaborate with third parties that have such commercial infrastructure and work with our strategic business partners to generate sales. If we are not successful entering into appropriate collaboration arrangements, or recruiting sales and marketing personnel or in building a sales and marketing infrastructure, we will have difficulty successfully commercializing our ChromaID and Bio-RFID technology, which would adversely affect our business, operating results and financial condition.

We may not be able to enter into collaboration agreements on terms acceptable to us or at all. In addition, even if we enter into such relationships, we may have limited or no control over the sales, marketing and distribution activities of these third parties. Our future revenues may depend heavily on the success of the efforts of these third parties. If we elect to establish a sales and marketing infrastructure we may not realize a positive return on this investment. In addition, we must compete with established and well-funded pharmaceutical and biotechnology companies to recruit, hire, train and retain sales and marketing personnel. Factors that may inhibit our efforts to commercialize ChromaID and Bio-RFID without strategic partners or licensees include:

●	our inability to recruit and retain adequate numbers of effective sales and marketing personnel;

●	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

●	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

Government regulatory approval may be necessary before some of our products can be sold and there is no assurance such approval will be granted.

Our ChromaID and Bio-RFID technology may have a number of potential applications in fields of use which will require prior governmental regulatory approval before the technology can be introduced to the marketplace. For example, we are exploring the use of our ChromaID and Bio-RFID technology for certain medical diagnostic applications.  There is no assurance that we will be successful in developing medical applications for our technology.  If we were to be successful in developing medical applications of our technology, prior approval by the FDA and other governmental regulatory bodies may be required before the technology could be introduced into the marketplace.  There is no assurance that such regulatory approval would be obtained for a medical diagnostic or other applications requiring such approval.

We may engage in acquisitions, mergers, strategic alliances, joint ventures and divestures that could result in final results that are different than expected.

In the normal course of business, we engage in discussions relating to possible acquisitions, equity investments, mergers, strategic alliances, joint ventures and divestitures. Such transactions are accompanied by a number of risks, including the use of significant amounts of cash, potentially dilutive issuances of equity securities, incurrence of debt on potentially unfavorable terms as well as impairment expenses related to goodwill and amortization expenses related to other intangible assets, the possibility that we may pay too much cash or issue too many of our shares as the purchase price for an acquisition relative to the economic benefits that we ultimately derive from such acquisition, and various potential difficulties involved in integrating acquired businesses into our operations.

From time to time, we have also engaged in discussions with candidates regarding the potential acquisitions of our product lines, technologies and businesses. If a divestiture such as this does occur, we cannot be certain that our business, operating results and financial condition will not be materially and adversely affected. A successful divestiture depends on various factors, including our ability to effectively transfer liabilities, contracts, facilities and employees to any purchaser; identify and separate the intellectual property to be divested from the intellectual property that we wish to retain; reduce fixed costs previously associated with the divested assets or business; and collect the proceeds from any divestitures.

If we do not realize the expected benefits of any acquisition or divestiture transaction, our financial position, results of operations, cash flows and stock price could be negatively impacted.

Our growth strategy depends in part on our ability to execute successful strategic acquisitions. We have made strategic acquisitions in the past and may do so in the future, and if the acquired companies do not perform as expected, this could adversely affect our operating results, financial condition and existing business.

We may continue to expand our business through strategic acquisitions. The success of any acquisition will depend on, among other things:

●	the availability of suitable candidates;

●	higher than anticipated acquisition costs and expenses;

●	competition from other companies for the purchase of available candidates;

●	our ability to value those candidates accurately and negotiate favorable terms for those acquisitions;

●	the availability of funds to finance acquisitions and obtaining any consents necessary under our credit facility;

●	the ability to establish new informational, operational and financial systems to meet the needs of our business;

●	the ability to achieve anticipated synergies, including with respect to complementary products or services; and

●	the availability of management resources to oversee the integration and operation of the acquired businesses.

We may not be successful in effectively integrating acquired businesses and completing acquisitions in the future. We also may incur substantial expenses and devote significant management time and resources in seeking to complete acquisitions. Acquired businesses may fail to meet our performance expectations. If we do not achieve the anticipated benefits of an acquisition as rapidly as expected, or at all, investors or analysts may not perceive the same benefits of the acquisition as we do. If these risks materialize, our stock price could be materially adversely affected.

We are subject to corporate governance and internal control requirements, and our costs related to compliance with, or our failure to comply with existing and future requirements could adversely affect our business.

We must comply with corporate governance requirements under the Sarbanes-Oxley Act of 2002 and the Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010, as well as additional rules and regulations currently in place and that may be subsequently adopted by the SEC and the Public Company Accounting Oversight Board. These laws, rules, and regulations continue to evolve and may become increasingly stringent in the future. The financial cost of compliance with these laws, rules, and regulations is expected to remain substantial.

Our management has concluded that our disclosure controls and procedures were not effective due to the lack of an audit committee “financial expert.” We expect to appoint an additional independent director to serve as Audit Committee Chairman. This director will be an “audit committee financial expert” as defined by the SEC. However, we cannot assure you that we will be able to fully comply with these laws, rules, and regulations that address corporate governance, internal control reporting, and similar matters in the future. Failure to comply with these laws, rules and regulations could materially adversely affect our reputation, financial condition, and the value of our securities.

The Capital Source credit facility contains covenants that may limit our flexibility in operating our business and failure to comply with any of these covenants could have a material adverse effect on our business.

In December 8, 2009, we entered into the Capital Source credit facility. On June 15, 2018, TransTech entered into the Fifth Modification to the Loan and Security Agreement.

This Capital Source credit facility contains covenants that limit our ability to engage in specified types of transactions. These covenants limit our ability to, among other things:

●	sell, transfer, lease or dispose of certain assets;

●	engage in certain mergers and consolidations;

●	incur debt or encumber or permit liens on certain assets, except in the limited circumstances permitted under the loan and security agreements;

●	make certain restricted payments, including paying dividends on, or repurchasing or making distributions with respect to, our common stock; and

●	enter into certain transactions with affiliates.

A breach of any of the covenants under the Capital Source credit facility could result in a default under the Capital Source credit facility. Upon the occurrence of an event of default under the Capital Source credit facility, the lenders could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we are unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure such indebtedness.

The exercise prices of certain warrants, convertible notes payable and the Series A, C, and D Preferred Shares may require further adjustment.

In the future, if we sell our common stock at a price below $0.25 per share, the exercise price of 23,334 outstanding shares of Series A Preferred Stock, 1,785,715 outstanding shares of Series C Preferred Stock, 3,108,356 outstanding shares Series D Preferred Stock and a warrant for Allied Inventors to purchase 97,169 shares of common stock would adjust below $0.25 per share pursuant to the documents governing such instruments. In addition, the conversion price of a Convertible Note Payable of $2,390,066 and the exercise price of additional outstanding warrants to purchase 13,021,053 shares of common stock would adjust below $0.25 per share pursuant to the documents governing such instruments.

Risks Relating to Our Stock

The price of our common stock is volatile, which may cause investment losses for our stockholders.

The market price of our common stock has been and is likely in the future to be volatile. Our common stock price may fluctuate in response to factors such as:

●
Announcements by us regarding liquidity, significant acquisitions, equity investments and divestitures, strategic relationships, addition or loss of significant customers and contracts, capital expenditure commitments and litigation;

●	Issuance of convertible or equity securities and related warrants for general or merger and acquisition purposes;
●	Issuance or repayment of debt, accounts payable or convertible debt for general or merger and acquisition purposes;
●	Sale of a significant number of shares of our common stock by stockholders;
●	General market and economic conditions;
●	Quarterly variations in our operating results;
●	Investor and public relation activities;
●	Announcements of technological innovations;
●	New product introductions by us or our competitors;
●	Competitive activities; and
●	Additions or departures of key personnel.

These broad market and industry factors may have a material adverse effect on the market price of our common stock, regardless of our actual operating performance. These factors could have a material adverse effect on our business, financial condition and results of operations.

Transfers of our securities may be restricted by virtue of state securities “blue sky” laws, which prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible to sell shares in those states.

Transfers of our common stock may be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "blue sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities held by many of our stockholders have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them should be aware that there may be significant state blue sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions may prohibit the secondary trading of our common stock. Investors should consider the secondary market for our securities to be a limited one.

Three individual investors could have significant influence over matters submitted to stockholders for approval.

As of August 9, 2018, four individuals in the aggregate, assuming the exercise of all warrants to purchase common stock, hold shares representing approximately 63% of our common stock on a fully-converted basis and could be considered a control group for purposes of SEC rules. However, the agreement with one of these individuals limits his ownership to 4.99% individually. Beneficial ownership includes shares over which an individual or entity has investment or voting power and includes shares that could be issued upon the exercise of options and warrants within 60 days after the date of determination. If these persons were to choose to act together, they would be able to significantly influence all matters submitted to our stockholders for approval, as well as our officers, directors, management and affairs. For example, these persons, if they choose to act together, could significantly influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of us on terms that other stockholders may desire.

The sale of a significant number of our shares of common stock could depress the price of our common stock.

Sales or issuances of a large number of shares of common stock in the public market or the perception that sales may occur could cause the market price of our common stock to decline. As of August 9, 2018, we had 16,570,162 shares of common stock issued and outstanding, held by 125 stockholders of record. The number of stockholders, including beneficial owners holding shares through nominee names, is approximately 2,300. Each share of common stock entitles its holder to one vote on each matter submitted to the stockholders for a vote, and no cumulative voting for directors is permitted.  Stockholders do not have any preemptive rights to acquire additional securities issued by us.  As of August 9, 2018, there were options outstanding for the purchase of 1,684,736 common shares, warrants for the purchase of 15,586,424 common shares, and 4,917,405 shares of our common stock issuable upon the conversion of Series A, Series C and Series D Convertible Preferred Stock. In addition, we have an unknown number of shares are issuable upon conversion of convertible debentures of $2,390,065. All of which could potentially dilute future earnings per share.

Significant shares of common stock are held by our principal stockholders, other company insiders and other large stockholders. As “affiliates” of Know Lab, as defined under Securities and Exchange Commission Rule 144 under the Securities Act of 1933, our principal stockholders, other of our insiders and other large stockholders may only sell their shares of common stock in the public market pursuant to an effective registration statement or in compliance with Rule 144.

These options, warrants, convertible notes payable and convertible preferred stock could result in further dilution to common stock holders and may affect the market price of the common stock.

Future issuance of additional shares of common stock and/or preferred stock could dilute existing stockholders. We have and may issue preferred stock that could have rights that are preferential to the rights of common stock that could discourage potentially beneficially transactions to our common stockholders.

Pursuant to our certificate of incorporation, we currently have authorized 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. To the extent that common shares are available for issuance, subject to compliance with applicable stock exchange listing rules, our board of directors has the ability to issue additional shares of common stock in the future for such consideration as the board of directors may consider sufficient. The issuance of any additional securities could, among other things, result in substantial dilution of the percentage ownership of our stockholders at the time of issuance, result in substantial dilution of our earnings per share and adversely affect the prevailing market price for our common stock.

An issuance of additional shares of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over our common stock and could, upon conversion or otherwise, have all of the rights of our common stock.  Our Board of Directors' authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.  The issuance of preferred stock could impair the voting, dividend and liquidation rights of common stockholders without their approval.

Future capital raises may dilute our existing stockholders’ ownership and/or have other adverse effects on our operations.

If we raise additional capital by issuing equity securities, our existing stockholders’ percentage ownership will be reduced and these stockholders may experience substantial dilution. We may also issue equity securities that provide for rights, preferences and privileges senior to those of our common stock. If we raise additional funds by issuing debt securities, these debt securities would have rights senior to those of our common stock and the terms of the debt securities issued could impose significant restrictions on our operations, including liens on our assets. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish some rights to our technologies or candidate products, or to grant licenses on terms that are not favorable to us.

We do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business, and we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Anti-takeover provisions may limit the ability of another party to acquire our company, which could cause our stock price to decline.

Our certificate of incorporation, as amended, our bylaws and Nevada law contain provisions that could discourage, delay or prevent a third party from acquiring our company, even if doing so may be beneficial to our stockholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.

Our articles of incorporation allow for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock; our Series A Preferred Stock contains provisions that restrict our ability to take certain actions without the consent of at least 66% of the Series A Preferred Stock then outstanding.

Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our Board of Directors also has the authority to issue preferred stock without further stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our Board of Directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

In addition, our articles of incorporation restrict our ability to take certain actions without the approval of at least 66% of the Series A Preferred Stock then outstanding. These actions include, among other things;

● authorizing, creating, designating, establishing or issuing an increased number of shares of Series A Preferred Stock or any other class or series of capital stock ranking senior to or on a parity with the Series A Preferred Stock;

● adopting a plan for the liquidation, dissolution or winding up the affairs of our company or any recapitalization plan (whether by merger, consolidation or otherwise);

● amending, altering or repealing, whether by merger, consolidation or otherwise, our articles of incorporation or bylaws in a manner that would adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; and

● declaring or paying any dividend (with certain exceptions) or directly or indirectly purchase, redeem, repurchase or otherwise acquire any shares of our capital stock, stock options or convertible securities (with certain exceptions).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements that are, or may be deemed, "forward-looking statements." In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes", "estimates", "anticipates", "expects", "plans", "intends", "may", "could", "might", "will", "should", "approximately" or, in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned exploration activities, our results of operations, financial condition, liquidity, prospects, growth and strategies, the length of time that we will be able to continue to fund our operating expenses and capital expenditures, our expected financing needs and sources of financing, the industry in which we operate and the trends that may affect the industry or us.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and rare earth element market developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, they may not be predictive of results or developments in future periods.

Any forward-looking statements that we make in this prospectus speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this prospectus.

You should also read carefully the factors described in the "Risk Factors" section of this prospectus to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. We disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or for any other reason.

USE OF PROCEEDS

We are not selling any shares of our common stock in this offering and, as a result, we will not receive any proceeds from the sale of the common stock covered by this prospectus. All of the net proceeds from the sale of our common stock will go to the Selling Stockholder. Upon exercise of the Series E Warrants, however, we will receive up to $0.25 per share or such lower price as may result from the anti-dilution protection features of such warrants. Any proceeds received from the exercise of such warrants will be used for general working capital and other corporate purposes. See “Selling Security Holders” and “Plan of Distribution.”

To the extent the Selling Stockholder exercises all of the Series E Warrants covering the 1,785,714 shares of common stock issuable upon exercise of all of the Warrants held by such Selling Stockholder, we would receive up to $0.25 per share from the exercise of the Series E Warrants, or such lower price as may result from the anti-dilution protection features of such Warrants. The Warrants may expire without having been exercised. Even if some or all of these Warrants are exercised, we cannot predict when they will be exercised and when we would receive the proceeds. We intend to use any proceeds we receive upon exercise of the warrants for general working capital and other corporate purposes.

With the exception of any brokerage fees and commissions which are the respective obligations of the Selling Stockholder, we are responsible for the fees, costs and expenses of this Registration Statement, which includes our legal and accounting fees, printing costs, and filing and other miscellaneous fees and expenses.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is currently quoted on the OTCQB under the symbol "KNWN". The following table sets forth the range of the high and low sale prices of the common stock for the periods indicated. The quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions. Consequently, the information provided below may not be indicative of our common stock price under different conditions.

Trades in our common stock may be subject to Rule 15g-9 of the Exchange Act, which imposes requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction before the sale.

Period Ended	High	Low
Year Ending September 30, 2018
Through August 8, 2018	$3.75	$0.67
June 30, 2018	$0.65	$0.24
March 31, 2018	$0.36	$0.21
December 31, 2017	$0.44	$0.20

Year Ending September 30, 2017
September 30, 2017	$0.25	$0.11
June 30, 2017	$0.70	$0.23
March 31, 2017	$0.99	$0.54
December 31, 2016	$1.44	$0.66

Year Ending September 30, 2016
September 30, 2016	$3.50	$0.95
June 30, 2016	$9.35	$2.25
March 31, 2016	$8.04	$5.00
December 31, 2015	$9.00	$4.30

As of August 8, 2018, the high and low sales price of our common stock was $3.75 per share and $2.00 per share, respectively. As of August 10, 2018, there were 16,570,162 shares of common stock outstanding held by approximately 125 stockholders of record. This number does not include approximately 2,300 beneficial owners whose shares are held in the names of various security brokers, dealers and registered clearing agencies.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and intend, for the foreseeable future, to retain any future earnings to finance the growth and development of our business. Our future dividend policy will be determined by our Board of Directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2018 and on a pro forma basis to give effect to this offering.

In thousands, except for share and per share data

	June 30, 2018
	Actual	Pro Forma (1)
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$1,304	$1,750

Convertible notes payable	2,390	2,390

STOCKHOLDERS' DEFICIT
Series A Convertible Preferred stock	-	-
Series C Convertible Preferred Stock	2	-
Series D Convertible Preferred Stock	1	1
Common stock	15	19
Additional paid in capital	31,438	31,880
Accumulated deficit	(33,866)	(33,866)
Total stockholders' (deficit)	(2,410)	(1,967)
Total capitalization	$(20)	$423

(1) Pro Forma balances include the issuance of 3,571,428 shares of common stock for $446,000 at $0.25 per share, which includes (i) up to 1,785,714 shares of common stock that we may issue to the Selling Stockholder upon conversion of Series C Redeemable Convertible Preferred Stock, and (ii) up to 1,785,714 shares of common stock issuable upon the exercise of outstanding Series E Warrants Shares.

You should read this table together with the sections entitled "Summary Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus.

(2) The number of shares of our common stock outstanding before this offering is based on 16,570,162 shares of our common stock outstanding as of August 10, 2018, and excludes, as of that date:

● 1,684.736 shares of our common stock issuable upon the exercise of outstanding stock options outstanding at a weighted-average exercise price of $0.993 per share;

● 23,334 shares of our common stock issuable upon the conversion of Series A Convertible Preferred Stock at an exercise price of $0.25, subject to certain adjustments;

● An unknown number of shares of our common stock issuable upon the conversion of $2,390,066 of Convertible Notes Payable;

● 300,264 additional shares of our common stock available for future issuance under our 2011 Stock Incentive Plan;

● 1,785,714 shares of our common stock issuable upon the conversion of Series C Convertible Preferred Stock, at an exercise price of $0.25, subject to certain adjustments. These shares of common stock are being registered in this offering; and

● 3,108,356 shares of our common stock issuable upon the conversion of Series D Convertible Preferred Stock, at an exercise price of $0.25, subject to certain adjustments.

● 15,586,424 warrants to purchase shares of our common stock at an exercise price of $0.328 subject to certain adjustments.

The pro forma information discussed above is to illustrate only and will change based on the actual public offering price, number of shares and other terms of this offering determined in pricing.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

Our historical net tangible book value deficit of ($0.155) is the amount of our total tangible assets less our total liabilities as of June 30, 2018. Net historical tangible book value (deficit) per share of ($2,410,242) is our historical net tangible book value deficit divided by 15,538,726 shares of common stock outstanding as of June 30, 2018.

Pro forma as adjusted net book value is our pro forma net tangible book value (deficit), after giving effect to the sale of shares of our common stock by the selling stockholder in this offering at a public offering price of $0.25. Our pro forma as adjusted net book value as of June 30, 2018, after giving effect to this offering would have been approximately ($1,967,000), or ($0.103) per share. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $0.052 per share to our existing stockholders, and an immediate dilution of $0.353 per share to new investors participating in this offering. Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the public offering price per share paid by new investors.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$0.250
Pro forma net tangible book value per share as of June 30, 2018	$(0.155)
Increase in net tangible book value per share attributable to this offering	$0.052
Pro forma as adjusted net tangible book value per share after this offering		$(0.103)
Amount of dilution in net tangible book value per share to new investors in this offering		$0.353

The number of shares of our common stock outstanding before this offering is based on 16,570,162 shares of our common stock outstanding as of August 10, 2018, and excludes, as of that date:

● 1,684.736 shares of our common stock issuable upon the exercise of outstanding stock options outstanding at a weighted-average exercise price of $0.993 per share;

● 23,334 shares of our common stock issuable upon the conversion of Series A Convertible Preferred Stock at an exercise price of $0.25, subject to certain adjustments;

● An unknown number of shares of our common stock issuable upon the conversion of $2,390,066 of Convertible Notes Payable;

● 300,264 additional shares of our common stock available for future issuance under our 2011 Stock Incentive Plan;

● 1,785,714 shares of our common stock issuable upon the conversion of Series C Convertible Preferred Stock, at an exercise price of $0.25, subject to certain adjustments. These shares of common stock are being registered in this offering; and

● 3,108,356 shares of our common stock issuable upon the conversion of Series D Convertible Preferred Stock, at an exercise price of $0.25, subject to certain adjustments.

● 15,586,424 warrants to purchase shares of our common stock at an exercise price of $0.328 subject to certain adjustments.

We may choose to raise additional capital through the sale of equity or convertible debt securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that any of these options or warrants are exercised, new options are issued under our equity incentive plans or we issue additional shares of common stock or other equity securities in the future, there may be further dilution to new investors participating in this offering.

SELLING SECURITY HOLDERS

This prospectus covers the resale by our Selling Stockholder of 3,571,428 shares of common stock, including: (i) up to 1,785,714 shares of common stock issuable upon the conversion of the Company’s Series C Preferred Stock which were sold to Clayton A. Struve (the “Selling Stockholder”), on August 4, 2016 in a private placement, and (ii) 1,785,714 common stock shares issuable upon the exercise of the Selling Stockholder’s Series E Warrants at an exercise price of $0.25 previously issued in connection with the private placement with the Selling Stockholder on August 4, 2016.

We are registering these securities in order to permit the selling stockholder to dispose of its shares of common stock from time to time. The Selling stockholder may decide to sell all, some, or none of the securities listed below.   See the section entitled “Plan of Distribution.”  We cannot provide an estimate of the number of our securities that the selling stockholder will hold in the future. For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to such securities.

The Selling Stockholder has had no material relationship with us or our affiliates during the last three years, other than as a purchaser of the Series C Shares from us in the private placement. To our knowledge, the Selling Stockholder is not a registered broker-dealer or an affiliate of a broker-dealer

The table below lists the selling stockholder and other information regarding the beneficial ownership of the shares of common stock by the selling stockholder. Column B lists the number of shares of common stock beneficially owned by the selling stockholder prior to this offering. Column C lists the shares of common stock covered by this prospectus that may be disposed of by the selling stockholder. Column D lists the number of shares of common stock that will be beneficially owned by the selling stockholder assuming all of the shares covered by this prospectus are sold. Column E lists the percentage of shares of common stock that will be beneficially owned by the selling stockholder assuming all of the shares covered by this prospectus are sold.  Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.

	Beneficially	Common Stock
	Owned Prior to	Beneficially	Common Stock	% Beneficial
	this	Owned After	Being	Ownership
Name of Selling Shareholder (A)	Offering (B)	Offering (C)	Offered (D)	After Offering (E)
Clayton A. Struve	-	-	3,571,428	*

	-	-	3,571,428	*

  *Less than 1% ownership.

DESCRIPTION OF SERIES C PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT

We currently have 5,000,000 shares of Preferred Stock, par value of $0.001 authorized. On August 4, 2016, we authorized the designation 1,785,715 shares of Series C Convertible Preferred Stock (“Series C Preferred”). On August 11, 2016, we applied with the State of Nevada for approval of the Certificate of Designations, Preferences, and Rights of Series C Convertible Preferred Stock. The Series C Preferred Stock is convertible into shares of common stock at a price of $0.25 per share or by multiplying the number of Series C Preferred Stock shares by the stated value and dividing by the conversion price then in effect, subject to certain diluted events, and has the right to vote the number of shares of common stock the Series C Preferred Stock would be issuable on conversion, subject to a 4.99% blocker.

On August 5, 2016, we closed a Series C Preferred Stock and Warrant Purchase Agreement with Clayton A. Struve for the purchase of $1,250,000 of preferred stock with a conversion price of $0.70 per share. The Preferred Series C has an annual yield of 8% and an ownership blocker of 4.99%. In addition, the investor received 100% warrant coverage with five year warrants having a strike price of $0.70.  The underlying common stock upon the conversion of the Series C Preferred and Series E Warrants issued were required to be included in a registration statement as filed by the Company.

Garden State Securities, Inc., a FINRA member, acted as our exclusive placement agent. They received a 10% cash fee and 250,000 5 year warrants at an exercise price of $0.25.

PLAN OF DISTRIBUTION

We are registering under this prospectus 1,785,714 shares of common stock issuable upon the conversion of Series C Preferred Stock and 1,785,714 shares of common stock issuable upon exercise of the Series E Warrants to purchase shares of our common stock, that may be issued by us to the Selling Stockholder in order to permit the resale of these shares of common stock. The Series C Convertible Preferred Stock was sold to the Selling Stockholder on August 4, 2016, and we are required under the terms of the Preferred Stock and Warrant Purchase Agreement between the Company and the investor to register the common stock issuable upon conversion of the Series C Convertible Preferred Stock and Series E Warrants.  We are not selling any shares of our common stock in this offering and, as a result, we will not receive any proceeds from the sale of the common stock covered by this prospectus. All of the net proceeds from the sale of our common stock will go to the Selling Stockholder. Upon exercise of the Series E Warrants, however, we will receive up to $0.25 per share or such lower price as may result from the anti-dilution protection features of such warrants. Any proceeds received from the exercise of such warrants will be used for general working capital and other corporate purposes. Under the terms of the Preferred Stock and Warrant Purchase Agreement, we have agreed to pay all fees and expenses incident to our obligation to register these shares of common stock.

The Selling Stockholder may decide not to sell any of its shares of common stock, or may sell all or a portion of its shares of common stock.  The Selling Stockholder will act independently of us in making decisions with respect to the timing, manner and size of any sale of shares, and may sell the shares directly or through one or more broker-dealers or agents.  To the extent that the Selling Stockholder employs broker-dealers or other agents in connection with the sale of its stock, the Selling Stockholder will pay any commissions, discounts or other amounts due to such broker-dealers or agents.  To our knowledge, the selling stockholder has not entered into any agreement, arrangement or understanding with any particular broker-dealer or market maker with respect to the sale or distribution of the shares of common stock offered hereby.

The Selling Stockholder, which as used herein includes its donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of its shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded, or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholder may use any one or more of the following methods when disposing of shares or interests therein:

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ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

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purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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an exchange distribution in accordance with the rules of the applicable exchange;

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privately negotiated transactions;

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short sales effected after the date the Registration Statement of which this prospectus is a part is declared effective by the SEC;

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through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

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broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

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a combination of any such methods of sale; and

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any other method permitted by applicable law.

The Selling Stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The Selling Stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling stockholders for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Stockholder may also sell shares of our common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus as supplemented or amended to reflect such transaction.

The aggregate proceeds to the Selling Stockholder from the sale of the common stock will be the purchase price of the common stock less discounts or commissions, if any.  The Selling Stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from these stock sales by the Selling Stockholder.

The Selling Stockholder also may resell all or a portion of its shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that it meets the criteria and conform to the requirements of that rule.

To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholder(s), the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the Registration Statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholder and its affiliates.  In addition, to the extent applicable we will make copies of this prospectus as it may be supplemented or amended from time to time available to the Selling Stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The Selling Stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholder against liabilities, including liabilities under the Securities Act and state securities laws, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, prospectus, prospectus supplement, or any information incorporated by reference therein, or arising out of or based upon any omission or alleged omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that we will not be liable for any liabilities finally adjudicated to be caused solely by a false statement of material fact contained within written information provided by such the Selling Stockholder expressly for the purpose of including it in this Registration Statement or the prospectus that is part of this Registration Statement.

We also have agreed with the Selling Stockholder to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (1) the date on which all of the shares covered by this prospectus have been sold, or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing at the end of this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should read the "Risk Factors" section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Business

Know Labs, Inc., formerly Visualant, Incorporated, was incorporated under the laws of the State of Nevada in 1998. Since 2007, we have been focused primarily on research and development of proprietary technologies related to identifying and authenticating a wide variety of substances and materials. Our Common Stock trades on the OTCQB Exchange under the symbol “KNWN.”

We are focused on the development, marketing and sales of a proprietary technology which is capable of uniquely authenticating, identifying or diagnosing almost any substance using electromagnetic energy to create, record and detect the unique “signature” of the substance. We call this our “ChromaID™” and “Bio-RFID™” technology.

Overview

For the past several years we have focused on the development of our proprietary ChromaID™ technology. Using light from low-cost LEDs (light emitting diodes) we map the color of substances, fluids and materials and with our proprietary processes we can authenticate, identify and diagnose based upon the color that is present. The color is both visible to us as humans but also outside of the humanly visible color spectrum in the near infra-red and near ultra-violet and beyond. Our ChromaID scanner sees what we like to call “Nature’s Color Fingerprint.” Everything in nature has a unique color identifier and with ChromaID we can see it, and identify, authenticate and diagnose based upon the color that is present. Our ChromaID scanner is capable of uniquely identifying and authenticating almost any substance or liquid using light to create, record and detect its unique color signature. We will continue to develop and enhance our ChromaID technology and extend its capacity. More recently, we have focused upon extensions and new inventions derived from our ChromaID technology which we call Bio-RFID. The rapid advances made with Bio-RFID technology in our laboratory have caused us to move quickly in to the commercialization phase of our Company as we work to create revenue generating products for the marketplace. We will also, as time permits, pursue licensing opportunities with third parties who have ready applications for our technology.

In 2010, we acquired TransTech Systems, Inc. as an adjunct to our business. TransTech is a distributor of products for employee and personnel identification and authentication. TransTech has historically provided substantially all of the Company’s revenues.

Results of Operations Nine Months Ended June 30, 2018 Compared to Nine Months Ended June 30, 2017

The following table presents certain consolidated statement of operations information and presentation of that data as a percentage of change from year-to-year.

(dollars in thousands)

	Nine Months Ended June 30,
	2018	2017	$ Variance	% Variance

Revenue	$3,432	$3,665	$(233)	-6.4%
Cost of sales	2,760	2,995	(235)	7.8%
Gross profit	672	670	2	0.3%
Research and development expenses	367	38	329	-865.8%
Selling, general and administrative expenses	1,796	2,469	(673)	27.3%
Impairment of goodwill	-	984	(984)	100.0%
Operating loss	(1,491)	(2,821)	1,330	47.1%
Other (expense) income:
Interest expense	(1,096)	(80)	(1,016)	-1270.0%
Other income	19	45	(26)	-57.8%
(Loss) on change- derivative liability warrants	-	(218)	218	100.0%
Gain on debt settlements	234	-	234	100.0%
Total other (expense)	(843)	(253)	(590)	-233.2%
(Loss) before income taxes	(2,334)	(3,074)	740	24.1%
Income taxes - current (benefit)	-	-	-	0.0%
Net (loss)	$(2,334)	$(3,074)	$740	24.1%

Sales

Net revenue for the nine months ended June 30, 2018 decreased $223,000 to $3,432,000 as compared to $3,665,000 for the nine months ended June 30, 2017. The decrease was due to lower sales by TransTech.

Cost of Sales

Cost of sales for the nine months ended June 30, 2018 decreased $235,000 to $2,760,000 as compared to $2,995,000 for the nine months ended June 30, 2017. The decrease was due to lower sales by TransTech.

Gross profit was $672,000 for the nine months ended June 30, 2018 as compared to $670,000 for the nine months ended June 30, 2017. Gross profit was 19.6% for the nine months ended June 30, 2018 as compared to 18.3% for the nine months ended June 30, 2017. We have focused TransTech on maximizing profits at the current sales level.

Research and Development Expenses

Research and development expenses for the nine months ended June 30, 2018 increased $329,000 to $367,000 as compared to $38,000 for the nine months ended June 30, 2017. The increase was due to expenditures related to the Consulting and Services Agreement with Phillip A. Bosua, our Chief Product Officer for product development, including the development of our Bio-RFID™ technology.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for nine months ended June 30, 2018 decreased $673,000 to $1,796,000 as compared to $2,469,000 for the nine months ended June 30, 2017.

The decrease primarily was due to (i) decreased payroll expenses of $124,000; (ii) decreased amortization expense of $44,000; (iii) decreased corporate development expense of $425,000; (iv) decreased TransTech expenses of $405,000; (v) decreased other expenses of $48,000; (vi) decreased marketing of $44,000; (vii) decreased audit expenses of $30,000; and (viii) decreased other expenses of $21,000; offset by (ix) increased legal expenses of $24,000; and (x) increased stock based compensation of $444,000; As part of the selling, general and administrative expenses for the three months ended June 30, 2018, we recorded $86,000 of investor relation expenses and business development expenses.

Impairment of Goodwill

Our TransTech business is very capital intensive. We reviewed TransTech’s operations based on its overall financial constraints and determined the value has been impaired. We recorded an impairment of goodwill associated with TransTech of $984,000 during the nine months ended June 30, 2017.

Other Income (Expense)

Other expense for the nine months ended June 30, 2018 was $843,000 as compared to other expense of $253,000 for the nine months ended June 30, 2017. The other expense for the nine months ended June 30, 2018 included (i) interest expense of $1,096,000; offset by (ii) other income of $19,999 and (iii) gain on debt settlements of $234,000. The interest expense related a senior convertible exchangeable debenture issued on December 12, 2017 and February 28, 2018 in conjunction with a Securities Purchase Agreement dated August 14, 2017. The gain on debt settlements related to the reversal of old accounts payable.

The other expense for the nine months ended June 30, 2017 included (i) change in the value of derivatives of $218,000; (ii) interest expenses of $80,000; offset by(iii) other income of $45,000. The decrease is a result of the decline of the derivative liability as our underlying stock price has declined.

Net (Loss)

Net loss for the nine months ended June 30, 2018 was $2,334,000 as compared to $3,074,000 for the nine months ended June 30, 2017. The net loss for the nine months ended June 30, 2018, included non-cash expenses of $1,677,000. The non-cash items include (i) depreciation and amortization of $44,000; (ii) stock based compensation of $7,000; (iii) conversion of interest and amortization of debt discount of $539,000; (iv) conversion of accrued liabilities of $492,000; (v) issuance of common stock for conversion of liabilities of $248,000; (vi) issuance of capital stock for services and expenses of $349,000; and (vii) issuance of warrants for debt conversion of $232,000; and (viii) offset by non cash gain on accounts payable of $234,000. TransTech’s net income from operations was $64,000 for the nine months ended June 30, 2018 as compared to a net loss from operations of ($237,000) for the nine months ended June 30, 2017.

We expect losses to continue as we commercialize our ChromaID™ and Bio-RFID™technology.

Year Ended September 30, 2017 Compared to Year Ended September 30, 2016

The following table presents certain consolidated statement of operations information and presentation of that data as a percentage of change from year-to-year:

(dollars in thousands).
	Years Ended September 30,
	2017	2016	$ Variance	% Variance

Revenue	$4,874	$6,024	$(1,150)	-19.1%
Cost of sales	3,966	5,036	(1,070)	21.2%
Gross profit	908	988	(80)	-8.1%
Research and development expenses	79	326	(247)	75.8%
Selling, general and administrative expenses	3,088	3,355	(267)	8.0%
Impairment of goodwill	984	-	-	-100.0%
Operating loss	(3,243)	(2,693)	434	16.1%
Other (expense) income:
Interest expense	(377)	(324)	(53)	-16.4%
Other (expense)	(63)	(11)	(52)	-472.7%
(Loss) gain on change- derivative liability warrants	(218)	2,560	(2,778)	-108.5%
(Loss) on conversion of debt	-	(1,278)	1,278	100.0%
Total other (expense) income	(658)	947	(1,605)	-169.5%
Income before income taxes	(3,901)	(1,746)	(1,171)	-67.1%
Income taxes - current (benefit)	-	-	-	0.0%
Net (loss)	(3,901)	(1,746)	(1,171)	-67.1%

Sales

Net revenue for the year ended September 30, 2017 decreased $1,150,000 to $4,874,000 as compared to $6,024,000 for the year ended September 30, 2016. The decrease was due to lower sales by TransTech resulting from a reduction in product sales and a large sale in 2016 that was not repeated in 2017.

Cost of Sales

Cost of sales for the year ended September 30, 2017 decreased $1,070,000 to $3,966,000 as compared to $5,036,000 for the year ended September 30, 2016. The decrease was due to lower sales by TransTech resulting from a reduction in product sales and a large sale in 2016 that was not repeated in 2017.

Gross profit was $908,000 for the year ended September 30, 2017 as compared to $988,000 for the year ended September 30, 2016. Gross profit was 18.6% for the year ended September 30, 2017 as compared to 16.4% for the year ended September 30, 2016.

Research and Development Expenses

Research and development expenses for the year ended September 30, 2017 decreased $247,000 to $79,000 as compared to $326,000 for the year ended September 30, 2016. The decrease was due to reduced expenditures for the RATLab and suppliers related to the commercialization of our ChromaID technology. The RATLab is no longer providing us with services.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended September 30, 2017 decreased $267,000 to $3,088,000 as compared to $3,355,000 for the year ended September 30, 2016.

The decrease primarily was due to (i) decreased business development and investor relation expenses of $112,000; (ii) reduced consulting expenses of $107,000; (iii) decreased amortization expense of $71,000; (iv) decreased payroll expenses of $69,000; (v) decreased legal expenses of $46,000; (vi) decreased other expenses of $46,000; offset by (vii) increased bad debt losses on accounts receivable of $136,000; and (viii) increased marketing expenses of $48,000. As part of the selling, general and administrative expenses for the year ended September 30, 2017, we incurred investor relation expenses and business development expenses of $692,000.

Impairment of Goodwill

Our TransTech business is very capital intensive. We reviewed TransTech’s operations based on its overall financial constraints and determined the value has been impaired. We recorded an impairment of goodwill associated with TransTech of $984,000 during the year September 30, 2017.

Other Income (Expense)

Other expense for the year ended September 30, 2017 was $658,000 as compared to other income of $947,000 for the year ended September 30, 2016. The other expense for the year ended September 30, 2017 included (i) change in the value of derivatives of $218,000; (ii) interest expense of $377,000; (iii) other expense of $63,000. The decrease is a result of the decline of the derivative liability as our underlying stock price has declined and conversion of interest and amortization of debt discount of $227,000.

The other income for the year ended September 30, 2016 included change in the value of derivatives of $2,560,000, offset by the loss on the retirement of debt of $1,278,000, interest expenses of $324,000 and other expenses of $11,000. The gain on the value of the derivative instruments is a result of the decline of the derivative liability as our underlying stock price has declined.

Net (Loss)

Net loss for the year ended September 30, 2017 was $3,901,000 as compared to $1,746,000 for the year ended September 30, 2016. The net loss for the year ended September 30, 2017, included non-cash expenses of non-cash items of $2,397,000. The non-cash items include (i) depreciation and amortization of $81,000; (ii) issuance of capital stock for services and expenses of $548,000; (iii) stock based compensation of $38,000; (iv) bad debt losses and provision on loss on accounts receivable of $141,000; (v) impairment of goodwill of $984,000; (vi) loss on sale of assets $113,000; (vii) conversion of interest and amortization of debt discount of $227,000; and (viii) reclassification of derivative liability of $410,000; offset by (ix) loss on change- derivative liability warrants of $145,000. TransTech’s net loss from operations was ($256,000) for the year ended September 30, 2017 as compared to ($192,000) for the year ended September 30, 2016.

The net loss for the year ended September 30, 2016, included non-cash income of $956,000, including (i) gain on change- derivative liability warrants of $2,560,000, offset by (ii) other of $34,000, (iii) depreciation and amortization of $179,000; (iv) stock based compensation of $46,000; (v) share and warrant issuances of $395,000; (vi) loss on conversion of preferred stock $675,695; (vii) loss on settlement of debt $97,037; (viii) loss on termination of stock purchase agreement $505,000; (ix) amortization of debt discounts $299,412.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures.

On June 25, 2018, we closed a private placement and received gross proceeds of $1,750,000 ($1,710,000 as of June 30, 2018) in exchange for issuing 7,000,000 (6,840,000 as of June 30, 2018) shares of common stock and warrants to purchase 3,500,000 (3,420,000 as of June 30, 2018) shares of common stock in a private placement to accredited investors pursuant to a series of substantially identical subscription agreements. The initial exercise price of the warrants described above is $0.25 per share, subject to certain adjustments, and they expired five years after their issuance. The shares and the warrants described above were issued in transactions that were not registered under the Securities Act of 1933, as amended (the “Act”) in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

We had cash of approximately $1,304,000 and net working capital of approximately $267,000 (net of convertible notes payable and notes payable) as of June 30, 2018.  We have experienced net losses since inception and we expect losses to continue as we commercialize our ChromaID™ technology. As of June 30, 2018, we had an accumulated deficit of $33,867,000 and net losses in the amount of $2,334,000, $3,901,000 and $1,746,000 for the nine months ended June 30, 2018 and years ended September 30, 2017 and 2016, respectively. We believe that our cash on hand will be sufficient to fund our operations through December 31, 2018.

The opinion of our independent registered public accounting firm on our audited financial statements as of and for the year ended September 30, 2017 contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon raising capital from financing transactions.

We need additional financing to implement our business plan and to service our ongoing operations and pay our current debts. There can be no assurance that we will be able to secure any needed funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain additional financing when it is needed, we will need to restructure our operations, and divest all or a portion of our business. We may seek additional capital through a combination of private and public equity offerings, debt financings and strategic collaborations. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, and could increase our expenses and require that our assets secure such debt. Equity financing, if obtained, could result in dilution to our then-existing stockholders and/or require such stockholders to waive certain rights and preferences. If such financing is not available on satisfactory terms, or is not available at all, we may be required to delay, scale back, eliminate the development of business opportunities or file for bankruptcy and our operations and financial condition may be materially adversely affected.

We have financed our corporate operations and our technology development through the issuance of convertible debentures, the issuance of preferred stock, the sale common stock, issuance of common stock in conjunction with an equity line of credit, loans by our Chairman and the exercise of warrants.

We finance our TransTech operations from operations and a Secured Credit Facility with Capital Source Business Finance Group. On June 15, 2018, TransTech entered into a Fifth Modification to the Loan and Security Agreement related to the $500,000 secured credit facility with Capital Source to fund its operations. The Modification extended the maturity to December 12, 2018. The secured credit facility provides for a prime rate interest floor for prime interest of 4.5% plus 2.5%. The eligible borrowing is based on 80% of eligible trade accounts receivable, not to exceed $500,000. The secured credit facility is collateralized by the assets of TransTech, with a guarantee by Know Labs, including a security interest in all assets of Know Labs. The remaining balance on the accounts receivable must be repaid by the time the secured credit facility expires on December 12, 2018, unless we renew by automatic extension for the next successive term. We have $47,000 available as of June 30, 2018.

Operating Activities

Net cash used in operating activities for the nine months ended June 30, 2018 was $842,000. This amount was primarily related to (i) a net loss of $2,334,000; (ii) a decrease in deferred revenue of $60,000; and (iii) a decrease in accounts payable and accrued expenses of $460,000; offset by (iv) a decrease in accounts receivable of $263,000; (v) other of $72,000; and (vi) non-cash expenses of $1,677,000. The non-cash items include (vii) depreciation and amortization of $44,000; (viii) stock based compensation of $7,000; (ix) conversion of interest and amortization of debt discount of $539,000; (x) conversion of accrued liabilities of $492,000; (xi) issuance of common stock for conversion of liabilities of $248,000; (xii) issuance of capital stock for services and expenses of $349,000; and (xiii) issuance of warrants for debt conversion of $232,000; and (xiv) offset by non cash gain on accounts payable of $234,000.

Investing Activities

Net cash provided used in investing activities for the nine months ended June 30, 2018 was $25,000. This amount was primarily related to the investment in equipment for the lab.

Financing Activities

Net cash provided by financing activities for the nine months ended June 30, 2018 was $2,069.000. This amount was primarily related to (i) proceeds from the issuance of common stock of $1,710,000 (ii) proceeds from convertible notes of $530,000; offset by (iii) repayment of line of credit of $170,990.

Our contractual cash obligations as of June 30, 2018 are summarized in the table below:

		Less Than			Greater Than
Contractual Cash Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years
Operating leases	$209,025	$86,190	$90,379	$32,456	$-
Convertible notes payable	2,390,065	2,390,065	-	-	-
Notes payable	394,670	394,670	-	-	-
Capital expenditures	100,000	20,000	40,000	40,000	-
	$3,093,760	$2,890,925	$130,379	$72,456	$-

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements (as that term is defined in Item 303 of Regulation S-K) that are reasonably likely to have a current or future material effect on our financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

The application of GAAP involves the exercise of varying degrees of judgment. On an ongoing basis, we evaluate our estimates and judgments based on historical experience and various other factors that are believed to be reasonable under the circumstances.

Actual results may differ from these estimates under different assumptions or conditions. We believe that of our significant accounting policies (see summary of significant accounting policies more fully described in Note 2 to the financial statements set forth in this report), the following policies involve a higher degree of judgment and/or complexity:

Inventories – Inventories consist primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale and are stated at the lower of cost or market on the first-in, first-out (“FIFO”) method.  Inventories are considered available for resale when drop shipped and invoiced directly to a customer from a vendor, or when physically received by TransTech at a warehouse location.  We recorded a provision for excess and obsolete inventory whenever an impairment has been identified. There is a $35,000 reserve for impaired inventory as of June 30, 2018 and September 30, 2017, respectively.

Fair Value Measurements and Financial Instruments – ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  This topic also establishes a fair value hierarchy, which requires classification based on observable and unobservable inputs when measuring fair value.  The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs).

Derivative financial instruments -We evaluate all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, the Company uses a Black-Scholes-Merton option pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date.

Revenue Recognition – Our revenue is derived from products and services. Revenue is considered realized when the products or services have been provided to the customer, the work has been accepted by the customer and collectability is reasonably assured. Furthermore, if an actual measurement of revenue cannot be determined, the Company defers all revenue recognition until such time that an actual measurement can be determined. If during the course of a contract management determines that losses are expected to be incurred, such costs are charged to operations in the period such losses are determined. Revenues are deferred when cash has been received from the customer but the revenue has not been earned.

Stock Based Compensation – We have share-based compensation plans under which employees, consultants, suppliers and directors may be granted restricted stock, as well as options to purchase shares of our common stock at the fair market value at the time of grant. Stock-based compensation cost is measured by us at the grant date, based on the fair value of the award, over the requisite service period. For options issued to employees, we recognize stock compensation costs utilizing the fair value methodology over the related period of benefit.  Grants of stock options and stock to non-employees and other parties are accounted for in accordance with the ASC 505.

Convertible Securities – Based upon ASC 815-15, we have adopted a sequencing approach regarding the application of ASC 815-40 to convertible securities issued subsequent to September 30, 2015. We will evaluate our contracts based upon the earliest issuance date. In the event partial reclassification of contracts subject to ASC 815-40-25 is necessary, due to our inability to demonstrate we have sufficient shares authorized and unissued, shares will be allocated on the basis of issuance date, with the earliest issuance date receiving first allocation of shares. If a reclassification of an instrument were required, it would result in the instrument issued latest being reclassified first.

Quantitative and Qualitative Disclosure about Market Risk

We have no investments in any market risk sensitive instruments either held for trading purposes or entered into for other than trading purposes.

BUSINESS

Know Labs, Inc., formerly Visualant, Incorporated, was incorporated under the laws of the State of Nevada in 1998. Since 2007, we have been focused primarily on research and development of proprietary technologies which can be used to authenticate and diagnose a wide variety of organic and non-organic substances and materials. Our Common Stock trades on the OTCQB Exchange under the symbol “KNWN.”

We are focused on the development, marketing and sales of a proprietary technologies which are capable of uniquely authenticating or diagnosing almost any substance or material using electromagnetic energy to create, record and detect the unique “signature” of the substance. We call these our “ChromaID™” and “Bio-RFID™” technologies.

Overview

For the past several years we have focused on the development of our proprietary ChromaID™ technology. Using light from low-cost LEDs (light emitting diodes) we map the color of substances, fluids and materials and with our proprietary processes we can authenticate, identify and diagnose based upon the color that is present. The color is both visible to us as humans but also outside of the humanly visible color spectrum in the near infra-red and near ultra-violet and beyond. Our ChromaID scanner sees what we like to call “Nature’s Color Fingerprint.” Everything in nature has a unique color identifier and with ChromaID we can see it, and identify, authenticate and diagnose based upon the color that is present. Our ChromaID scanner is capable of uniquely identifying and authenticating almost any substance or liquid using light to create, record and detect its unique color signature. We will continue to develop and enhance our ChromaID technology and extend its capacity. More recently, we have focused upon extensions and new inventions derived from our ChromaID technology which we call Bio-RFID. The rapid advances made with Bio-RFID technology in our laboratory have caused us to move quickly in to the commercialization phase of our Company as we work to create revenue generating products for the marketplace. We will also, as time permits, pursue licensing opportunities with third parties who have ready applications for our technology.

In 2010, we acquired TransTech Systems, Inc. as an adjunct to our business. TransTech is a distributor of products for employee and personnel identification and authentication. TransTech has historically provided substantially all of the Company’s revenues.

Our ChromaID™ Technology

We have developed a proprietary technology to uniquely authenticate or diagnose almost any material and substance. This patented technology utilizes light at the photon (elementary particle of light) level through a series of emitters and detectors to generate a unique signature or “fingerprint” from a scan of almost any solid, liquid or gaseous material. This signature of reflected or transmitted light is digitized, creating a unique ChromaID signature. Each ChromaID signature is comprised of from hundreds to thousands of specific data points.

The ChromaID technology looks beyond visible light frequencies to areas of near infra-red and ultraviolet light and beyond that are outside the humanly visible light spectrum. The data obtained allows us to create a very specific and unique ChromaID signature of the substance for a myriad of authentication, verification and diagnostic applications.

Traditional light-based identification technology, called spectrophotometry, has relied upon a complex system of prisms, mirrors and visible light. Spectrophotometers typically have a higher cost and utilize a form factor (shape and size) more suited to a laboratory setting and require trained laboratory personnel to interpret the information. The ChromaID technology uses lower cost LEDs and photodiodes and specific electromagnetic frequencies resulting in a more accurate, portable and easy-to-use solution for a wide variety of applications. The ChromaID technology not only has significant cost advantages as compared to spectrophotometry, it is also completely flexible is size, shape and configuration. The ChromaID scan head can range in size from endoscopic to a scale that could be the size of a large ceiling-mounted florescent light fixture.

In normal operation, a ChromaID master or reference scan is generated and stored in a database. We call this the ChromaID Reference Library. The scan head can then scan similar materials to identify, authenticate or diagnose them by comparing the new ChromaID digital signature scan to that of the original or reference ChromaID signature or scan result. Over time, we believe the ChromaID Reference Libraries can become a significant asset of the Company, providing valuable information in numerous fields of use.

Our Bio-RFID™ Technology

Working in our lab over the past year, we have developed extensions and new inventions derived from our ChromaID technology which we refer to as Bio-RFID technology. While we are in the early stages of the development of this technology, we have recently announced that we have successfully been able to non-invasively ascertain blood glucose levels. We are building the internal and external development team necessary to commercialize this newly discovered technology as well as make additional patent filings covering the intellectual property created with these new inventions.

ChromaID and Bio-RFID: Foundational Platform Technologies

Our ChromaID and Bio-RFID technologies provide a platform upon which a myriad of applications can be developed. As platform technologies, they are analogous to a smartphone, upon which an enormous number of previously unforeseen applications have been developed. ChromaID and Bio-RFID technologies are “enabling” technologies that bring the science of electromagnetic energy to low-cost, real-world commercialization opportunities across multiple industries. The technologies are foundational and, as such, the basis upon which the Company believes a significant business can be built.

As with other foundational technologies, a single application may reach across multiple industries. The ChromaID technology can, for example effectively differentiate and identify different brands of clear vodkas that appear identical to the human eye. By extension, this same technology can identify pure water from water with contaminants present. It can provide real time detection of liquid medicines such as morphine that have been adulterated or compromised. It can detect if jet fuel has water contamination present. It could determine when it is time to change oil in a deep fat fryer. These are but a few of the potential applications of the ChromaID technology based upon extensions of its ability to identify different clear liquids.

Similarly, the Bio-RFID technology non-invasively identity the presence and quantity of glucose in the human blood stream. By extension, there may be other molecular structures which this same technology can identity in the blood stream which, over time, the Company will focus upon.

The cornerstone of a company with a foundational platform technology is its intellectual property. We have pursued an active intellectual property strategy and have been granted 12 patents. We currently have 20 patents pending. We possess all right, title and interest to the issued patents. Ten of the pending patents are licensed exclusively to us in perpetuity by our strategic partner, Allied Inventors.

Our Patents

We believe that our 12 patents, 20 patent applications, three registered trademarks, and our trade secrets, copyrights and other intellectual property rights are important assets. Our patents will expire at various times between 2027 and 2033. The duration of our trademark registrations varies from country to country. However, trademarks are generally valid and may be renewed indefinitely as long as they are in use and/or their registrations are properly maintained.

The issued patents cover the fundamental aspects of the Know Labs ChromaID technology and a growing number of unique applications ranging, to date, from invisible bar codes to tissue and liquid analysis. We are filing patents on Bio-RFID technology and will continue to expand the Company’s patent portfolio over time through internal development efforts as well as through licensing opportunities with third parties.

The patents that have been issued to Know Labs and their dates of issuance are:

On August 9, 2011, we were issued US Patent No. 7,996,173 B2 entitled “Method, Apparatus and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy,” by the United States Office of Patents and Trademarks. The patent expires August 24, 2029.

On December 13, 2011, we were issued US Patent No. 8,076,630 B2 entitled “System and Method of Evaluating an Object Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires November 7, 2028.

On December 20, 2011, we were issued US Patent No. 8,081,304 B2 entitled “Method, Apparatus and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 28, 2030.

On October 9, 2012, we were issued US Patent No. 8,285,510 B2 entitled “Method, Apparatus, and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On February 5, 2013, we were issued US Patent No. 8,368,878 B2 entitled “Method, Apparatus and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On November 12, 2013, we were issued US Patent No. 8,583,394 B2 entitled “Method, Apparatus and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On November 21, 2014, we were issued US Patent No. 8,888,207 B2 entitled “Systems, Methods, and Articles Related to Machine-Readable Indicia and Symbols” by the United States Office of Patents and Trademarks. The patent expires February 7, 2033. This patent describes using ChromaID to see what we call invisible bar codes and other identifiers.

On March 23, 2015, we were issued US Patent No. 8,988,666 B2 entitled “Method, Apparatus, and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On May 26, 2015, we were issued US Patent No. 9,041,920 B2 entitled “Device for Evaluation of Fluids using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires March 12, 2033. This patent describes a ChromaID fluid sampling devices.

On April 19, 2016, we were issued US Patent No. 9,316,581 B2 entitled “Method, Apparatus, and Article to Facilitate Evaluation of Substances Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires March 12, 2033. This patent describes an enhancement to the foundational ChromaID technology.

On April 18, 2017, we were issued US Patent No. 9,625,371 B2 entitled “Method, Apparatus, and Article to Facilitate Evaluation of Substances Using Electromagnetic Energy.” The patent expires July 2027. This patent pertains to the use of ChromaID technology for the identification and analysis of biological tissue. It has many potential applications in medical, industrial and consumer markets.

On April 4, 2018, we were issued US Patent No. 9,869,636 B2, entitled “Device for Evaluation of Fluids Using Electromagnetic Energy.” The patent expires approximately April 2033. This patent pertains to the use of ChromaID technology for evaluating and analyzing fluids such as those following through an IV drip in a hospital or water, for example.

We continue to pursue a patent strategy to expand its unique intellectual property in the United States and other countries.

Joint Development Agreements and Product Strategy

We are currently undertaking internal development work on potential products for the consumer marketplace. This development work was being performed through our Consulting Agreement with Blaze Clinical, and Phillip A. Bosua, who served as our Chief Product Officer. As these products begin to take form over the coming months, we will make appropriate product announcements.

We also will continue to engage with partners through licensing our technology in various fields of use, entering in to joint venture agreements to develop specific applications, and it certain specific instances developing its own products for the marketplace.

We have deployed our ChromaID development kit to a number of potential joint venture partners and customers around the world. There are strong indications of interest in deploying our technology in a wide variety of applications involving identification, authentication and diagnostics. We are focusing our current efforts on productizing our technology as it moves out of the research laboratory and in to the marketplace.

Research and Development

Our research and development efforts are primarily focused improving our core foundational ChromaID and Bio-RFID technology, extending its capacity and developing new and unique applications for the technology. As part of this effort, we typically conduct testing to ensure that application methods are compatible with the customer’s requirements, and that they can be implemented in a cost-effective manner. We are also actively involved in identifying new application methods. Our current team has considerable experience working with the application of light and radio frequency based technologies and their application to various industries. We believe that its continued development of new and enhanced technologies relating to our core business is essential to our future success. We incurred expenses of $366,809, $79,405 and $325,803 for the nine months ended June 30, 2018 and for the years ended September 30, 2017 and 2016, respectively, on development activities. On July 6, 2017, we entered into a Consulting Agreement with Phillip A. Bosua, our Chief Product Officer.

RECENT DEVELOPMENTS

We have the following recent developments:

Merger with RAAI Lighting, Inc.

On April 10, 2018, we entered into an Agreement and Plan of Merger with 500 Union Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, and RAAI Lighting, Inc., a Delaware corporation. Pursuant to the Merger Agreement, we have acquired all the outstanding shares of RAAI’s capital stock through a merger of Merger Sub with and into RAAI (the “Merger”), with RAAI surviving the Merger as a wholly owned subsidiary of the Company.

Under the terms of the Merger Agreement, each share of RAAI common stock issued and outstanding immediately before the Merger (1,000 shares) were cancelled and converted into the right to receive 2,000 shares of the Company’s common stock. As a result, we issued 2,000,000 shares of its common stock to Phillip A. Bosua, formerly the sole stockholder of RAAI. The consideration for the Merger was determined through arms-length bargaining by the Company and RAAI. The Merger was structured to qualify as a tax-free reorganization for U.S. federal income tax purposes. As a result of the Merger, the Company received certain intellectual property, related to RAAI.

Appointment of Director

On April 10, 2018, the Board increased the size of the Board from three to four members and Phillip A. Bosua was appointed as a member of the Board. Mr. Bosua’s term of office expire at the next annual meeting of our stockholders. On May 24, 2018, the Board of Directors increased the size of the Board from four to five members and appointed (Ret.) Admiral William Owens as a member of the Board. Admiral Owen’s term of office expires at the next annual meeting of our stockholders.

Appointment of Officer.

On April 10, 2018, we appointed Mr. Bosua as Chief Executive Officer of the Company, replacing Ronald P. Erickson, who remains Chairman of the Company. Mr. Erickson has been a director and officer of Know Labs since April 2003. He was appointed as our CEO and President in November 2009 and as Chairman of the Board in February 2015. Previously, Mr. Erickson was our President and Chief Executive Officer from September 2003 through August 2003 and was Chairman of the Board from August 2004 until May 2011.

Phillip A. Bosua was appointed the Company’s CEO on April 10, 2018. Previously, Mr. Bosua served as our Chief Product Officer since August 2017. We entered into a Consulting Agreement with Mr. Bosua’s company, Blaze Clinical on July 7, 2017. From September 2012 to February 2015, Mr. Bosua was the founder and Chief Executive Officer of LIFX Inc. (where he developed and marketed an innovative “smart” light bulb) and from August 2015 until February 2016 was Vice President Consumer Products at Soraa (which markets specialty LED light bulbs). From February 2016 to July 2017, Mr. Bosua was the founder and CEO of RAAI, Inc. (where he continued the development of his smart lighting technology). From May 2008 to February 2013 he was the Founder and CEO of LimeMouse Apps, a leading developer of applications for the Apple App Store.

On April 10, 2018, we entered into an Employment Agreement with Mr. Bosua reflecting his appointment as Chief Executive Officer. The Employment Agreement is for an initial term of 12 months (subject to earlier termination) and will be automatically extended for additional 12-month terms unless either party notifies the other party of its intention to terminate the Employment Agreement. Mr. Bosua will be paid a base salary of $225,000 per year, received 500,000 shares of common stock valued at $0.33 per share and may be entitled to bonuses and equity awards at the discretion of the Board or a committee of the Board. The Employment Agreement provides for severance pay equal to 12 months of base salary if Mr. Bosua is terminated without “cause” or voluntarily terminates his employment for “good reason.”

On April 10, 2018, we entered into an Amended Employment Agreement for Ronald P. Erickson which amends the Employment Agreement dated July 1, 2017. The Agreement expires March 21, 2019.

Amendment of Equity Incentive Plan

On April 10, 2018, the Board approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan from 93,333 to 1,200,000. On August 1, 2018, the Board approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan 1,200,000 to 2,000,000.

Merger with Know Labs, Inc.

On May 1, 2018, Know Labs, Inc., a Nevada corporation incorporated on April 3, 2018, and our wholly-owned subsidiary, merged with and into the Company pursuant to an Agreement and Plan of Merger dated May 1, 2018. In connection with the merger, our Articles of Incorporation were effectively amended to change our name to Know Labs, Inc. by and through the filing of Articles of Merger. This parent-subsidiary merger was approved by us, the parent, in accordance with Nevada Revised Statutes Section 92A.180. Stockholder approval was not required. This amendment was filed with the Nevada Secretary of State and became effective on May 1, 2018.

Corporate Name Change and Symbol Change

On May 24, 2018, the Financial Industry Regulatory Authority (“FINRA”) announced the effectiveness of a change in our name from Visualant Incorporated to Know Labs, Inc. and a change in our ticker symbol from VSUL to the new trading symbol KNWN which became effective on the opening of trading as of May 25, 2018. In addition, in connection with the name change and symbol change, we were assigned the CUSIP number of 499238103.

Closing of Financing on June 25, 2018

On June 25, 2018, we closed a private placement and received gross proceeds of $1,750,000 in exchange for issuing 7,000,000 shares of common stock and warrants to purchase 3,500,000 shares of common stock in a private placement to accredited investors pursuant to a series of substantially identical subscription agreements.

The initial exercise price of the warrants described above is $0.25 per share, subject to certain adjustments, and they expired five years after their issuance.

The shares and the warrants described above were issued in transactions that were not registered under the Securities Act of 1933, as amended (the “Act”) in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

Conversion of Certain Debt to Equity

On June 25, 2018, we closed debt conversions and issued 605,000 shares of common stock in exchange for the conversion of $199,650 in preexisting debt owed by the Company to certain service providers, all of whom are accredited investors. These shares were issued in transactions that were not registered under the Act in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

On July 9, 2018, we repaid a $199,935 Business Loan Agreement with Umpqua Bank from funds previously provided by an entity affiliated with Ronald P. Erickson, our Chairman of the Board. The Company paid $27,041 and issued 800,000 shares of common stock in exchange for the conversion of this debt. Mr. Erickson is an accredited investor. These shares were issued in transactions that were not registered under the Act in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

OUR COMMON STOCK

Our common stock trades on the OTCQB Exchange under the symbol “KNWN.” On May 1, 2018, we filed a corporate action with FINRA to effectively change the Company’s OTC trading symbol and change our name to “Know Labs, Inc.” Our name change from Visualant, Incorporated to Know Labs, Inc. and symbol change from VSUL to KNWN was announced by FINRA declared effective on the opening of trading as of May 25, 2018.

MANAGEMENT

Identification of Directors and Executive Officers

The following table sets forth certain information about our current directors and executive officers:

Name	Age	Director/ Executive Officer
Directors-
Ronald P. Erickson	74	Chairman and Interim Chief Financial Officer (1)
Phillip A. Bosua	44	Chief Executive Officer and Director
Jon Pepper	67	Director (2) (3)
Ichiro Takesako	59	Director
William A. Owens	78	Director

(1) Chairman of the Nominations and Governance Committee.
(2) Chairman of the Audit and Compensation Committees.

Term of Office

Each of our officers is elected by the Company's Board of Directors to serve until the next annual meeting of Directors or until their successors are duly elected and qualified. Each of our directors is elected by the Company's Board of Directors and shall hold office until the next annual meeting of stockholders and until his/her successor shall have been duly elected and qualified.

Background and Business Experience

Ronald P. Erickson has been a director and officer of Visualant since April 2003. He was appointed as our CEO and President in November 2009 and as Chairman of the Board in February 2015. Previously, Mr. Erickson was our President and Chief Executive Officer from September 2003 through August 2004, and was Chairman of the Board from August 2004 until May 2011. Mr. Erickson stepped down as Chief Executive Officer on April 10, 2018.

A senior executive with more than 30 years of experience in the high technology, telecommunications, micro-computer, and digital media industries, Mr. Erickson was the founder of Visualant. He is formerly Chairman, CEO and Co-Founder of Blue Frog Media, a mobile media and entertainment company; Chairman and CEO of eCharge Corporation, an Internet-based transaction procession company,  Chairman, CEO and Co-founder of GlobalTel Resources, a provider of telecommunications services; Chairman, Interim President and CEO of Egghead Software, Inc. a software reseller where he was an original investor; Chairman and CEO of NBI, Inc.; and Co-founder of MicroRim, Inc. the database software developer. Earlier, Mr. Erickson practiced law in Seattle and worked in public policy in Washington, DC and New York, NY. Additionally, Mr. Erickson has been an angel investor and board member of a number of public and private technology companies.  In addition to his business activities, Mr. Erickson serves on the Board of Trustees of Central Washington University where he received his BA degree. He also holds a MA from the University of Wyoming and a JD from the University of California, Davis. He is licensed to practice law in the State of Washington.

Mr. Erickson is our founder and was appointed as a director because of his extensive experience in developing technology companies.

Phillip A. Bosua was appointed a director and Chief Executive Officer of the Company on April 10, 2018. Previously, Mr. Bosua served as our Chief Product Officer since August 2017 and we entered into a Consulting Agreement on July 7, 2017. From September 2012 to February 2015, he was the founder and Chief Executive Officer of LIFX Inc. (where he developed and marketed an innovative “smart” light bulb) and from August 2015 until February 2016 was Vice President Consumer Products at Soraa (which markets specialty LED light bulbs). From February 2016 to July 2017, Mr. Bosua was the founder and CEO of RAAI, Inc. (where he continued the development of his smart lighting technology).  From May 2008 to February 2013 he was the Founder and CEO of LimeMouse Apps, a leading developer of applications for the Apple App Store.

Mr. Bosua was appointed as a director because of his extensive experience in developing technology companies.

Ichiro Takesako has served as a director since December 28, 2012. Mr. Takesako has held executive positions with Sumitomo Precision Products Co., Ltd or Sumitomo since 1983. Mr. Takesako graduated from Waseda University, Tokyo, Japan where he majored in Social Science and graduated with a Degree of Bachelor of Social Science.

In the past few years, Mr. Takesako has held the following executive position in Sumitomo and its affiliates:

June 2008:
appointed as General Manager of Sales and Marketing Department of Micro Technology Division
April 2009:
appointed as General Manager of Overseas Business Department of Micro Technology Division, in charge of M&A activity of certain business segment and assets of Aviza Technology, Inc.
July 2010:
appointed as Executive Director of SPP Process Technology Systems, 100% owned subsidiary of Sumitomo Precision Products then, stationed in Newport, Wales
August 2011:
appointed as General Manager, Corporate Strategic Planning Group
January 2013:
appointed as Chief Executive Officer of M2M Technologies, Inc., a company invested by Sumitomo Precision products
April 2013:
appointed as General Manager of Business Development Department, in parallel of CEO of M2M Technologies, Inc.
April 2014:
relieved from General Manager of Business Development Department and is responsible for M2M Technologies Inc. as its CEO

Mr. Takesako was appointed as a Director based on his position with Sumitomo and Sumitomo's significant partnership with the Company.

Jon Pepper has served as an independent director since April 2006. Mr. Pepper founded Pepcom in 1980, and continues as the founding partner of Pepcom, an industry leader at producing press-only technology showcase events around the country. Prior to that, Mr. Pepper started the DigitalFocus newsletter, a ground-breaking newsletter on digital imaging that was distributed to leading influencers worldwide. Mr. Pepper has been closely involved with the high technology revolution since the beginning of the personal computer era. He was formerly a well-regarded journalist and columnist; his work on technology subjects appeared in The New York Times, Fortune, PC Magazine, Men's Journal, Working Woman, PC Week, Popular Science and many other well-known publications. Pepper was educated at Union College in Schenectady, New York and the Royal Academy of Fine Arts in Copenhagen.

Mr. Pepper was appointed as a director because of his marketing skills with technology companies.

William A. Owens has served as an independent director since May 24, 2018. Mr. Owens is currently the co-founder and executive chairman of Red Bison Advisory Group, a company which identifies opportunities with proven enterprises in China, the Middle East, and the United States and creates dynamic partnerships focusing on: natural resources (oil, gas and fertilizer plants), real estate, and information and communication technology. Most recently, he was the chairman of the board of CenturyLink Telecom, the third largest telecommunications company in the United States and was on the advisory board of SAP USA. Mr. Owens serves on the board of directors at Wipro Technologies and is a director of the following private companies: Humm Kombucha, a beverage company and Versium. Mr. Owens is on the advisory board of the following private companies: Healthmine, Platform Science, Sarcos, Sierra Nevada Corporation, and Vodi. Mr. Owens is on the board of trustees at EastWest Institute, Seattle University, and an advisor to the Fiscal Responsibility Amendment (CFFRA) Association which aims to establish a balanced budget amendment to the US Constitution. He is also a member of the Council of Foreign Relations.

From 2007 to 2015, Mr. Owens was the Chairman and Senior Partner of AEA Investors Asia, a private equity firm located in Hong Kong, and Vice Chairman of the NYSE for Asia. Mr. Owens also served as the Chairman of Eastern Airlines. He has served on over 20 public boards including Daimler, British American Tobacco, Telstra, Nortel Networks, and Polycom. Mr. Owens was the CEO/Chairman of Teledesic LLC, a Bill Gates/Craig McCaw company bringing worldwide broadband through an extensive satellite network and prior, was the President, COO/Vice Chairman of Science Applications International Corporation (SAIC). Mr. Owens has also served on the boards of the non-for-profit organizations; Fred Hutchinson Cancer Research Center, Carnegie Corporation of New York, Brookings Institution, and RAND Corporation.

Mr. Owens is a four-star US Navy veteran. He was Vice Chairman of the Joint Chiefs of Staff, the second-ranking United States military officer with responsibility for reorganizing and restructuring the armed forces in the post- Cold War era. He is widely recognized for bringing commercial high-grade technology into the Department of Defense for military applications

Mr. Owens is a 1962 honor graduate of the United States Naval Academy with a bachelor’s degree in mathematics, bachelor’s and master’s degrees in politics, philosophy and economics from Oxford University, and a master’s degree in management from George Washington Universit.

Mr. Owen was appointed as a director because of his business skills with technology companies.

Board of Directors Composition

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Nominations and Governance Committee, and the Compensation Committee. The Committees were formed in July 2010. The Audit and Compensation Committees are comprised solely of non-employee, independent directors. The Nominations and Governance Committee has one management director, Ronald Erickson, as Chairman. Charters for each committee are available on our website at www.visualant.net. The discussion below describes current membership for each of the standing Board committees.

There are no family relationships among any of our directors or executive officers.

Communication with our Board of Directors

Our stockholders and other interested parties may communicate with our Board of Directors by sending written communication in an envelope addressed to "Board of Directors" in care of the Secretary, 500 Union Street, Suite 810, Seattle, Washington 98101.

Director Independence

The Board has affirmatively determined that Mr. Pepper, Mr. Takesako and William A. Owens are each an independent director.  For purposes of making that determination, the Board used NASDAQ’s Listing Rules even though the Company is not currently listed on NASDAQ.

Code of Ethics

We have adopted conduct and ethics standards titled the code of ethics, which is available at www.visualant.net. These standards were adopted by our Board of Directors to promote transparency and integrity. The standards apply to our Board of Directors, executives and employees. Waivers of the requirements of our code of ethics or associated polices with respect to members of our Board of Directors or executive officers are subject to approval of the full board.

Board Committees

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Nominations and Governance Committee, and the Compensation Committee. The Committees were formed in July 2010. The Audit and Compensation Committees are comprised solely of non-employee, independent directors. The Nominations and Governance Committee has one management director, Ronald Erickson, as Chairman. Charters for each committee are available on our website at www.visualant.net. The discussion below describes current membership for each of the standing Board committees.

Audit	Compensation	Nominations and Governance
Jon Pepper (Chairman)	Jon Pepper (Chairman)	Ron Erickson (Chairman)

Audit Committee

Our Board of Directors established an audit committee in July 2010. Our audit committee provides assistance to the Board in fulfilling its responsibilities to our stockholders relating to: (1) maintaining the integrity of our financial reports, including our compliance with legal and regulatory requirements, (2) the independent auditor's qualifications and independence, (3) the performance of our internal audit function in cooperation with the independent auditors, and (4) the preparation of the report required by the rules of the SEC to be included in our annual proxy statement. Our audit committee is directly responsible for the appointment, compensation and oversight of the independent auditors (including the resolution of any disagreements between management and the independent auditors regarding financial reporting), approving in advance all auditing services, and approving in advance all non-audit services provided by the independent auditors. The independent auditors report directly to the committee. In addition, our audit committee is to review our annual and quarterly financial reports in conjunction with the independent auditors and financial management.

Our Board of Directors has adopted a written charter for the audit committee, a copy of which is available on our website at www.visualant.net.

Compensation Committee

Our Board of Directors established a compensation committee in July 2010. Our compensation committee is responsible for: (1) reviewing and approving goals and objectives underlying the compensation of our Chief Executive Officer, evaluating the CEO's performance in accordance with those goals and objectives, and determining and approving the CEO's compensation; (2) recommending to the board the compensation of executive officers other than the CEO, subject to board approval; (3) administering any incentive compensation and equity-based plans, subject to board approval; (4) preparing the compensation report required by the rules and regulations of the SEC for inclusion in our annual proxy statement; and (5) periodically reviewing the results of our executive compensation and perquisite programs and making recommendations to the board with respect to annual compensation (salaries, fees and equity) for our executive officers and non-employee directors.

Our Board of Directors has adopted a written charter for the compensation committee, a copy of which is available on our website at www.visualant.net.

Nominations and Governance Committee

Our Board of Directors established the nominations and governance committee in July 2010 for the purpose of: (1) assisting the board in identifying individuals qualified to become board members and recommending to the board the nominees for election as directors at the next annual meeting of stockholders; (2) assist the board in determining the size and composition of the board committees; (3) develop and recommend to the board the corporate governance principles applicable to us; and (4) serve in an advisory capacity to the board and the Chairman of the Board on matters of organization, management succession planning, major changes in our organizational and the conduct of board activities.

Our Board of Directors has adopted a written charter for the nominations and governance committee, a copy of which is available on our website at www.visualant.net.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has, during the past ten years:

●
Had any petition under the federal bankruptcy laws or any state insolvency law filed by or against, or had a receiver, fiscal agent, or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

●	Been convicted in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

●
Been the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

◦
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

◦	Engaging in any type of business practice; or

◦	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

●
Been the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending, or otherwise limiting for more than 60 days the right of such person to engage in any activity described in (i) above, or to be associated with persons engaged in any such activity;

●
Been found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, where the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated; or

●
Been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, where the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated.

Compliance with Section 16(a) of the Exchange Act

Our executive officers, directors and 10% stockholders are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership with the SEC. Copies of these reports must also be furnished to us.

Based solely on a review of copies of reports furnished to us, as of September 30, 2017 our executive officers, directors and 10% holders complied with all filing requirements.

EXECUTIVE AND DIRECTOR COMPENSATION

The following table provides information concerning remuneration of the chief executive officer, the chief financial officer and another named executive officer for the fiscal years ended September 30, 2017 and 2016:

Summary Compensation Table

All
					Stock	Option	Other
			Salary	Bonus	Awards	Awards	Compensation	Total
Name	Principal Position		($)	($)	($) (4)	($)	($)	($)
Salary-
Ronald P. Erickson (1)	Chief Executive Officer and Interim Chief Financial Officer	9/30/2017	$ 180,000	$ -	$ 34,000	$ -	$ -	$ 214,000
		9/30/2016	$ 180,000	$ -	$ -	$ -	$ -	$ 180,000

Jeff T. Wilson (2)	Former Chief Financial Officer	9/30/2017	$ 87,500	$ -	$ -	$ -	$ -	$ 87,500
		9/30/2016	$ 8,300	$ -	$ -	$ -	$ -	$ 8,300

Todd Martin Sames (3)	Executive Vice President of Business Development	9/30/2017	$ 120,000	$ -	$ 25,500	$ -	$ -	$ 145,500
		9/30/2016	$ 120,000	$ -	$ -	$ -	$ -	$ 120,000

(1) During the years ended September 30, 2017 and 2016, Mr. Erickson was compensated at a monthly salary of $15,000. As of September 30, 2017 and 2016, Mr. Erickson had accrued but unpaid salary of $7,500 and $105,000, respectively. This accrual was based on the tight cash flow of the Company and agreed to by Mr. Erickson, but there was no formal deferral agreement. There was no accrued interest paid on the unpaid salary. The 200,000 of restricted common stock was issued on September 7, 2017 to Mr. Erickson at the grant date market value of $0.17 per share.

(2) During the period October 1, 2016 to May 15, 2017, Mr. Wilson was compensated at a monthly salary of $10,000. During the period May 16, 2017 to July 31, 2017, Mr. Wilson was compensated at a monthly rate of $5,000. As of September 30, 2017, Mr. Wilson had alleged unpaid compensation of $12,500. During the period from September 6, 2016 to September 30, 2016, Mr. Wilson was paid $8,300. Mr. Wilson was appointed Chief Financial Officer on September 6, 2016 and he departed July 31, 2017.

(3) During the year ended September 30, 2017 and 2016, Mr. Sames was compensated at a monthly salary of $10,000. As of September 30, 2017 and 2016, Mr. Sames had accrued but unpaid salary of $10,000 and $25,000, respectively. This accrual was based on the tight cash flow of the Company and agreed to by Mr. Sames, but there was no formal deferral agreement. There was no accrued interest paid on the unpaid salary. The 150,000 of restricted common stock was issued on September 7, 2017 to Mr. Sames at the grant date market value of $0.17 per share.  Mr. Sames’s last date of employment was February 23, 2018.

(4) These amounts reflect the grant date market value as required by Regulation S-K Item 402(n)(2), computed in accordance with FASB ASC Topic 718.

 Grants of Stock Based Awards in Fiscal Year Then Ended September 30, 2017

The Compensation Committee approved the following performance-based incentive compensation to the Named Executive Officers during the year ended September 30, 2017.
All Other
								All Other	Option Awards;
		Estimated Future Payouts Under			Estimated Future Payouts Under			Stock Awards;	Number of
		Non-Equity Incentive Plan			Equity Incentive Plan			Number of	Securities	Exercise or	Grant Date
		Awards			Awards			Shares of	Underlying	Base Price of	Fair Value of
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Options	Option Awards	Stock and
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh) (4)	Option Awards

Ronald P. Erickson (1)		$-	$-	$-	300,000	300,000	300,000	200,000	-	$0.170	$34,000

Jeff T Wilson (2)		$-	$-	$-	-	-	-	-	-	$-	$-

Todd Martin Sames (3)		$-	$-	$-	100,000	100,000	100,000	150,000	-	$0.170	$25,500

(1) The restricted common stock was issued on September 7, 2017 to Mr. Erickson at the grant date market value of $0.17 per share.  The estimated future payments include 100,000 shares to be issued on January 1, 2018, 2019 and 2020.

(2) Mr. Wilson was appointed Chief Financial Officer on September 6, 2016 and he departed July 31, 2017.

(3) The restricted common stock was issued on September 7, 2017 to Mr. Sames at the grant date market value of $0.17 per share.  The estimated future payments include 66,667 shares to be issued on January 1, 2018, 2019 and 2020.

(4) These amounts reflect the grant date market value as required by Regulation S-K Item 402(n)(2), computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards as of Fiscal Year Then Ended September 30, 2017

Our Named Executive Officers did not have any outstanding equity awards as of September 30, 2017.

Option Exercises and Stock Vested

Our Named Executive Officers the following stock vested options during the year ended September 30, 2017.

	Option Awards		Stock Awards (4)
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
	(#)	($)	(#)	($)
Ronald P. Erickson (1)	-	$-	200,000	$34,000

Jeff T. Wilson (2)	-	$-	-	$-

Todd Martin Sames (3)	-	$-	150,000	$25,500

(1) The restricted common stock was issued on September 7, 2017 to Mr. Erickson at the grant date market value of $0.17 per share.

(2) Mr. Wilson was appointed Chief Financial Officer on September 6, 2016 and he departed July 31, 2017.

(3) The restricted common stock was issued on September 7, 2017 to Mr. Sames at the grant date market value of $0.17 per share.

(4) These amounts reflect the grant date market value as required by Regulation S-K Item 402(n)(2), computed in accordance with FASB ASC Topic 718.

Pension Benefits

We do not provide any pension benefits.

Nonqualified Deferred Compensation

We do not have a nonqualified deferral program.

Employment Agreements

We have an employment agreement with Ronald P. Erickson.

Potential Payments upon Termination or Change in Control

We have the following potential payments upon termination or change in control with Ronald P. Erickson:

		Early	Not For Good	Change in
Executive	For Cause	or Normal	Cause	Control	Disability
Payments Upon	Termination	Retirement	Termination	Termination	or Death
Separation	on 9/30/17	on 9/30/17	on 9/30/17	on 9/30/17	on 9/30/17
Compensation:
Base salary (1)	$-	$-	$180,000	$180,000	$-
Performance-based incentive
compensation (2)	$-	$-	$51,000	$51,000	$-
Stock options	$-	$-	$-	$-	$-

Benefits and Perquisites:
Health and welfare benefits (3)	$-	$-	$41,886	$41,886	$-
Accrued vacation pay	$-	$-	$34,615	$34,615	$-

Total	$-	$-	$307,501	$307,501	$-

(1)
Reflects a salary for one year.

(2)
Reflects the vesting of estimated future payments includes 100,000 shares to be issued on January 1, 2018, 2019 and 2020 valued at $0.17 per share.

(3)
Reflects the cost of medical benefits for eighteen months.

We do not have any potential payments upon termination or change in control with our other Named Executive Officers.

DIRECTOR COMPENSATION

We primarily use stock options grants to incentive compensation to attract and retain qualified candidates to serve on the Board. This compensation reflected the financial condition of the Company. In setting director compensation, we consider the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by our members of the Board. During year then ended September 30, 2017, Ronald Erickson did not receive any compensation for his service as a director.  The compensation disclosed in the Summary Compensation Table on page 46 represents the total compensation for Mr. Erickson.

Compensation Paid to Board Members

Our independent non-employee directors are not compensated in cash.   The only compensation generally has been in the form of stock awards. There is no formal stock compensation plan for independent non-employee directors. Our non-employee directors received the following compensation during the year ended September 30, 2017.

	Stock	Option	Other
Name	Awards (3)	Awards	Compensation	Total
Jon Pepper (1)	$25,500	$-	$-	$25,500
Ichiro Takesako (2)	17,000	-	-	17,000
	-	-	-	-

Total	$42,500	$-	$-	$42,500

(1) The restricted common stock was issued on September 7, 2017 to Mr. Pepper at the grant date market value of $0.17 per share.

(2) The restricted common stock was issued on September 7, 2017 to Mr. Pepper at the grant date market value of $0.17 per share.

(3) These amounts reflect the grant date market value as required by Regulation S-K Item 402(n)(2), computed in accordance with FASB ASC Topic 718.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since August 2015, we have engaged in the following reportable transactions with our directors, executive officers, holders of more than 5% of our voting securities and affiliates, or immediately family members of our directors, executive officers and holders of more than 5% of our voting securities.

Services and License Agreement Allied Inventors, L.L.C.

In November 2013, we entered into a Services and License Agreement with Invention Development Management Company. IDMC was a subsidiary of Intellectual Ventures, which collaborates with inventors and partners with pioneering companies and invests both expertise and capital in the process of invention. On November 19, 2014, we amended the Services and License Agreement with IDMC. This amendment exclusively licenses 10 filed patents to us. In May of 2016, Intellectual Ventures was spun out IDMC into an independent company now called Allied Inventors, L.L.C. The relationship remains intact.

We have received a worldwide, nontransferable, exclusive license to the intellectual property developed under the Allied Inventors agreement during the term of the agreement, and solely within the identification, authentication and diagnostics field of use, to (a) make, have made, use, import, sell and offer for sale products and services; (b) make improvements; and (c) grant sublicenses of any and all of the foregoing rights (including the right to grant further sublicenses).

Allied Inventors is providing global business development services to us for geographies not being pursued by Visualant. Also, Allied Inventors has introduced us to potential customers, licensees and distributors for the purpose of identifying and pursuing a license, sale or distribution arrangement or other monetization event.

We granted to Allied Inventors a nonexclusive, worldwide, fully paid, nontransferable, sublicenseable, perpetual license to our intellectual property solely outside the identification, authentication and diagnostics field of use to (a) make, have made, use, import, sell and offer for sale products and services and (b) grant sublicenses of any and all of the foregoing rights (including the right to grant further sublicenses).

We granted to Allied Inventors a nonexclusive, worldwide, fully paid up, royalty-free, nontransferable, non-sublicenseable, perpetual license to access and use our technology solely for the purpose of marketing the aforementioned sublicenses of our intellectual property to third parties outside the designated fields of use.

In connection with the original license agreement, we issued a warrant to purchase 97,169 shares of common stock to Allied Inventors as consideration for the exclusive intellectual property license and application development services. The warrant has a current exercise price of $0.25 per share and expires November 10, 2018. The per share price is subject to adjustment based on any issuances below $0.25 per share except as described in the warrant.

We agreed to pay Allied Inventors a percentage of license revenue for the global development business services and a percentage of revenue received from any company introduce to us by Allied Inventors. We also have also agreed to pay Allied Inventors a royalty when we receive royalty product revenue from an IDMC-introduced company. Allied Inventors has agreed to pay us a license fee for the nonexclusive license of our intellectual property.

The term of both the exclusive intellectual property license and the nonexclusive intellectual property license commences on the effective date of November 11, 2013, and terminates when all claims of the patents expire or are held in valid or unenforceable by a court of competent jurisdiction from which no appeal can be taken.

The term of the Agreement commences on the effective date until either party terminates the Agreement at any time following the fifth anniversary of the effective date by providing at least ninety days’ prior written notice to the other party.

Transactions with Clayton Struve

We have the following transactions with Clayton Struve:

Series C and D Preferred Stock and Warrants (see capital stock below).

Convertible Promissory Note dated September 30, 2016

On September 30, 2016, the Company entered into a $210,000 Convertible Promissory Note with Clayton A. Struve, an accredited investor of the Company, to fund short-term working capital. The Convertible Promissory Note accrues interest at a rate of 10% per annum and becomes due on March 30, 2017. The Note holder can convert to common stock at $0.70 per share. During the year ended September 30, 2017, the Company recorded interest of $21,000 related to the convertible note. This note was extended in the Securities Purchase Agreement, General Security Agreement and Subordination Agreement dated August 14, 2017 with a maturity date of August 13, 2018.

Securities Purchase Agreement dated August 14, 2017

On August 14, 2017, the Company issued a senior convertible exchangeable debenture with a principal amount of $360,000 and a common stock purchase warrant to purchase 1,440,000 shares of common stock in a private placement to Clayton Struve for gross proceeds of $300,000 pursuant to a Securities Purchase Agreement dated August 14, 2017. The debenture accrues interest at 20% per annum and matures August 13, 2018. The convertible debenture contains a beneficial conversion valued at $110,629. The warrants were valued at $111,429. Because the note is immediately convertible, the warrants and beneficial conversion were expensed as interest.

On the same date, the Company entered into a General Security Agreement with the investor, pursuant to which the Company has agreed to grant a security interest to the investor in substantially all the Company’s assets, effective upon the filing of a UCC-3 termination statement to terminate the security interest held by Capital Source Business Finance Group in the assets of the Company. In addition, an entity affiliated with Ronald P. Erickson, the Company’s Chief Executive Officer, entered into a Subordination Agreement with the investor pursuant to which all debt owed by the Company to such entity is subordinated to amounts owed by the Company to the investor under the Debenture (including amounts that become owing under any Debentures issued to the investor in the future).

The initial conversion price of the Debenture is $0.25 per share, subject to certain adjustments. The initial exercise price of the Warrant is $0.25 per share, also subject to certain adjustments.

As part of the Purchase Agreement, the Company granted the investor “piggyback” registration rights to register the shares of common stock issuable upon the conversion of the Debenture and the exercise of the Warrant with the Securities and Exchange Commission for resale or other disposition.

The Debenture and the Warrant were issued in a transaction that was not registered under the Securities Act of 1933, as amended in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and Rule 506 of SEC Regulation D under the Act.

In connection with the private placement, the placement agent for the Debenture and the Warrant received a cash fee of $30,000 and the Company expects to issue warrants to purchase shares of the Company’s common stock to the placement agent based on 10% of proceeds.

Under the terms of the Purchase Agreement, the investor may purchase up to an aggregate of $1,000,000 principal amount of Debentures (before a 20% original issue discount) (and Warrants to purchase up to an aggregate of 250,000 shares of common stock). These securities are being offered on a “best efforts” basis by the placement agent.

During the year ended September 30, 2017, $156,941 was recorded as interest expense related to debt discounts, beneficial conversions and warrants associated with Convertible Promissory Notes.

On December 12, 2017, the Company closed an additional $250,000 and issued a senior convertible exchangeable debenture with a principal amount of $300,000 and a common stock purchase warrant to purchase 1,200,000 shares of common stock in a private placement dated December 12, 2017 to an accredited investor pursuant to a Securities Purchase Agreement dated August 14, 2017. The convertible debenture contains a beneficial conversion valued at $93,174. The warrants were valued at $123,600. Because the note is immediately convertible, the warrants and beneficial conversion were expensed as interest.

On March 2, 2018, the Company received gross proceeds of $280,000 in exchange for issuing a senior convertible redeemable debenture with a principal amount of $336,000 and a warrant to purchase 1,344,000 shares of common stock in a private placement dated February 28, 2018 to an accredited investor pursuant to a Securities Purchase Agreement dated August 14, 2017. The convertible debenture contains a beneficial conversion valued at $252,932. The warrants were valued at $348,096. Because the note is immediately convertible, the warrants and beneficial conversion were expensed as interest.

In connection with the February 28, 2018 private placement, the placement agent for the debenture and the warrant received a cash fee of $28,000 and the Company issued warrants to purchase shares of the Company’s common stock to the placement agent or its affiliates based on 10% of proceeds.

Related Party Transactions with Ronald P. Erickson

On July 12, 2016, J3E2A2Z an entity affiliated with Mr. Erickson exercised a warrant to purchase 66,667 shares of common stock at $2.50 per share.

On January 25, 2018, we entered into amendments to two demand promissory notes, totaling $600,000 with Mr. Erickson, our Chief Executive Officer and/or entities in which Mr. Erickson has a beneficial interest. The amendments extend the due date from December 31, 2017 to June 30, 2018 and continue to provide for interest of 3% per annum and a third lien on company assets if not repaid by June 30, 2018 or converted into convertible debentures or equity on terms acceptable to the Holder. On March 16, 2018, the demand promissory notes and accrued interest were converted into convertible notes payable.

On March 16, 2018, we closed a Note and Account Payable Conversion Agreement with J3E2A2Z, a Washington limited partnership, Ronald P. Erickson, our Executive Chairman of the Board and a member of the Board of Directors pursuant to which (a) all $664,233 currently owing under the J3E2A2Z Notes was converted to a Convertible Redeemable Promissory Note in the principal amount of $664,233, and (b) all $519,833 of the J3E2A2Z Account Payable was converted into a Convertible Redeemable Promissory Note in the principal amount of $519,833.

Mr. Erickson and/or entities with which he is affiliated also have accrued compensation and interest of approximately $567,785. We owe Mr. Erickson, or entities with which he is affiliated, $1,792,766 as of June 30, 2018.

On July 9, 2018, we repaid a $199,935 Business Loan Agreement with Umpqua Bank from funds previously provided by an entity affiliated with Ronald P. Erickson, our Chairman of the Board. The Company paid $27,041 and issued 800,000 shares of common stock in exchange for the conversion of this debt. Mr. Erickson is an accredited investor. These shares were issued in transactions that were not registered under the Act in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

Stock Issuances to Named Executive Officers and Directors

On September 7, 2017, we issued 600,000 shares of restricted common stock to two Named Executive Officers employees and two directors for services during 2015-2017. The shares were issued in accordance with the 2011 Stock Incentive Plan and were valued at $0.17 per share, the market price of our common stock.

During January to May 2018, we issued 300,000 shares of restricted common stock to two Named Executive Officers employees and two directors for services during 2018. The shares were issued in accordance with the 2011 Stock Incentive Plan and were valued at $0.233 per share, the market price of our common stock.

Stock Option Grant Cancellations

During the year ended September 30, 2017, two Named Executive Officers forfeited stock option grants for 35,366 shares of common stock at $19.53 per share.

Related Party Transaction with Phillip A. Bosua

On July 14, 2017, we issued 50,000 shares of our common stock to Phillip A. Bosua under the terms of a consulting agreement dated July 6, 2017.

On February 7, 2018, we issued 50,000 shares of our common stock to Phillip A. Bosua under the terms of a consulting agreement dated July 6, 2017.

On April 10, 2018, we issued 2,000,000 shares of our common stock to Phillip A. Bosua under the terms of the Merger Agreement with RAAI common stock.

On June 25, 2018, we issued 500,000 shares of our common stock to Phillip A. Bosua under the terms of an Employment agreement dated April 10, 2018.

On June 25, 2018, we closed a debt conversion with an entity controlled by Phillip A. Bosua and issued 255,000 shares of common stock in exchange for the conversion of $63,750 in preexisting debt owed by the Company to this entity.

On July 30, 2018, Mr. Bosua was granted an option to purchase 1,000,000 shares of common stock at an exercise price of $1.28 per share. The stock option grant vests quarterly over four years and are exercisable for 5 years.

Indemnification

Our articles of incorporation provide that we will indemnify our directors and officers to the fullest extent permitted by Nevada law. In addition, we have an Indemnification Agreements with the current Board of Directors.

Policies and Procedures for Related Person Transactions

We have operated under a Code of Conduct and Ethics since December 28, 2012. Our Code of Conduct and Ethics requires all employees, officers and directors, without exception, to avoid the engagement in activities or relationships that conflict, or would be perceived to conflict, with our interests.

Prior to the adoption of our related person transaction policy, there was a legitimate business reason for all the related person transactions described above and we believe that, where applicable, the terms of the transactions are no less favorable to us than could be obtained from an unrelated person.

Our Audit Committee reviews all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest.

As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the ownership of our common stock as of August 10, 2018 by:

●	each director and nominee for director;

●	each person known by us to own beneficially 5% or more of our common stock;

●	each executive officer named in the summary compensation table elsewhere in this report; and

●	all of our current directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power,” which includes the power to vote or to direct the voting of such security, or has or shares “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise indicated below, each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for each person shown in the table is c/o Visualant, Inc. 500 Union Street, Suite 810, Seattle Washington, unless otherwise indicated.

	Shares Beneficially Owned		Shares Beneficially Owned
	Prior to this Offering		After this Offering
	Amount	Percentage	Amount	Percentage
Directors and Officers-
Ronald P. Erickson (1)	7,889,015	34.0%	7,889,015	29.5%
Phillip A. Bosua (2)	2,855,000	17.2%	2,855,000	14.2%
Jon Pepper (3)	238,000	1.4%	238,000	1.2%
Ichiro Takesako (4)	150,000	*	150,000	*
William A. Owens (5)	650,000	3.9%	650,000	3.2%
Total Directors and Officers (5 in total)	11,782,015	71.1%	11,782,015	58.5%

* Less than 1%.

(1) Reflects 1,258,085 shares of shares of common stock beneficially owned by Ronald P. Erickson or entities controlled by Mr. Erickson and warrants to purchase 1,894,666 shares of our common stock that are exercisable within 60 days, and also includes 4,736,264 shares of our common stock related to convertible debt that are exercisable within 60 days.

(2) Reflects 2,855,000 shares of shares of common stock beneficially owned by Phillip A. Bosua.

(3) Reflects 238,888 shares of shares of common stock beneficially owned by Jon Pepper.

(4) Reflects 150,000 shares of shares of common stock beneficially owned Ichiro Takesako.

(5) Reflects 450,000 shares of shares of common stock beneficially owned William A. Owens and 200,000 warrants to purchase shares of our common stock that are exercisable within 60 days.

	Shares Beneficially Owned		Shares Beneficially Owned
	Prior to this Offering		After this Offering
	Amount	Percentage	Amount	Percentage
Greater Than 5% Ownership

Clayton A. Struve (1)	16,503,790	49.9%	16,503,790	49.9%
	Blocker at 4.99%

Ronald P. Erickson (2)	7,889,015	34.0%	7,889,015	29.5%

Phillip A. Bosua (3)	2,855,000	17.2%	2,855,000	14.2%

Dale Broadrick (4)	2,226,036	12.6%	2,226,036	10.5%

(1) Reflects the shares beneficially owned by Clayton A. Struve. This total includes 1,785,714 shares of Series C Preferred Stock and 1,785,714 of Series E Warrants to purchase shares of our common stock.  The address of the accredited investor is 175 West Jackson Blvd., Suite 440, Chicago, IL 60604.

(2) Reflects 1,258,085 shares of shares of common stock beneficially owned by Ronald P. Erickson or entities controlled by Mr. Erickson and warrants to purchase 1,894,666 shares of our common stock that are exercisable within 60 days, and also includes 4,736,264 shares of our common stock related to convertible debt that are exercisable within 60 days.

(3) Reflects 2,855,000 shares of shares of common stock beneficially owned by Phillip A. Bosua.

(4) Reflects 1,113,018 shares of shares of common stock beneficially owned by Dale Broadrick and 1,113,018 warrants to purchase shares of our common stock that are exercisable within 60 days.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock and provisions of our articles of incorporation and bylaws are summaries and are qualified by reference to our articles of incorporation, as amended and restated, and our bylaws, as amended and restated. We have filed copies of these documents with the SEC as exhibits to our Registration Statement, of which this prospectus forms a part.

Authorized Capital Stock

We have authorized 105,000,000 shares of capital stock, of which 100,000,000 are shares of voting common stock, par value $0.001 per share, and 5,000,000 are shares of voting preferred stock, par value $0.001 per share.

Capital Stock Issued and Outstanding

The number of shares of our common stock outstanding before this offering is based on 16,570,162 shares of our common stock outstanding as of August 10, 2018, and excludes, as of that date:

● 1,684.736 shares of our common stock issuable upon the exercise of outstanding stock options outstanding at a weighted-average exercise price of $0.993 per share;

● 23,334 shares of our common stock issuable upon the conversion of Series A Convertible Preferred Stock at an exercise price of $0.25, subject to certain adjustments;

● An unknown number of shares of our common stock issuable upon the conversion of $2,390,066 of Convertible Notes Payable;

● 300,264 additional shares of our common stock available for future issuance under our 2011 Stock Incentive Plan;

● 1,785,714 shares of our common stock issuable upon the conversion of Series C Convertible Preferred Stock, at an exercise price of $0.25, subject to certain adjustments. These shares of common stock are being registered in this offering; and

● 3,108,356 shares of our common stock issuable upon the conversion of Series D Convertible Preferred Stock, at an exercise price of $0.25, subject to certain adjustments.

● 15,586,424 warrants to purchase shares of our common stock at an exercise price of $0.328 subject to certain adjustments.

Voting Common Stock

We are authorized to issue up to 100,000,000 shares of common stock with a par value of $0.001. As of August 10, 2018, we had 16,570,162 shares of common stock issued and outstanding, held by 125 stockholders of record. The number of stockholders, including beneficial owners holding shares through nominee names, is approximately 2,300. Each share of common stock entitles its holder to one vote on each matter submitted to the stockholders for a vote, and no cumulative voting for directors is permitted.  Stockholders do not have any preemptive rights to acquire additional securities issued by us.  As of August 10 2018, there were options outstanding for the purchase of 1,684,736 shares of common stock and warrants for the purchase of 15,586,424 shares of common stock. In addition, 23,334 shares of our common stock are issuable upon the conversion of Series A Convertible Preferred Stock, 1,785,714 shares of our common stock issuable upon the conversion of Series C Convertible Preferred Stock and 3,108,356 shares of our common stock issuable upon the conversion of Series D Convertible Preferred Stock.

Finally, an unknown number of shares of our common stock issuable upon the conversion of $2,390,066 of Convertible Notes Payable, all of which could potentially dilute future earnings per share.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights for the election of directors. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. On all other matters, the affirmative vote of the holders of a majority of the stock present in person or represented by proxy and entitled to vote is required for approval, unless otherwise provided in our articles of incorporation, bylaws or applicable law. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our Board of Directors, subject to any preferential dividend rights of outstanding preferred stock.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Voting Preferred Stock

As of September 1, 2018, we are authorized to issue up to 5,000,000 shares of preferred stock with a par value of $0.001 per share.

Series A Preferred Stock

In July 2015, the Company sold Series A Preferred Stock to two investors for a total of $350,000. As of August 10, 2018, the Company had 23,334 Series A Preferred Stock issued and outstanding.

Each holder of outstanding shares of Series A Preferred is entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred held by such holder are then convertible as of the applicable record date. The Series A Preferred may not be redeemed without the consent of the holder. The Company cannot amend, alter or repeal any preferences, rights, or other terms of the Series A Preferred so as to adversely affect the Series A Preferred, without the written consent or affirmative vote of the holders of at least 66% of the then outstanding shares of Series A Preferred, voting as a separate voting group, given by written consent or by vote at a meeting called for such purpose for which notice shall have been duly given to the holders of the Series A Preferred.

In connection with the issuance of the Series A Preferred, the Company also issued (i) a Series C five-year Warrant for 23,334 shares of common stock and (ii) a Series D five-year Warrant for 23,334 shares of common stock. The Series A Preferred Stock and Series C and D Warrants currently have no registration rights.

On August 14, 2017, the price of the Series A Preferred Stock and Series C and D Warrants were adjusted to $0.25 per share pursuant to the documents governing such instruments.

Series C and D Preferred Stock and Warrants

On August 5, 2016, the Company closed a Series C Preferred Stock and Warrant Purchase Agreement with Clayton A. Struve, an accredited investor for the purchase of $1,250,000 of preferred stock with a conversion price of $0.70 per share. The preferred stock has a yield of 8% and an ownership blocker of 4.99%. In addition, Mr. Struve received a five-year warrant to acquire 1,785,714 shares of common stock at $0.70 per share.

To determine the effective conversion price, a portion of the proceeds received by the Company upon issuance of the Series C Preferred Stock was first allocated to the freestanding warrants issued as part of this transaction. Given that the warrants will not subsequently be measured at fair value, the Company determined that the warrants should receive an allocation of the proceeds based on their relative fair value. This is based on the understanding that the FASB staff and the SEC staff believe that a freestanding instrument issued in a basket transaction should be initially measured at fair value if it is required to be subsequently measured at fair value pursuant to US generally accepted accounting principles (“GAAP”), with the residual proceeds from the transaction allocated to any remaining instruments based on their relative fair values. As such, the warrants were allocated a fair value of approximately $514,706 upon issuance, with the remaining $735,294 of proceeds allocated to the Series C Preferred Stock.

Proportionately, this allocation resulted in approximately 59% of the face amount of the Series C Preferred Stock issuance remaining, which applied to the stated conversion price of $0.70 resulted in an effective conversion price of approximately $0.41.

Having determined the effective conversion price, the Company then compared this to the fair value of the underlying Common Stock as of the commitment date, which was approximately $1.06 per share, and concluded that the conversion feature did have an intrinsic value of $0.65 per share. As such, the Company concluded that the Series C Preferred Stock did contain a beneficial conversion feature and an accounting entry and additional financial statement disclosure was required.

Because our preferred stock is perpetual, with no stated maturity date, and the conversions may occur any time from inception, the dividend is recognized immediately when a beneficial conversion exists at issuance. During the year ending September 30, 2016, the Company. recognized preferred stock dividends of $1.16 million on Series C preferred stock related to the beneficial conversion feature arising from a common stock effective conversion rate of $0.41 versus a current market price of $1.06 per common share.

On November 14, 2016, the Company issued 187,500 shares of Series D Convertible Preferred Stock and a warrant to purchase 187,500 shares of common stock in a private placement to certain accredited investors for gross proceeds of $150,000 pursuant to a Series D Preferred Stock and Warrant Purchase Agreement dated November 10, 2016.

The warrants associated with the November 14, 2016 issuance were allocated a fair value of approximately $56,539 upon issuance, with the remaining $63,539 of net proceeds allocated to the Series D Preferred Stock. Proportionately, this allocation resulted in approximately 53% of the amount of the Series D Preferred Stock issuance remaining, which applied to the stated conversion price of $0.80 resulted in an effective conversion price of approximately $0.34. Having determined the effective conversion price, the Company then compared this to the fair value of the underlying Common Stock as of the commitment date, which was approximately $1.14 per share, and concluded that the conversion feature did have an intrinsic value of $0.80 per share. As such, the Company concluded that the Series D Preferred Stock did contain a beneficial conversion feature of $150,211 which was recorded as a beneficial conversion in stockholders’ equity.

On December 19, 2016, the Company issued 187,500 shares of Series D Convertible Preferred Stock and a warrant to purchase 187,500 shares of common stock in a private placement to an accredited investor for gross proceeds of $150,000 pursuant to a Series D Preferred Stock and Warrant Purchase Agreement dated December 14, 2016.

The warrants associated with the December 19, 2016 issuance were allocated a fair value of approximately $60,357 upon issuance, with the remaining $69,643 of net proceeds allocated to the Series D Preferred Stock. Proportionately, this allocation resulted in approximately 54% of the amount of the Series D Preferred Stock issuance remaining, which applied to the stated conversion price of $0.80 resulted in an effective conversion price of approximately $0.37. Having determined the effective conversion price, the Company then compared this to the fair value of the underlying Common Stock as of the commitment date, which was approximately $0.81 per share, and concluded that the conversion feature did have an intrinsic value of $0.44 per share. As such, the Company concluded that the Series C Preferred Stock did contain a beneficial conversion feature of $82,232 which was recorded as a beneficial conversion in stockholders’ equity.

Because the Company’s preferred stock is perpetual, with no stated maturity date, and the conversions may occur any time from inception, the dividend is recognized immediately when a beneficial conversion exists at issuance. During the year ending September 30, 2017, the Company. recognized preferred stock dividends of $234,443 million on Series D preferred stock related to the beneficial conversion feature arising from a common stock effective conversion rate of $0.34 and $0.37 versus the original market price of $1.14 and $1.06 per common share, respectively.

On May 1, 2018, the Company issued 357,143 shares of Series D Convertible Preferred Stock and a warrant to purchase 357,143 shares of common stock in a private placement to an accredited investor for gross proceeds of $250,000 pursuant to a Series D Preferred Stock and Warrant Purchase Agreement dated May 1, 2016.

The initial conversion price of the Series D Shares is $0.70 per share, subject to certain adjustments. The initial exercise price of the warrant is $0.70 per share, also subject to certain adjustments. The Company also amended and restated the Certificate of Designations, resulting in an adjustment to the conversion price of all currently outstanding Series D Shares to $0.70 per share.

On August 14, 2017, the price of the Series C and D Preferred Stock were adjusted to $0.25 per share pursuant to the documents governing such instruments. After adjustment there are 3,108,356 warrants to purchase Series D preferred stock.

On July 17, 2018, we filed with the State of Nevada a second Amended and Restated Certificate of Designation of Preferences, Powers, and Rights of the Series D Convertible Preferred Stock. The Amended Certificate restates the prior Certificate of Designation filed on May 8, 2017 to decrease the number of authorized Series D shares from 3,906,250 shares to 1,016,014 shares. No other amendments were made to the preferences and rights of the Series D Convertible Preferred Stock. The filing of the Amended Certificate was unanimously approved by the Board of Directors and the shareholders of Series D Convertible Preferred Stock.

Series F Preferred Stock

On August 1, 2018, the Company filed with the State of Nevada a Certificate of Designation establishing the Designations, Preferences, Limitations and Relative Rights of Series F Preferred Stock (the “Designation”). The Designation authorized 500 shares of Series F Preferred Stock. The Series F Preferred Stock shall only be issued to the current Board of Directors on the date of the Designation’s filing and is not convertible into common stock. As set forth in the Designation, the Series F Preferred Stock has no rights to dividends or liquidation preference and carries rights to vote 100,000 shares of common stock per share of Series F upon a Trigger Event, as defined in the Designation. A Trigger Event includes certain unsolicited bids, tender offers, proxy contests, and significant share purchases, all as described in the Designation. Unless and until a Trigger Event, the Series F shall have no right to vote. The Series F Preferred Stock shall remain issued and outstanding until the date which is 731 days after the issuance of Series F Preferred Stock (“Explosion Date”), unless a Trigger Event occurs, in which case the Explosion Date shall be extended by 183 days.

Securities Subject to Price Adjustments

On August 14, 2017, a private placement triggered a provision in the documents governing 23,334 outstanding shares of Series A Preferred Stock, 1,785,715 outstanding shares of Series C Preferred Stock and 1,016,004 outstanding shares Series D preferred Stock, which adjusted the conversion price of such Preferred Stock to $0.25 per share. In addition, the conversion price of a Convertible Note Payables of $2,390,066 and the exercise price of outstanding warrants to purchase 9,548,741 shares of common stock were adjusted to $0.25 per share pursuant to the documents governing such instruments.

As of August 10, 2018, there were outstanding warrants for the purchase of 15,586,424 shares of common stock. In the future, if we sell our common stock at a price below $0.25 per share, the exercise price of 23,334 outstanding shares of Series A Preferred Stock, 1,785,715 outstanding shares of Series C Preferred Stock and 3,108,356 outstanding shares Series D Preferred Stock, would adjust below $0.25 per share pursuant to the documents governing such instruments. In addition, the conversion price of a Convertible Note Payable of $2,390,066 and the exercise price of outstanding warrants to purchase 13,118,222 shares of common stock would adjust below $0.25 per share pursuant to the documents governing such instruments.

DESCRIPTION OF SECURITIES BEING REGISTERED

This prospectus covers the resale by the selling stockholder named herein of up to 3,571,428 shares of our common stock. The common stock covered by this prospectus will be offered for resale from time to time by the selling stockholder identified in this prospectus in accordance with the terms described in the section entitled “Plan of Distribution.” We will not receive any of the proceeds from the resale of the common stock by the selling stockholder.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” in this prospectus.

Options to Purchase Common Stock

On April 29, 2011, our 2011 Stock Incentive Plan was approved at the Annual Stockholder Meeting. We were authorized to issue options for, and has reserved for issuance, up to 46,667 shares of common stock under the 2011 Stock Incentive Plan. On March 21, 2013, an amendment to the Stock Option Plan was approved by the stockholders of the Company, increasing the number of shares reserved for issuance under the Plan to 93,333 shares. On April 10, 2018, the Board approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan from 93,333 to 1,200,000. On August 1, 2018, the Board approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan 1,200,000 to 2,000,000.

There are currently 1,684,736 options to purchase common stock at an average exercise price of $0.993 per share outstanding as of August 10, 2018 under the 2011 Stock Incentive Plan.

Dividend Policy

We have not previously declared or paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. We currently intend to use all of our available funds to finance the growth and development of our business. We can give no assurances that we will ever have excess funds available to pay dividends. In addition, our articles of incorporation restrict our ability to pay any dividends on our common stock without the approval of 66% of our then outstanding Series A Preferred Stock.

Anti-Takeover Provisions

Nevada Revised Statutes

Acquisition of Controlling Interest Statutes.    Nevada's "acquisition of controlling interest" statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These "control share" laws provide generally that any person who acquires a "controlling interest" in certain Nevada corporations may be denied certain voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These statutes provide that a person acquires a "controlling interest" whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become "control shares" to which the voting restrictions described above apply. Our articles of incorporation and bylaws currently contain no provisions relating to these statutes, and unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest were to provide otherwise, these laws would apply to us if we were to (i) have 200 or more stockholders of record (at least 100 of which have addresses in the State of Nevada appearing on our stock ledger) and (ii) do business in the State of Nevada directly or through an affiliated corporation. As of June 30, 2016 we have less than 200 record stockholders. If these laws were to apply to us, they might discourage companies or persons interested in acquiring a significant interest in or control of the company, regardless of whether such acquisition may be in the interest of our stockholders.

Combinations with Interested Stockholders Statutes.    Nevada's "combinations with interested stockholders" statutes prohibit certain business "combinations" between certain Nevada corporations and any person deemed to be an "interested stockholder" for two years after the such person first becomes an "interested stockholder" unless (i) the corporation's board of directors approves the combination (or the transaction by which such person becomes an "interested stockholder") in advance, or (ii) the combination is approved by the board of directors and sixty percent of the corporation's voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an "interested stockholder" is any person who is (x) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (y) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "combination" is sufficiently broad to cover most significant transactions between the corporation and an "interested stockholder". Subject to certain timing requirements set forth in the statutes, a corporation may elect not to be governed by these statutes. We have not included any such provision in our articles of incorporation.

The effect of these statutes may be to potentially discourage parties interested in taking control of us from doing so if it cannot obtain the approval of our Board of Directors.

Articles of Incorporation and Bylaws Provisions

Our articles of incorporation, as amended and restated, and our bylaws, as amended and restated, contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, our articles of incorporation and bylaws, among other things:

● permit our Board of Directors to alter our bylaws without stockholder approval;

● provide that vacancies on our Board of Directors may be filled by a majority of directors in office, although less than a quorum;

● authorize the issuance of preferred stock, which can be created and issued by our Board of Directors without prior stockholder approval, with rights senior to our common stock, which may render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise; and

● establish advance notice procedures with respect to stockholder proposals relating to the nomination of candidates for election as directors and other business to be brought before stockholder meetings, which notice must contain information specified in our bylaws.

In addition, our articles of incorporation restrict our ability to take certain actions without the approval of at least 66% of the Series A Preferred Stock then outstanding. These actions include, among other things;

● authorizing, creating, designating, establishing or issuing an increased number of shares of Series A Preferred Stock or any other class or series of capital stock ranking senior to or on a parity with the Series A Preferred Stock;

● adopting a plan for the liquidation, dissolution or winding up the affairs of our company or any recapitalization plan (whether by merger, consolidation or otherwise);

● amending, altering or repealing, whether by merger, consolidation or otherwise, our articles of incorporation or bylaws in a manner that would adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; and

● declaring or paying any dividend (with certain exceptions) or directly or indirectly purchase, redeem, repurchase or otherwise acquire any shares of our capital stock, stock options or convertible securities (with certain exceptions).

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent

Our transfer agent is American Stock Transfer & Trust Company located at 6201 15th Avenue, Brooklyn, New York 11219, and their telephone number is (800) 937-5449.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

 LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Horwitz + Armstrong, A Professional Law Corporation, Lake Forest, California, will provide opinions regarding the validity of the shares of our Common Stock. Horwitz + Armstrong, A Professional Law Corporation may also provide opinions regarding certain other matters.

EXPERTS

SD Mayer and Associates, LLP, independent registered public accounting firm, has audited our financial statements at September 30, 2017 and 2016, and for each of the two years in the period ended September 30, 2017, as set forth in their report which includes an explanatory paragraph relating to our ability to continue as a going concern, included elsewhere in this prospectus. We have included our financial statements in this prospectus and elsewhere in this Registration Statement in reliance on SD Mayer and Associates, LLP’s report, given on their authority as experts in accounting and auditing.

Except as noted below,  no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the shares and warrants and its underlying securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act of 1933 with respect to the shares of common stock we are offering to sell. This prospectus, which constitutes part of the Registration Statement, does not include all of the information contained in the Registration Statement and the exhibits, schedules and amendments to the Registration Statement. For further information with respect to us and our common stock, we refer you to the Registration Statement and to the exhibits and schedules to the Registration Statement. Statements contained in this prospectus about the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to the copy of the contract, agreement or other document filed as an exhibit to the Registration Statement. Each of these statements is qualified in all respects by this reference.

You may read and copy the Registration Statement of which this prospectus is a part at the SEC's public reference room, which is located at 100 F Street, N.E., Room 1580, Washington, DC 20549. You can request copies of the Registration Statement by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC's public reference room. In addition, the SEC maintains a website, which is located at www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the Registration Statement of which this prospectus is a part at the SEC's website.

We are subject to the information reporting requirements of the Securities Exchange Act of 1934 and are required to file reports, proxy statements and other information with the SEC. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.growlifeinc.com. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information on such website is not incorporated by reference and is not a part of this prospectus.

KNOW LABS, INC. AND SUBSIDIARIES (FORMERLY VISUALANT, INCORPORATED)
CONSOLIDATED BALANCE SHEETS

	June 30, 2018	September 30, 2017
ASSETS		(Audited)

CURRENT ASSETS:
Cash and cash equivalents	$1,304,499	$103,181
Accounts receivable, net of allowance of $60,000 and $60,000, respectively	430,460	693,320
Prepaid expenses	9,899	27,687
Inventories, net	170,734	225,909
Total current assets	1,915,592	1,050,097

EQUIPMENT, NET	114,539	133,204

OTHER ASSETS
Intangible assets	520,000	-
Other assets	7,170	5,070

TOTAL ASSETS	$2,557,301	$1,188,371

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

CURRENT LIABILITIES:
Accounts payable - trade	$1,442,684	$2,156,646
Accounts payable - related parties	-	2,905
Accrued expenses	32,688	24,000
Accrued expenses - related parties	703,226	1,166,049
Deferred revenue	4,210	63,902
Convertible notes payable	2,390,065	570,000
Notes payable - current portion of long term debt	394,670	1,165,660
Total current liabilities	4,967,543	5,149,162

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' DEFICIT
Preferred stock - $0.001 par value, 5,000,000 shares authorized, 0 shares issued and
outstanding at 6/30/2018 and 9/30/2017, respectively	-	-
Series A Convertible Preferred stock - $0.001 par value, 23,334 shares authorized, 23,334
issued and outstanding at 6/30/2018 and 9/30/2017, respectively	23	23
Series C Convertible Preferred stock - $0.001 par value, 1,785,715 shares authorized,
1,785,715 shares issued and outstanding at 6/30/2018 and 9/30/2017, respectively	1,790	1,790
Series D Convertible Preferred stock - $0.001 par value, 1,016,014 shares authorized,
1,016,004 shares issued and outstanding at 6/30/2018 and 9/30/2017, respectively	1,015	1,015
Common stock - $0.001 par value, 100,000,000 shares authorized, 15,538,726 and 4,655,486 shares
issued and outstanding at 6/30/2018 and 9/30/2017, respectively	15,539	4,655
Additional paid in capital	31,438,791	27,565,453
Accumulated deficit	(33,867,400)	(31,533,727)
Total stockholders' deficit	(2,410,242)	(3,960,791)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$2,557,301	$1,188,371

The accompanying notes are an integral part of these consolidated financial statements.

KNOW LABS, INC. AND SUBSIDIARIES (FORMERLY VISUALANT, INCORPORATED)
STATEMENTS OF OPERATIONS

	Three Months Ended,		Nine Months Ended,
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017

REVENUE	$1,107,216	$1,019,434	$3,432,301	$3,665,253
COST OF SALES	909,957	844,739	2,760,551	2,995,655
GROSS PROFIT	197,259	174,695	671,750	669,598
RESEARCH AND DEVELOPMENT EXPENSES	125,789	(9,240)	366,809	38,243
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	803,857	651,113	1,796,319	2,469,239
IMPAIRMENT OF GOODWILL	-	-	-	983,645
OPERATING LOSS	(732,387)	(467,178)	(1,491,378)	(2,821,529)

OTHER INCOME (EXPENSE):
Interest expense	(8,696)	(11,237)	(1,095,880)	(79,567)
Other income	436	1,634	19,192	44,774
Gain (loss) on change - derivative liability	-	1,004,727	-	(217,828)
Gain on debt settlements	234,393	-	234,393	-
Total other income (expense)	226,133	995,124	(842,295)	(252,621)

(LOSS) INCOME BEFORE INCOME TAXES	(506,254)	527,946	(2,333,673)	(3,074,150)

Income taxes - current provision	-	-	-	-
		.
NET (LOSS) INCOME	$(506,254)	$527,946	$(2,333,673)	$(3,074,150)

Basic (loss) income per common share attributable to Visualant,
Inc. and subsidiaries common shareholders-
Basic (loss) income per share	$(0.06)	$0.14	$(0.39)	$(0.85)

Weighted average shares of common stock outstanding- basic	8,065,144	3,844,840	5,947,860	3,605,904

Diluted (loss) income per common share attributable to Visualant,
Inc. and subsidiaries common shareholders-
Diluted (loss) income per share	$(0.06)	$0.13	$(0.39)	$(0.85)

Weighted average shares of common stock outstanding- diluted	8,065,144	3,970,322	5,947,860	3,605,904

The accompanying notes are an integral part of these consolidated financial statements.

KNOW LABS, INC. AND SUBSIDIARIES (FORMERLY VISUALANT, INCORPORATED)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended,
	June 30, 2018	June 30, 2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,333,673)	$(3,074,150)
Adjustments to reconcile net loss to net cash (used in)
operating activities
Depreciation and amortization	43,984	72,041
Issuance of capital stock for services and expenses	348,881	411,306
Conversion of interest	64,233	68,043
Stock based compensation	7,337	32,661
(Loss) on sale of assets	-	(1,234)
Loss on change - derivative liability	-	213,315
Amortization of debt discount	475,174	10,500
Conversion of accrued liabilites- related parties to convertible notes payable	491,802	-
Provision on loss on accounts receivable	-	135,774
Issuance of warrant for debt conversion	232,255	-
Issuance of common stock for conversion of liabilities	247,950	-
Non cash gain on accounts payable	(234,393)	-
Impairment of goodwill	-	983,645
Changes in operating assets and liabilities:
Accounts receivable	262,860	259,662
Prepaid expenses	17,788	(15,908)
Inventory	55,175	11,357
Other assets	(2,100)	-
Accounts payable - trade and accrued expenses	(459,954)	86,339
Deferred revenue	(59,692)	-
NET CASH (USED IN) OPERATING ACTIVITIES	(842,373)	(806,649)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in BioMedx, Inc.	-	(260,000)
Proceeds from investment in BioMedx, Inc,	-	260,000
Investment in equipment	(25,319)	-
Proceeds from sale of equipment	-	1,234
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES:	(25,319)	1,234

CASH FLOWS FROM FINANCING ACTIVITIES:
(Repayments) from line of credit	(170,990)	(122,127)
Proceeds from convertible notes payable	530,000	330,000
Repayment of convertible notes	-	(125,000)
Proceeds from issuance of common/preferred stock, net of costs	1,710,000	557,089
NET CASH PROVIDED BY FINANCING ACTIVITIES	2,069,010	639,962

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,201,318	(165,453)

CASH AND CASH EQUIVALENTS, beginning of period	103,181	188,309

CASH AND CASH EQUIVALENTS, end of period	$1,304,499	$22,856

Supplemental disclosures of cash flow information:
Interest paid	$8,841	$53,000
Taxes paid	$-	$-

Non-cash investing and financing activities:
Beneficial conversion feature	$348,096	$-
Conversion of convertible debt	$-	$695,000
Benificial conversion feaature	$-	$559,130
Conversion of convertible debt to preferred shares	$-	$220,000
Related party accounts converted to notes	$1,184,066	$-
Acquisition of patents	$520,000	$-

The accompanying notes are an integral part of these consolidated financial statements.

KNOW LABS, INC. AND SUBSIDIARIES (FORMERLY VISUALANT, INCORPORATED)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited consolidated condensed financial statements have been prepared by Know Labs, Inc, formerly Visualant, Incorporated (“the Company”, “us,” “we,” or “our”) in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial reporting and rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. In the opinion of our management, all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position, results of operations, and cash flows for the fiscal periods presented have been included.

These financial statements should be read in conjunction with the audited financial statements and related notes included in our Annual Report filed on Form 10-K for the year ended September 30, 2017, filed with the Securities and Exchange Commission (“SEC”) on December 29, 2017. The results of operations for the nine months ended June 30, 2018 are not necessarily indicative of the results expected for the full fiscal year, or for any other fiscal period.

1.	GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of $(2,333,673), $(3,901,232) and $(1,746,495) for the nine months ended June 30, 2018 and for the years ended September 30, 2017 and 2016, respectively. Net cash used in operating activities was $(842,373), $(1,264,324) and $(2,746,333) for the nine months ended June 30, 2018 and for the years ended September 30, 2017 and 2016, respectively.

The Company anticipates that it will record losses from operations for the foreseeable future. As of June 30, 2018, the Company’s accumulated deficit was $33,867,400.  The Company has limited capital resources, and operations to date have been funded with the proceeds from private equity and debt financings and loans from Ronald P. Erickson, the Company’s Chairman of the Board, or entities with which he is affiliated. These conditions raise substantial doubt about our ability to continue as a going concern. The audit report prepared by the Company’s independent registered public accounting firm relating to our financial statements for the year ended September 30, 2017 includes an explanatory paragraph expressing the substantial doubt about the Company’s ability to continue as a going concern.

We believe that our cash on hand will be sufficient to fund our operations until September 30, 2018. We need additional financing to implement our business plan and to service our ongoing operations and pay our current debts. There can be no assurance that we will be able to secure any needed funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain additional financing when it is needed, we will need to restructure our operations, and divest all or a portion of our business. We may seek additional capital through a combination of private and public equity offerings, debt financings and strategic collaborations. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, and could increase our expenses and require that our assets secure such debt. Equity financing, if obtained, could result in dilution to our then-existing stockholders and/or require such stockholders to waive certain rights and preferences. If such financing is not available on satisfactory terms, or is not available at all, we may be required to delay, scale back, eliminate the development of business opportunities or file for bankruptcy and our operations and financial condition may be materially adversely affected.

2.	ORGANIZATION

Know Labs, Inc. (the “Company”) was incorporated under the laws of the State of Nevada in 1998. The Company has authorized 105,000,000 shares of capital stock, of which 100,000,000 are shares of voting common stock, par value $0.001 per share, and 5,000,000 are shares preferred stock, par value $0.001 per share.

Since 2007, the Company has been focused primarily on the development of a proprietary technology, which is capable of uniquely identifying and authenticating almost any substance using electromagnetic energy to detect the unique digital “signature” of the substance. The Company calls its technology “ChromaID™” and “Bio-RFID.”

In 2010, the Company acquired TransTech Systems, Inc. as an adjunct to its business. TransTech is a distributor of products for employee and personnel identification. TransTech currently provides substantially all of the Company’s revenues.

The Company is in the process of commercializing its ChromaID™ and Bio-RFID™ technology. To date, the Company has entered into License Agreements with Sumitomo Precision Products Co., Ltd. In addition, it has a technology license agreement with Allied Inventors, formerly Xinova and Invention Development Management Company, a subsidiary of Intellectual Ventures.

The Company believes that its commercialization success is dependent upon its ability to significantly increase the number of customers that are purchasing and using its products. To date the Company has generated minimal revenue from sales of its ChromaID and Bio-RFID products. The Company is currently not profitable. Even if the Company succeeds in introducing the ChromaID and Bio-RFID technology and related products to its target markets, the Company may not be able to generate sufficient revenue to achieve or sustain profitability.

ChromaID was invented by scientists under contract with the Company. Bio-RFID was invented by individuals working for the Company. The Company actively pursues a robust intellectual property strategy and has been granted twelve patents. The Company also has 20 patents pending. The Company possesses all right, title and interest to the issued patents. Ten of the pending patents are licensed exclusively to the Company in perpetuity by the Company’s strategic partner, Allied Inventors.

Merger with RAAI Lighting, Inc.

On April 10, 2018, the Company entered into an Agreement and Plan of Merger with 500 Union Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, and RAAI Lighting, Inc., a Delaware corporation. Pursuant to the Merger Agreement, we have acquired all the outstanding shares of RAAI’s capital stock through a merger of Merger Sub with and into RAAI (the “Merger”), with RAAI surviving the Merger as a wholly owned subsidiary of the Company.

Under the terms of the Merger Agreement, each share of RAAI common stock issued and outstanding immediately before the Merger (1,000 shares) were cancelled and converted into the right to receive 2,000 shares of the Company’s common stock. As a result, the Company issued 2,000,000 shares of its common stock to Phillip A. Bosua, formerly the sole stockholder of RAAI. The consideration for the Merger was determined through arms-length bargaining by the Company and RAAI. The Merger was structured to qualify as a tax-free reorganization for U.S. federal income tax purposes. As a result of the Merger, the Company received certain intellectual property, related to RAAI.

Appointment of Director

On April 10, 2018, the Board increased the size of the Board from three to four members and Phillip A. Bosua was appointed as a member of the Board. Mr. Bosua’s term of office expire at the next annual meeting of our stockholders. On May 24, 2018, the Board of Directors increased the size of the Board from four to five members and appointed (Ret.) Admiral William Owens as a member of the Board. Admiral Owen’s term of office expires at the next annual meeting of our stockholders.

Appointment of Officer.

On April 10, 2018, the Company appointed Mr. Bosua as Chief Executive Officer of the Company, replacing Ronald P. Erickson, who remains Chairman of the Company. Previously, Mr. Bosua served as the Company’s Chief Product Officer since August 2017. The Company entered into a Consulting Agreement with Mr. Bosua’s company, Blaze Clinical on July 7, 2017.

On April 10, 2018, the Company entered into an Employment Agreement with Mr. Bosua reflecting Mr. Bosua’s appointment as Chief Executive Officer. The Employment Agreement is for an initial term of 12 months (subject to earlier termination) and will be automatically extended for additional 12-month terms unless either party notifies the other party of its intention to terminate the Employment Agreement. Mr. Bosua will be paid a base salary of $225,000 per year, received 500,000 shares of common stock valued at $0.33 per share and may be entitled to bonuses and equity awards at the discretion of the Board or a committee of the Board. The Employment Agreement provides for severance pay equal to 12 months of base salary if Mr. Bosua is terminated without “cause” or voluntarily terminates his employment for “good reason.”

On April 10, 2018, the Company entered into an Amended Employment Agreement for Ronald P. Erickson which amends the Employment Agreement dated July 1, 2017. The Agreement expires March 21, 2019.

Merger with Know Labs, Inc.

On May 1, 2018, Know Labs, Inc., a Nevada corporation incorporated on April 3, 2018, and our wholly-owned subsidiary, merged with and into the Company pursuant to an Agreement and Plan of Merger dated May 1, 2018. In connection with the merger, our Articles of Incorporation were effectively amended to change our name to Know Labs, Inc. by and through the filing of Articles of Merger. This parent-subsidiary merger was approved by us, the parent, in accordance with Nevada Revised Statutes Section 92A.180. Stockholder approval was not required. This amendment was filed with the Nevada Secretary of State and became effective on May 1, 2018.

Corporate Name Change and Symbol Change

On May 24, 2018, the Financial Industry Regulatory Authority (“FINRA”) announced the effectiveness of a change in our name from Visualant Incorporated to Know Labs, Inc. and a change in our ticker symbol from VSUL to the new trading symbol KNWN which became effective on the opening of trading as of May 25, 2018. In addition, in connection with the name change and symbol change, we were assigned the CUSIP number of 499238103.

Closing of Financing on June 25, 2018

On June 25, 2018, the Company closed a private placement and received gross proceeds of $1,750,000 in exchange for issuing 7,000,000 shares of common stock and warrants to purchase 3,500,000 shares of common stock in a private placement to accredited investors pursuant to a series of substantially identical subscription agreements.

The initial exercise price of the warrants described above is $0.25 per share, subject to certain adjustments, and the warrants expire five years after their issuance.

The shares and the warrants described above were issued in transactions that were not registered under the Securities Act of 1933, as amended (the “Act”) in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

3.	SIGNIFICANT ACCOUNTING POLICIES: ADOPTION OF ACCOUNTING STANDARDS

Basis of Presentation – The accompanying unaudited consolidated financial statements include the accounts of the Company. Intercompany accounts and transactions have been eliminated. The preparation of these unaudited condensed consolidated financial statements were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”).

Principles of Consolidation – The consolidated financial statements include the accounts of the Company and its wholly owned and majority-owned subsidiaries, TransTech Systems, Inc and RAAI Lighting, Inc. Inter-Company items and transactions have been eliminated in consolidation.

Cash and Cash Equivalents – The Company classifies highly liquid temporary investments with an original maturity of three months or less when purchased as cash equivalents. The Company maintains cash balances at various financial institutions. Balances at US banks are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk for cash on deposit.

Accounts Receivable and Allowance for Doubtful Accounts – Accounts receivable consist primarily of amounts due to the Company from normal business activities. The Company maintains an allowance for doubtful accounts to reflect the expected non-collection of accounts receivable based on past collection history and specific risks identified within the portfolio. If the financial condition of the customers were to deteriorate resulting in an impairment of their ability to make payments, or if payments from customers are significantly delayed, additional allowances might be required.

Inventories – Inventories consist primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale and are stated at the lower of cost or market on the first-in, first-out (“FIFO”) method.  Inventories are considered available for resale when drop shipped and invoiced directly to a customer from a vendor, or when physically received by TransTech at a warehouse location.  The Company records a provision for excess and obsolete inventory whenever an impairment has been identified. There is a $35,000 reserve for impaired inventory as of June 30, 2018 and September 30, 2017, respectively.

Equipment – Equipment consists of machinery, leasehold improvements, furniture and fixtures and software, which are stated at cost less accumulated depreciation and amortization. Depreciation is computed by the straight-line method over the estimated useful lives or lease period of the relevant asset, generally 2-10 years, except for leasehold improvements which are depreciated over 2-3 years.

Long-Lived Assets – The Company reviews its long-lived assets for impairment annually or when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the Company are recorded at the lower of carrying amount or fair value (less the projected cost associated with selling the asset). To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.

Fair Value Measurements and Financial Instruments – ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  This topic also establishes a fair value hierarchy, which requires classification based on observable and unobservable inputs when measuring fair value.  The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs).  The hierarchy consists of three levels:

Level 1 – Quoted prices in active markets for identical assets and liabilities;

Level 2 – Inputs other than level one inputs that are either directly or indirectly observable; and.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The recorded value of other financial assets and liabilities, which consist primarily of cash and cash equivalents, accounts receivable, other current assets, and accounts payable and accrued expenses approximate the fair value of the respective assets and liabilities as of June 30, 2018 and September 30, 2017 are based upon the short-term nature of the assets and liabilities.

Derivative Financial Instruments -The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, the Company uses a Black-Scholes-Merton option pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date.

Revenue Recognition – Know Lab and TransTech revenue are derived from products and services. Revenue is considered realized when the products or services have been provided to the customer, the work has been accepted by the customer and collectability is reasonably assured. Furthermore, if an actual measurement of revenue cannot be determined, the Company defers all revenue recognition until such time that an actual measurement can be determined. If during the course of a contract management determines that losses are expected to be incurred, such costs are charged to operations in the period such losses are determined. Revenues are deferred when cash has been received from the customer but the revenue has not been earned.

Stock Based Compensation – The Company has share-based compensation plans under which employees, consultants, suppliers and directors may be granted restricted stock, as well as options to purchase shares of Company common stock at the fair market value at the time of grant. Stock-based compensation cost is measured by the Company at the grant date, based on the fair value of the award, over the requisite service period. For options issued to employees, the Company recognizes stock compensation costs utilizing the fair value methodology over the related period of benefit.  Grants of stock options and stock to non-employees and other parties are accounted for in accordance with the ASC 505.

Convertible Securities – Based upon ASC 815-15, we have adopted a sequencing approach regarding the application of ASC 815-40 to convertible securities. We will evaluate our contracts based upon the earliest issuance date. In the event partial reclassification of contracts subject to ASC 815-40-25 is necessary, due to our inability to demonstrate we have sufficient shares authorized and unissued, shares will be allocated on the basis of issuance date, with the earliest issuance date receiving first allocation of shares. If a reclassification of an instrument were required, it would result in the instrument issued latest being reclassified first.

Net Loss per Share – Under the provisions of ASC 260, “Earnings Per Share,” basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations. The common stock equivalents have not been included as they are anti-dilutive. As of June 30, 2018, there were options outstanding for the purchase of 534,736 common shares, warrants for the purchase of 15,586,424 common shares, 4,914,405 shares of the Company’s common stock issuable upon the conversion of Series A, Series C and Series D Convertible Preferred Stock. In addition, the Company has an unknown number of shares issuable upon conversion of convertible debentures of $2,390,066. All of which could potentially dilute future earnings per share.

As of June 30, 2017, there were options outstanding for the purchase of 50,908 common shares, warrants for the purchase of 5,127,416 common shares, 2,825,053 shares of our common stock issuable upon the conversion of Series A, Series C and Series D Convertible Preferred Stock and up to 332,940 shares of our common stock issuable upon the exercise of placement agent warrants, all of which could potentially dilute future earnings per share.  Total outstanding common stock equivalents at June 30, 2017 were 6,527,268.

Dividend Policy – The Company has never paid any cash dividends and intends, for the foreseeable future, to retain any future earnings for the development of our business. Our future dividend policy will be determined by the board of directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

A variety of proposed or otherwise potential accounting standards are currently under study by standard setting organizations and various regulatory agencies. Due to the tentative and preliminary nature of those proposed standards, management has not determined whether implementation of such proposed standards would be material to the Company’s consolidated financial statements.

4.  ACCOUNTS RECEIVABLE/CUSTOMER CONCENTRATION

Accounts receivable were $430,460 and $693,320, net of allowance, as of June 30, 2018 and September 30, 2017, respectively. The Company had one customer in excess of 10% (30.2%) of the Company’s consolidated revenues for the nine months ended June 30, 2018. The Company had two customers (41.7% and 13.2%) with accounts receivable in excess of 10% as of June 30, 2018. The Company has a total allowance for bad debt in the amount of $60,000 as of June 30, 2018.

5.  INVENTORIES

Inventories were $170,734 and $225,909 as of June 30, 2018 and September 30, 2017, respectively. Inventories consist primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale. There was a $35,000 reserve for impaired inventory as of June 30, 2018 and September 30, 2017, respectively.

6.  FIXED ASSETS

Fixed assets, net of accumulated depreciation, was $114,539 and $133,204 as of June 30, 2018 and September 30, 2017, respectively. Accumulated depreciation was $654,257 and $662,855 as of June 30, 2018 and September 30, 2017, respectively. Total depreciation expense was $43,982 and $28,788 for the nine months ended June 30, 2018 and 2017, respectively. All equipment is used for selling, general and administrative purposes and accordingly all depreciation is classified in selling, general and administrative expenses.

Property and equipment as of June 30, 2018 was comprised of the following:

	Estimated	June 30, 2018
	Useful Lives	Purchased	Capital Leases	Total
Machinery and equipment	2-10 years	$260,094	$42,681	$302,775
Leasehold improvements	2-3 years	276,112	-	276,112
Furniture and fixtures	2-3 years	59,059	95,020	154,079
Software and websites	3- 7 years	35,830	-	35,830
Less: accumulated depreciation		(516,556)	(137,701)	(654,257)
		$114,539	$-	$114,539

7.  INTANGIBLE ASSETS

Intangible assets as of June 30, 2018 and September 30, 2017 consisted of the following:

	Estimated	June 30,	September 30,
	Useful Lives	2018	2017

Technology	5 years	$520,000	$-
Less: accumulated amortization		-	-
Intangible assets, net		$520,000	$-

Total amortization expense was $0 and for the period ended June 30, 2018 and the year ended September 30, 2017, respectively.

Merger with RAAI Lighting, Inc.

On April 10, 2018, the Company entered into an Agreement and Plan of Merger with 500 Union Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, and RAAI Lighting, Inc., a Delaware corporation. Pursuant to the Merger Agreement, we have acquired all the outstanding shares of RAAI’s capital stock through a merger of Merger Sub with and into RAAI (the “Merger”), with RAAI surviving the Merger as a wholly owned subsidiary of the Company.

Under the terms of the Merger Agreement, each share of RAAI common stock issued and outstanding immediately before the Merger (1,000 shares) were cancelled and converted into the right to receive 2,000 shares of the Company’s common stock. As a result, the Company issued 2,000,000 shares of its common stock to Phillip A. Bosua, formerly the sole stockholder of RAAI. The consideration for the Merger was determined through arms-length bargaining by the Company and RAAI. The Merger was structured to qualify as a tax-free reorganization for U.S. federal income tax purposes. As a result of the Merger, the Company received certain intellectual property, related to RAAI.

Merger with Know Labs, Inc.

On May 1, 2018, Know Labs, Inc., a Nevada corporation incorporated on April 3, 2018, and our wholly-owned subsidiary, merged with and into the Company pursuant to an Agreement and Plan of Merger dated May 1, 2018. In connection with the merger, our Articles of Incorporation were effectively amended to change our name to Know Labs, Inc. by and through the filing of Articles of Merger. This parent-subsidiary merger was approved by us, the parent, in accordance with Nevada Revised Statutes Section 92A.180. Stockholder approval was not required. This amendment was filed with the Nevada Secretary of State and became effective on May 1, 2018.

RAAI had no outstanding indebtedness or assets at the closing of the Merger. The 2,000,000 shares of the Company’s common stock issued for RAAI’s shares were recorded at the fair value at the date of the merger at $520,000 and the value assigned to the patent acquired with RAAI.

The fair value of the intellectual property associated with the assets acquired was $520,000 estimated by using a discounted cash flow approach based on future economic benefits. In summary, the estimate was based on a projected income approach and related discounted cash flows over five years, with applicable risk factors assigned to assumptions in the forecasted results.

 8.  DERIVATIVE INSTRUMENTS

In April 2008, the FASB issued a pronouncement that provides guidance on determining what types of instruments or embedded features in an instrument held by a reporting entity can be considered indexed to its own stock for the purpose of evaluating the first criteria of the scope exception in the pronouncement on accounting for derivatives. This pronouncement was effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of these requirements can affect the accounting for warrants and many convertible instruments with provisions that protect holders from a decline in the stock price (or “down-round” provisions). For example, warrants or conversion features with such provisions are no longer recorded in equity. Down-round provisions reduce the exercise price of a warrant or convertible instrument if a company either issues equity shares for a price that is lower than the exercise price of those instruments or issues new warrants or convertible instruments that have a lower exercise price.

There was no derivative liability as of June 30, 2018 and September 30, 2017. For the year ended September 30, 2017, the Company recorded non-cash loss of $217,828 related to the “change in fair value of derivative” expense related to its derivative instruments. The Company early adopted ASU 2017-11 and has reclassified its financial instrument with down round features to equity in the amount of $410,524 at September 30, 2017.

9. CONVERTIBLE NOTES PAYABLE

Convertible notes payable as of June 30, 2018 and September 30, 2017 consisted of the following:

Convertible Promissory Note dated September 30, 2016

On September 30, 2016, the Company entered into a $210,000 Convertible Promissory Note with Clayton A. Struve, an accredited investor of the Company, to fund short-term working capital. The Convertible Promissory Note accrues interest at a rate of 10% per annum and becomes due on March 30, 2017. The Note holder can convert to common stock at $0.70 per share. During the year ended September 30, 2017, the Company recorded interest of $21,000 related to the convertible note. This note was extended in the Securities Purchase Agreement, General Security Agreement and Subordination Agreement dated August 14, 2017 with a maturity date of August 13, 2018. The Company recorded accrued interest of $36,707 as of June 30, 2018.

Securities Purchase Agreement dated August 14, 2017

On August 14, 2017, the Company issued a senior convertible exchangeable debenture with a principal amount of $360,000 and a common stock purchase warrant to purchase 1,440,000 shares of common stock in a private placement to Clayton Struve for gross proceeds of $300,000 pursuantto a Securities Purchase Agreement dated August 14, 2017. The debenture accrues interest at 20% per annum and matures August 13, 2018. The convertible debenture contains a beneficial conversion valued at $110,629. The warrants were valued at $111,429. Because the note is immediately convertible, the warrants and beneficial conversion were expensed as interest.

On the same date, the Company entered into a General Security Agreement with the investor, pursuant to which the Company has agreed to grant a security interest to the investor in substantially all the Company’s assets, effective upon the filing of a UCC-3 termination statement to terminate the security interest held by Capital Source Business Finance Group in the assets of the Company. In addition, an entity affiliated with Ronald P. Erickson, the Company’s Chief Executive Officer, entered into a Subordination Agreement with the investor pursuant to which all debt owed by the Company to such entity is subordinated to amounts owed by the Company to the investor under the Debenture (including amounts that become owing under any Debentures issued to the investor in the future).

The initial conversion price of the Debenture is $0.25 per share, subject to certain adjustments. The initial exercise price of the Warrant is $0.25 per share, also subject to certain adjustments.

As part of the Purchase Agreement, the Company granted the investor “piggyback” registration rights to register the shares of common stock issuable upon the conversion of the Debenture and the exercise of the Warrant with the Securities and Exchange Commission for resale or other disposition.

The Debenture and the Warrant were issued in a transaction that was not registered under the Securities Act of 1933, as amended in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and Rule 506 of SEC Regulation D under the Act.

In connection with the private placement, the placement agent for the Debenture and the Warrant received a cash fee of $30,000 and the Company expects to issue warrants to purchase shares of the Company’s common stock to the placement agent based on 10% of proceeds.

Under the terms of the Purchase Agreement, the investor may purchase up to an aggregate of $1,000,000 principal amount of Debentures (before a 20% original issue discount) (and Warrants to purchase up to an aggregate of 250,000 shares of common stock). These securities are being offered on a “best efforts” basis by the placement agent.

During the year ended September 30, 2017, $156,941 was recorded as interest expense related to debt discounts, beneficial conversions and warrants associated with Convertible Promissory Notes.

On December 12, 2017, the Company closed an additional $250,000 and issued a senior convertible exchangeable debenture with a principal amount of $300,000 and a common stock purchase warrant to purchase 1,200,000 shares of common stock in a private placement dated December 12, 2017 to an accredited investor pursuant to a Securities Purchase Agreement dated August 14, 2017. The convertible debenture contains a beneficial conversion valued at $93,174. The warrants were valued at $123,600. Because the note is immediately convertible, the warrants and beneficial conversion were expensed as interest.

On March 2, 2018, the Company received gross proceeds of $280,000 in exchange for issuing a senior convertible redeemable debenture with a principal amount of $336,000 and a warrant to purchase 1,344,000 shares of common stock in a private placement dated February 28, 2018 to an accredited investor pursuant to a Securities Purchase Agreement dated August 14, 2017. The convertible debenture contains a beneficial conversion valued at $252,932. The warrants were valued at $348,096. Because the note is immediately convertible, the warrants and beneficial conversion were expensed as interest.

In connection with the February 28, 2018 private placement, the placement agent for the debenture and the warrant received a cash fee of $28,000 and the Company issued warrants to purchase shares of the Company’s common stock to the placement agent or its affiliates based on 10% of proceeds.

Convertible Redeemable Promissory Notes with Ronald P. Erickson and J3E2A2Z

The Company entered into a Note and Account Payable Conversion Agreement pursuant to which (a) all $664,233 currently owing under the J3E2A2Z Notes was converted to a Convertible Redeemable Promissory Note in the principal amount of $664,233, and (b) all $519,833 of the J3E2A2Z Account Payable was converted into a Convertible Redeemable Promissory Note in the principal amount of $519,833 together with a warrant to purchase up to 1,039,666 shares of common stock of the Company for a period of five years. The initial exercise price of the warrants described above is $0.50 per share, also subject to certain adjustments. See Note 10 and 11 for additional details. The warrants were valued at $110,545. Because the note is immediately convertible, the warrants and beneficial conversion were expensed as interest. The Company recorded accrued interest of $14,988 as of June 30, 2018.

10.	NOTES PAYABLE, CAPITALIZED LEASES AND LONG TERM DEBT

Notes payable, capitalized leases and long-term debt as of June 30, 2018 and September 30, 2017 consisted of the following:

	June 30,	September 30,
	2018	2017

Capital Source Business Finance Group	$194,735	$365,725
Note payable to Umpqua Bank	199,935	199,935
Secured note payable to J3E2A2Z LP - related party	-	600,000
Total debt	394,670	1,165,660
Less current portion of long term debt	(394,670)	(1,165,660)
Long term debt	$-	$-

Capital Source Business Finance Group

Know Labs, Inc. (the “Company”) finances its TransTech operations from operations and a Secured Credit Facility with Capital Source Business Finance Group. On June 15, 2018, TransTech entered into a Fifth Modification to the Loan and Security Agreement related to the $500,000 secured credit facility with Capital Source to fund its operations. The Modification extended the maturity to December 12, 2018. The secured credit facility provides for a prime rate interest floor for prime interest of 4.5% plus 2.5%. The eligible borrowing is based on 80% of eligible trade accounts receivable, not to exceed $500,000. The secured credit facility is collateralized by the assets of TransTech, with a guarantee by Know Labs, including a security interest in all assets of Know Labs. The remaining balance on the accounts receivable must be repaid by the time the secured credit facility expires on December 12, 2018, unless the Company renews by automatic extension for the next successive term. The Company has $47,000 available as of June 30, 2018.

Note Payable to Umpqua Bank

On July 9, 2018, the Company repaid a $199,935 Business Loan Agreement with Umpqua Bank from funds previously provided by an entity affiliated with Ronald P. Erickson, our Chairman of the Board. The Company paid $27,041 and issued 800,000 shares of common stock in exchange for the conversion of this debt. Mr. Erickson is an accredited investor. These shares were issued in transactions that were not registered under the Act in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

Note Payables to Ronald P. Erickson or J3E2A2Z LP

 On January 25, 2018, the Company entered into amendments to two demand promissory notes, totaling $600,000 with Mr. Erickson, the Company’s Chief Executive Officer and/or entities in which Mr. Erickson has a beneficial interest. On March 16, 2018, the demand promissory notes and accrued interest were converted into convertible notes payable. See Note 9 for additional details.
11.	EQUITY

Authorized Capital Stock

The Company has authorized 105,000,000 shares of capital stock, of which 100,000,000 are shares of voting common stock, par value $0.001 per share, and 5,000,000 are shares preferred stock, par value $0.001 per share.

Voting Preferred Stock

Series D Preferred Stock and Warrants

On May 1, 2018, the Company issued 357,143 shares of Series D Convertible Preferred Stock and a warrant to purchase 357,143 shares of common stock in a private placement to an accredited investor for gross proceeds of $250,000 pursuant to a Series D Preferred Stock and Warrant Purchase Agreement dated May 1, 2016.

The initial conversion price of the Series D Shares is $0.70 per share, subject to certain adjustments. The initial exercise price of the warrant is $0.70 per share, also subject to certain adjustments. The Company also amended and restated the Certificate of Designations, resulting in an adjustment to the conversion price of all currently outstanding Series D Shares to $0.70 per share.

Common Stock

All of the offerings and sales described below were deemed to be exempt under Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities, the offerings and sales were made to a limited number of persons, all of whom were accredited investors and transfer was restricted by the company in accordance with the requirements of Regulation D and the Securities Act. All issuances to accredited and non-accredited investors were structured to comply with the requirements of the safe harbor afforded by Rule 506 of Regulation D, including limiting the number of non-accredited investors to no more than 35 investors who have sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of an investment in our securities.

The following equity issuances occurred during the nine months ended June 30, 2018:

The Company issued 708,240 shares of common stock to Names Executive Officers, directors, employees and consultants and for services during 2018. The Company expensed $183,881.

On April 10, 2018, the Company issued 2,000,000 shares of our common stock to Phillip A. Bosua under the terms of the Merger Agreement with RAAI common stock. The shares were valued at the fair market value of $520,000 or $0.26 per share.

On June 25, 2018, the Company closed a private placement and received gross proceeds of $1,750,000 ($1,710,000 as of June 30, 2018) in exchange for issuing 7,000,000 (6,840,000 as of June 30, 2018) shares of common stock and warrants to purchase 3,500,000 (3,420,000 as of June 30, 2018) shares of common stock in a private placement to accredited investors pursuant to a series of substantially identical subscription agreements. The initial exercise price of the warrants described above is $0.25 per share, subject to certain adjustments, and they expired five years after their issuance. The shares and the warrants described above were issued in transactions that were not registered under the Securities Act of 1933, as amended (the “Act”) in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

On June 25, 2018, the Company issued 500,000 shares of our common stock to Phillip A. Bosua under the terms of an Employment agreement dated April 10, 2018. The shares were valued at the fair market value of $165,000 or $0.33 per share.

The Company closed debt conversions and issued 835,000 shares of common stock in exchange for the conversion of $247,950 in preexisting debt owed by the Company to certain service providers, all of whom are accredited investors. These shares were issued in transactions that were not registered under the Act in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

Warrants to Purchase Common Stock

The following warrants were issued during the nine months ended June 30, 2018:

On December 15, 2017, the Company received $250,000 and issued a senior convertible exchangeable debenture with a principal amount of $300,000 and a five year common stock purchase warrant to purchase 1,200,000 shares of common stock in a private placement dated December 12, 2017 to an accredited investor pursuant to a Securities Purchase Agreement dated August 14, 2017. See Note 9 for additional details. The initial exercise price of the warrants described above is $0.25 per share, also subject to certain adjustments.

On March 2, 2018, the Company received gross proceeds of $280,000 in exchange for issuing a senior convertible redeemable debenture with a principal amount of $336,000 and a five year warrant to purchase 1,344,000 shares of common stock in a private placement dated February 28, 2018 to an accredited investor pursuant to a Securities Purchase Agreement dated August 14, 2017 See Note 9 for additional details. The initial exercise price of the warrants described above is $0.25 per share, also subject to certain adjustments.

The Company entered into a Note and Account Payable Conversion Agreement pursuant to which (a) all $664,233 currently owing under the J3E2A2Z Notes was converted to a Convertible Redeemable Promissory Note in the principal amount of $664,233, and (b) all $519,833 of the J3E2A2Z Account Payable was converted into a Convertible Redeemable Promissory Note in the principal amount of $519,833 together with a warrant to purchase up to 1,039,666 shares of common stock of the Company for a period of five years. The initial exercise price of the warrants described above is $0.50 per share, also subject to certain adjustments. See Note 9 for additional details.

In addition, effective as of January 31, 2018, Erickson was issued a warrant to purchase up to 855,000 shares of common stock of the Company for a period of five years. The initial exercise price of the warrants described above is $0.50 per share, also subject to certain adjustments. See Note 9 for additional details.

During the nine months ended June 30, 2018, The Company issued placement agent warrants related to the issuance of senior convertible redeemable debentures and Series D Preferred Stock to purchase up to 498,400 shares of common stock for a period of five years. The initial exercise price of the warrants described above is $0.25 per share, also subject to certain adjustments. The estimated fair value was $??

On June 25, 2018, the Company closed a private placement and received gross proceeds of $1,750,000 ($1,710,000 as of June 30, 2018) in exchange for issuing 7,000,000 (6,840,000 as of June 30, 2018) shares of common stock and warrants to purchase 3,500,000 (3,420,000 as of June 30, 2018) shares of common stock in a private placement to accredited investors pursuant to a series of substantially identical subscription agreements. The initial exercise price of the warrants described above is $0.25 per share, subject to certain adjustments, and they expired five years after their issuance. The shares and the warrants described above were issued in transactions that were not registered under the Securities Act of 1933, as amended (the “Act”) in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

The Company issued warrants to purchase 874,000 shares of common stock to Named Executive Officers, directors, employees and consultants and for services during 2018. The Company expensed $232,255.

A summary of the warrants outstanding as of June 30, 2018 were as follows:

	June 30, 2018
		Weighted
		Average
		Exercise
	Shares	Price
Outstanding at beginning of period	6,900,356	$0.428
Issued	9,231,066	0.250
Exercised	-	-
Forfeited	-	-
Expired	(544,998)	(0.250)
Outstanding at end of period	15,586,424	$0.328
Exerciseable at end of period	15,586,424

A summary of the status of the warrants outstanding as of June 30, 2018 is presented below:

	June 30, 2018
	Weighted	Weighted		Weighted
	Average	Average		Average
Number of	Remaining	Exercise	Shares	Exercise
Warrants	Life ( In Years)	Price	Exerciseable	Price
13,929,123	4.27	$0.250	13,929,123	$0.250
714,286	3.08	0.700	714,286	0.700
936,348	3.37	1.000	936,348	1.000
6,667	0.50	30.000	6,667	30.000
15,586,424	3.84	$0.328	15,586,424	$0.328

The significant weighted average assumptions relating to the valuation of the Company’s warrants for the nine months ended June 30, 2018 were as follows:

Dividend yield	0%
Expected life	1-2 years
Expected volatility	125%-145%
Risk free interest rate	2.0%-2.14%

There were vested warrants of 14,643,409 as of June 30, 2018 with an aggregate intrinsic value of $9,489,655.

12.	STOCK OPTIONS

Description of Stock Option Plan

On March 21, 2013, an amendment to the Stock Option Plan was approved by the stockholders of the Company, increasing the number of shares reserved for issuance under the Plan to 93,333 shares. On April 10, 2018, the Board approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan from 93,333 to 1,200,000.

Determining Fair Value under ASC 505

The Company records compensation expense associated with stock options and other equity-based compensation using the Black-Scholes-Merton option valuation model for estimating fair value of stock options granted under our plan. The Company amortizes the fair value of stock options on a ratable basis over the requisite service periods, which are generally the vesting periods. The expected life of awards granted represents the period of time that they are expected to be outstanding.  The Company estimates the volatility of our common stock based on the historical volatility of its own common stock over the most recent period corresponding with the estimated expected life of the award. The Company bases the risk-free interest rate used in the Black Scholes-Merton option valuation model on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award. The Company has not paid any cash dividends on our common stock and does not anticipate paying any cash dividends in the foreseeable future. Consequently, the Company uses an expected dividend yield of zero in the Black-Scholes-Merton option valuation model and adjusts share-based compensation for changes to the estimate of expected equity award forfeitures based on actual forfeiture experience. The effect of adjusting the forfeiture rate is recognized in the period the forfeiture estimate is changed.

Stock Option Activity

The Company had the following stock option transactions during the nine months ended June 30, 2018.

A former employee forfeited stock option grants for 10,668 shares of common stock at $14.719 per share.

On April 10, 2018, an employee was granted an option to purchase 300,000 shares of common stock at an exercise price of $0.250 per share. The stock option grant vests quarterly over four years (none during the first six months) and is exercisable for 5 years. The stock option grant was valued at $27,000.

On June 15, 2018, an employee was granted an option to purchase 230,000 shares of common stock at an exercise price of $0.250 per share. The stock option grant vests quarterly over four years (none during the first six months) and is exercisable for 5 years. The stock option grant was valued at $37,950

There are currently 534,736 options to purchase common stock at an average exercise price of $0.377 per share outstanding as of June 30, 2018 under the 2011 Stock Incentive Plan. The Company recorded $7,334 and $32,661 of compensation expense, net of related tax effects, relative to stock options for the nine months ended June 30, 2018 and in accordance with ASC 505. Net loss per share (basic and diluted) associated with this expense was approximately ($0.00) and ($0.01) per share, respectively. As of June 30, 2018, there is approximately $64,949 of total unrecognized costs related to employee granted stock options that are not vested. These costs are expected to be recognized over a period of approximately 4.83 years.

Stock option activity for the nine months ended June 30, 2018 and for the years ended September 30, 2017 and 2016 was as follows:

	Weighted Average
	Options	Exercise Price	$
Outstanding as of September 30, 2015	57,407	$18.425	$1,057,725
Granted	-	-	-
Exercised	-	-	-
Forfeitures	(6,499)	(21.403)	(139,098)
Outstanding as of September 30, 2016	50,908	18.045	918,627
Granted	-	-	-
Exercised	-	-	-
Forfeitures	(35,504)	(19.507)	(692,568)
Outstanding as of September 30, 2017	15,404	14.675	226,059
Granted	530,000	0.250	132,500
Exercised	-	-	-
Forfeitures	(10,668)	14.719	(157,020)
Outstanding as of June 30, 2018	534,736	$0.377	$201,539

The following table summarizes information about stock options outstanding and exercisable as of June 30, 2018:

		Weighted	Weighted		Weighted
		Average	Average		Average
Range of	Number	Remaining Life	Exercise Price	Number	Exercise Price
Exercise Prices	Outstanding	In Years	Exerciseable	Exerciseable	Exerciseable
0.25	530,000	4.86	$0.250	-	$-
13.500	1,334	0.50	13.50	1,334	13.50
15.000	3,402	0.79	15.00	2,068	15.00
	534,736	4.83	$0.377	3,402	$14.41

There were stock option grants of 530,000 shares as of June 30, 2018 with an aggregate intrinsic value of $355,100.

13.	OTHER SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

Transactions with Clayton Struve

See Note 9 and 11 for Convertible Notes Payable and Series C and D Preferred Stock and Warrants with Clayton Struve:

Related Party Transactions with Ronald P. Erickson

See Note 9 and 10 for Convertible Notes Payable and Notes Payable with Ronald P. Erickson, our Chairman and/or entities in which Mr. Erickson has a beneficial interest.

Mr. Erickson and/or entities with which he is affiliated also have accrued compensation and interest of approximately $567,785. The Company owes Mr. Erickson, or entities with which he is affiliated, $1,792,766 as of June 30, 2018.

On July 9, 2018, the Company repaid a $199,935 Business Loan Agreement with Umpqua Bank from funds previously provided by an entity affiliated with Ronald P. Erickson, our Chairman of the Board. The Company paid $27,041 and issued 800,000 shares of common stock in exchange for the conversion of this debt. Mr. Erickson is an accredited investor. These shares were issued in transactions that were not registered under the Act in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

Stock Issuances to Named Executive Officers and Directors

During January to May 2018, the Company issued 300,000 shares of restricted common stock to two Named Executive Officers employees and two directors for services during 2018. The shares were issued in accordance with the 2011 Stock Incentive Plan and were valued at $0.233 per share, the market price of our common stock.

Related Party Transaction with Phillip A. Bosua

On February 7, 2018,  the Company issued 50,000 shares of our common stock to Phillip A. Bosua under the terms of a consulting agreement dated July 6, 2017.

On April 10, 2018, the Company issued 2,000,000 shares of our common stock to Phillip A. Bosua under the terms of the Merger Agreement with RAAI common stock.

On June 25, 2018, the Company issued 500,000 shares of our common stock to Phillip A. Bosua under the terms of an Employment agreement dated April 10, 2018.

On June 25, 2018, the Company closed a debt conversion with an entity controlled by Phillip A. Bosua and issued 255,000 shares of common stock in exchange for the conversion of $63,750 in preexisting debt owed by the Company to this entity.

14.	COMMITMENTS, CONTINGENCIES AND LEGAL PROCEEDINGS

Legal Proceedings

The Company may from time to time become a party to various legal proceedings arising in the ordinary course of our business. The Company is currently not a party to any pending legal proceeding that is not ordinary routine litigation incidental to our business.

Properties and Operating Leases

The Company is obligated under the following non-cancelable operating leases for its various facilities and certain equipment.

Years Ended June 30,	Total
2019	$86,190
2020	90,379
2021	32,456
2022	-
2023	-
Beyond	-
Total	$209,025

Corporate Offices

On April 13, 2017, the Company leased our executive office located at 500 Union Street, Suite 810, Seattle, Washington, USA, 98101. The Company leases 943 square feet and the net monthly payment is $2,672. The monthly payment increases approximately 3% each year and the lease expires on May 31, 2022.

Lab Facilities and Executive Offices

On May 1, 2018, the Company leased its lab facilities and executive offices located at 304 Alaskan Way South, Suite 102, Seattle, Washington, USA, 98101. The Company leases 2,800 square feet and the net monthly payment is $4,000. The lease expires on April 30, 2019.

TransTech Facilities

TransTech is located at 12142 NE Sky Lane, Suite 130, Aurora, OR 97002. TransTech leases a total of approximately 6,340 square feet of office and warehouse space for its administrative offices, product inventory and shipping operations. Effective December 1, 2017, TransTech leases this office from December 1, 2017 at $4,465 per month. The monthly payment increases approximately 3% each year and the lease expires on January 31, 2020. Until December 1, 2017, TransTech leased this office on a month to month basis at $6,942 per month.

Consulting Agreement with Phillip A. Bosua

On July 7, 2017, the Company entered into a Consulting Agreement with Phillip A. Bosua whereby Mr. Bosua can earn up to 200,000 shares of the Company’s company stock based on achieving certain product development and funding milestones.

On March 1, 2018, the Company entered into a Consulting and Services Agreement with Blaze, Inc. and Mr. Bosua. The Consulting Agreement supersedes the Consulting Relationship Letter dated July 6, 2017 between the Company and Mr. Bosua. Under the terms of the Consulting Agreement, Blaze and Mr. Bosua are performing certain development work on behalf of the Company related to potential products for the consumer marketplace. The Consulting Agreement is deemed to be effective as of the date of the July 7, 2017 Consulting Relationship Letter and is effective until the completion of services or earlier termination in accordance with the terms of the Agreement.

On April 10, 2018, the Company terminated the Consulting and Services Agreement with Blaze, Inc. and Mr. Bosua.

Entry into Employment Agreement with Phillip A. Bosua, Chief Executive Officer

Phillip A. Bosua was appointed the Company’s CEO on April 10, 2018.  On April 10, 2018, the Company entered into an Employment Agreement with Mr. Bosua reflecting his appointment as Chief Executive Officer. The Employment Agreement is for an initial term of 12 months (subject to earlier termination) and will be automatically extended for additional 12-month terms unless either party notifies the other party of its intention to terminate the Employment Agreement. Mr. Bosua will be paid a base salary of $225,000 per year and may be entitled to bonuses and equity awards at the discretion of the Board or a committee of the Board. The Employment Agreement provides for severance pay equal to 12 months of base salary if Mr. Bosua is terminated without “cause” or voluntarily terminates his employment for “good reason.”

Entry into Employment and Amended Employment Agreements with Ronald P. Erickson

On August 4, 2017, the Board of Directors approved an Employment Agreement with Ronald P. Erickson pursuant to which the Company engaged Mr. Erickson as the Company’s Chief Executive Officer through December 31, 2018.

Mr. Erickson’s annual compensation is $180,000. Mr. Erickson is also entitled to receive an annual bonus and equity awards compensation as approved by the Board. The bonus should be paid no later than 30 days following earning of the bonus.

Mr. Erickson will be entitled to participate in all group employment benefits that are offered by the Company to the Company’s senior executives and management employees from time to time, subject to the terms and conditions of such benefit plans, including any eligibility requirements.

If the Company terminates Mr. Erickson’s employment at any time prior to the expiration of the Term without Cause, as defined in the Employment Agreement, or if Mr. Erickson terminates his employment at any time for “Good Reason” or due to a “Disability”, Mr. Erickson will be entitled to receive (i) his Base Salary amount for one year; and (ii) medical benefits for eighteen months.

On April 10, 2018, the Company appointed Mr. Bosua as Chief Executive Officer of the Company, replacing Ronald P. Erickson, who remains Chairman of the Company. On April 10, 2018, the Company entered into an Amended Employment Agreement for Ronald P. Erickson which amends the Employment Agreement dated July 1, 2017. The Agreement expires March 21, 2019.

15.   SUBSEQUENT EVENTS

The Company evaluates subsequent events, for the purpose of adjustment or disclosure, up through the date the financial statements are available. Subsequent to June 30, 2018, there were the following material transactions that require disclosure:

On July 9, 2018, the Company repaid a $199,935 Business Loan Agreement with Umpqua Bank from funds previously provided by an entity affiliated with Ronald P. Erickson, our Chairman of the Board. The Company paid $27,041 and issued 800,000 shares of common stock in exchange for the conversion of this debt. Mr. Erickson is an accredited investor. These shares were issued in transactions that were not registered under the Act in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

On July 17, 2018, the Company filed with the State of Nevada a second Amended and Restated Certificate of Designation of Preferences, Powers, and Rights of the Series D Convertible Preferred Stock. The Amended Certificate restates the prior Certificate of Designation filed on May 8, 2017 to decrease the number of authorized Series D shares from 3,906,250 shares to 1,016,014 shares. No other amendments were made to the preferences and rights of the Series D Convertible Preferred Stock. The filing of the Amended Certificate was unanimously approved by the Board of Directors and the shareholders of Series D Convertible Preferred Stock.

On July 30, 2018, two employees were granted an option to purchase 1,150,000 shares of common stock at an exercise price of $1.28 per share. The stock option grant vests quarterly over four years and are exercisable for 5 years.

On August 1, 2018, the Company filed with the State of Nevada a Certificate of Designation establishing the Designations, Preferences, Limitations and Relative Rights of Series F Preferred Stock (the “Designation”). The Designation authorized 500 shares of Series F Preferred Stock. The Series F Preferred Stock shall only be issued to the current Board of Directors on the date of the Designation’s filing and is not convertible into common stock. As set forth in the Designation, the Series F Preferred Stock has no rights to dividends or liquidation preference and carries rights to vote 100,000 shares of common stock per share of Series F upon a Trigger Event, as defined in the Designation. A Trigger Event includes certain unsolicited bids, tender offers, proxy contests, and significant share purchases, all as described in the Designation. Unless and until a Trigger Event, the Series F shall have no right to vote. The Series F Preferred Stock shall remain issued and outstanding until the date which is 731 days after the issuance of Series F Preferred Stock (“Explosion Date”), unless a Trigger Event occurs, in which case the Explosion Date shall be extended by 183 days.

On August 1, 2018, the Board approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan 1,200,000 to 2,000,000.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Visualant, Incorporated:

We have audited the accompanying consolidated balance sheets of Visualant, Incorporated (the “Company”) as of September 30, 2017 and 2016 and the related consolidated statements of operations, stockholders’ (deficit), and cash flows for the years ended September 30, 2017 and 2016.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Visualant, Incorporated as of September 30, 2017 and 2016, and the results of its operations and its cash flows for the years ended September 30, 2017 and 2016 in conformity with generally accepted accounting principles in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company has sustained a net loss from operations and has an accumulated deficit since inception.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in this regard are also described in Note 1.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
SD Mayer and Associates, LLP /s/ SD Mayer and Associates, LLP December 29, 2017 Seattle, Washington

VISUALANT, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2017	September 30, 2016
ASSETS		(Audited)

CURRENT ASSETS:
Cash and cash equivalents	$103,181	$188,309
Accounts receivable, net of allowance of $60,000 and $55,000, respectively	693,320	808,955
Prepaid expenses	27,687	20,483
Inventories, net	225,909	295,218
Total current assets	1,050,097	1,312,965

EQUIPMENT, NET	133,204	285,415

OTHER ASSETS
Intangible assets, net	-	43,750
Goodwill	-	983,645
Other assets	5,070	5,070

TOTAL ASSETS	$1,188,371	$2,630,845

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

CURRENT LIABILITIES:
Accounts payable - trade	$2,156,646	$1,984,326
Accounts payable - related parties	2,905	41,365
Accrued expenses	24,000	80,481
Accrued expenses - related parties	1,166,049	1,109,046
Deferred revenue	63,902	-
Derivative liability	-	145,282
Convertible notes payable	570,000	909,500
Notes payable - current portion of long term debt	1,165,660	1,170,339
Total current liabilities	5,149,162	5,440,339

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' DEFICIT
Preferred stock - $0.001 par value, 5,000,000 shares authorized, 0 shares issued and
outstanding at 9/30/2017 and 9/30/2016, respectively	-	-
Series A Convertible Preferred stock - $0.001 par value, 23,334 shares authorized, 23,334
issued and outstanding at 9/30/2017 and 9/30/2016, respectively	23	23
Series C Convertible Preferred stock - $0.001 par value, 1,785,715 shares authorized,
1,785,715 shares issued and outstanding at 9/30/2017 and 9/30/2016, respectively	1,790	1,790
Series D Convertible Preferred stock - $0.001 par value, 3,906,250 shares authorized,
1,016,014 and 0 shares issued and outstanding at 9/30/2017 and 9/30/2016, respectively	1,015	-
Common stock - $0.001 par value, 100,000,000 shares authorized, 4,655,486
and 2,356,152 shares issued and outstanding at 9/30/2017 and 9/30/2016, respectively	4,655	2,356
Additional paid in capital	27,565,453	24,259,702
Accumulated deficit	(31,533,727)	(27,073,365)
Total stockholders' deficit	(3,960,791)	(2,809,494)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,188,371	$2,630,845

The accompanying notes are an integral part of these consolidated financial statements.

VISUALANT, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended,
	September 30, 2017	September 30, 2016

REVENUE	$4,874,359	$6,023,600
COST OF SALES	3,966,607	5,035,699
GROSS PROFIT	907,752	987,901
RESEARCH AND DEVELOPMENT EXPENSES	79,405	325,803
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	3,088,178	3,355,263
IMPAIRMENT OF GOODWILL	983,645	-
OPERATING LOSS	(3,243,476)	(2,693,165)

OTHER INCOME (EXPENSE):
Interest expense	(376,974)	(323,928)
Other expense	(62,954)	(11,228)
(Loss) gain on change - derivative liability	(217,828)	2,559,558
(Loss) on conversion of debt	-	(1,277,732)
Total other (expense) income	(657,756)	946,670

(LOSS) BEFORE INCOME TAXES	(3,901,232)	(1,746,495)

Income taxes - current provision	-	-
		.
NET (LOSS)	$(3,901,232)	$(1,746,495)

Basic and diluted loss per common share attributable to Visualant,
Inc. and subsidiaries common shareholders-
Basic and diluted loss per share	$(1.01)	$(1.22)

Weighted average shares of common stock outstanding- basic and diluted	3,844,840	1,428,763

The accompanying notes are an integral part of these consolidated financial statements.

VISUALANT, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT)

	Series A Convertible		Series B Redeemable Convertible		Series C Convertible		Series D Convertible				Additional		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Amount	Amount	Capital	Deficit	(Deficit)
Balance as of September 30, 2015	11,667	$12	-	$-	-	$-	-	$-	$1,155,992	$1,156	$18,786,694	$(24,166,156)	$(5,378,294)

Stock compensation expense - employee options	-	-	-	-	-	-	-	-	-	-	46,398	-	46,398
Issuance of common stock for services	-	-	-	-	-	-	-	-	63,979	63	273,948	-	274,011
Issuance of warrant for services	-	-	-	-	-	-	-	-	-	-	120,751	-	120,751
Issuance of common stock for warrant exercise	-	-	-	-	-	-	-	-	207,666	207	518,955	-	519,162
Issuance of common stock	-	-	-	-	-	-	-	-	850,850	852	1,245,626	-	1,246,478
Issuance of convertible notes payable	-	-	-	-	-	-	-	-	-	-	120,501	-	120,501
Issuance of Series A Convertible Preferred Stock	11,667	11	-	-	-	-	-	-	-	-	(11)	-	-
Issuance of Series B Redeemable Convertible Preferred Stock	-	-	51	5	-	-	-	-	-	-	504,995	-	505,000
Cancellation of Series B Redeemable Convertible Preferred Stock	-	-	(51)	(5)	-	-	-	-	-	-	-	-	(5)
Issuance of Series C Convertible Preferred Stock	-	-	-	-	1,785,715	1,790	-	-	-	-	1,248,214	-	1,250,004
Benefical conversion feature of Preferred Stock/dividend	-	-	-	-	-	-	-	-	-	-	1,160,714	(1,160,714)	-
Issuance of common stock for conversion of liabilities	-	-	-	-	-	-	-	-	77,665	78	232,917	-	232,995
Net loss	-	-	-	-	-	-	-	-	-	-	-	(1,746,495)	(1,746,495)

Balance as of September 30, 2016	23,334	23	-	-	1,785,715	1,790	-	-	2,356,152	2,356	24,259,702	(27,073,365)	(2,809,494)

Stock compensation expense - employee options	-	-	-	-	-	-	-	-	-	-	37,848	-	37,848
Issuance of common stock for services	-	-	-	-	-	-	-	-	1,354,386	1,353	545,103	-	546,456
Issuance of Series D Convertible Preferred Stock	-	-	-	-	-	-	1,016,004	1,015	-	-	998,132	-	999,147
Benefical conversion feature of Preferred Stock/dividend	-	-	-	-	-	-	-	-	-	-	559,130	(559,130)	-
Issuance of common stock for conversion of liabilities	-	-	-	-	-	-	-	-	944,948	946	755,014	-	755,960
Write-off of derivative liability to additional paid in capital	-	-	-	-	-	-	-	-	-	-	410,524	-	410,524
Net loss	-	-	-	-	-	-	-	-	-	-	-	(3,901,232)	(3,901,232)

Balance a as of September 30, 2017	23,334	$23	-	$-	1,785,715	$1,790	1,016,004	$1,015	$4,655,486	$4,655	$27,565,453	$(31,533,727)	$(3,960,791)

The accompanying notes are an integral part of these consolidated financial statements.

VISUALANT, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended,
	September 30, 2017	September 30, 2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,901,232)	$(1,746,495)
Adjustments to reconcile net loss to net cash (used in)
operating activities
Depreciation and amortization	81,283	178,762
Issuance of capital stock for services and expenses	547,838	394,825
Conversion of interest	68,043	-
Loss on conversion of preferred stock	-	675,695
Stock based compensation	37,848	46,398
Loss on termination of stock purchase agreement	-	505,000
Non cash loss on debt settlement	-	97,037
Loss on sale of assets	113,244	34,027
Loss on change - derivative liability	(145,282)	(2,559,558)
Reclassification of derivative liability	410,324	-
Amortization of debt discount	158,941	299,412
Bad debt expense	136,217	-
Provision on loss on accounts receivable	5,000	-
Impairment of goodwill	983,645	-
Changes in operating assets and liabilities:
Accounts receivable	(20,582)	(189,106)
Prepaid expenses	(7,204)	7,291
Inventory	69,309	(77,394)
Accounts payable - trade and accrued expenses	134,382	(406,394)
Deferred revenue	63,902	(5,833)
NET CASH (USED IN) OPERATING ACTIVITIES	(1,264,324)	(2,746,333)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in BioMedx, Inc., net	(260,000)	-
Repayment from investment in BioMedx, Inc., net	290,000	-
Capital expenditures	2,441	(23,437)
Proceeds from sale of equipment	1,434	6,585
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES:	33,875	(16,852)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	30,321	5,647
Proceeds from sale of common and preferred stock, net	-	2,255,004
Proceeds from warrant exercises	-	519,162
Proceeds from convertible notes payable	690,000	1,174,500
Loss on termination of stock purchase agreement	-	(505,000)
Proceeds from issuance of common/preferred stock, net of costs	550,000	-
Repayment of convertible notes	(125,000)	(580,085)
NET CASH PROVIDED BY FINANCING ACTIVITIES	1,145,321	2,869,228

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(85,128)	106,043

CASH AND CASH EQUIVALENTS, beginning of period	188,309	82,266

CASH AND CASH EQUIVALENTS, end of period	$103,181	$188,309

Supplemental disclosures of cash flow information:
Interest paid	$47,789	$50,327
Taxes paid	$-	$-

Non-cash investing and financing activities:
Conversion of convertible debt	$695,000	$-
Benificial conversion feature	$559,130	$-
Conversion of conertible debt to preferred shares	$220,000	$-

 The accompanying notes are an integral part of these consolidated financial statements.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of $3,901,232 and $1,746,495 for the years ended September 30, 2017 and 2016, respectively. Net cash used in operating activities was $(1,264,324) and $(2,746,333) for the years ended September 30, 2017 and 2016, respectively.

The Company anticipates that it will record losses from operations for the foreseeable future. As of September 30, 2017, the Company’s accumulated deficit was $31,533,727.  The Company has limited capital resources, and operations to date have been funded with the proceeds from private equity and debt financings and loans from Ronald P. Erickson, our Chief Executive Officer, or entities with which he is affiliated. These conditions raise substantial doubt about our ability to continue as a going concern. The audit report prepared by the Company’s independent registered public accounting firm relating to our financial statements for the year ended September 30, 2017 includes an explanatory paragraph expressing the substantial doubt about the Company’s ability to continue as a going concern.

We believe that our cash on hand will be sufficient to fund our operations until January 31, 2018. We need additional financing to implement our business plan and to service our ongoing operations and pay our current debts. There can be no assurance that we will be able to secure any needed funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain additional financing when it is needed, we will need to restructure our operations, and divest all or a portion of our business. We may seek additional capital through a combination of private and public equity offerings, debt financings and strategic collaborations. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, and could increase our expenses and require that our assets secure such debt. Equity financing, if obtained, could result in dilution to our then-existing stockholders and/or require such stockholders to waive certain rights and preferences. If such financing is not available on satisfactory terms, or is not available at all, we may be required to delay, scale back, eliminate the development of business opportunities or file for bankruptcy and our operations and financial condition may be materially adversely affected.

2.	ORGANIZATION

Visualant, Incorporated (the “Company,” “Visualant, Inc.” or “Visualant”) was incorporated under the laws of the State of Nevada in 1998. The Company has authorized 105,000,000 shares of capital stock, of which 100,000,000 are shares of voting common stock, par value $0.001 per share, and 5,000,000 are shares preferred stock, par value $0.001 per share.

Since 2007, the Company has been focused primarily on the development of a proprietary technology, which is capable of uniquely identifying and authenticating almost any substance using light at the “photon” level to detect the unique digital “signature” of the substance. The Company calls this its “ChromaID™” technology.

In 2010, the Company acquired TransTech Systems, Inc. as an adjunct to its business. TransTech is a distributor of products for employee and personnel identification. TransTech currently provides substantially all of the Company’s revenues.

The Company is in the process of commercializing its ChromaID™ technology. To date, the Company has entered into License Agreements with Sumitomo Precision Products Co., Ltd. and Intellicheck, Inc. In addition, it has a technology license agreement with Xinova, formerly Invention Development Management Company, a subsidiary of Intellectual Ventures.

The Company believes that its commercialization success is dependent upon its ability to significantly increase the number of customers that are purchasing and using its products. To date the Company has generated minimal revenue from sales of its ChromaID products. The Company is currently not profitable. Even if the Company succeeds in introducing the ChromaID technology and related products to its target markets, the Company may not be able to generate sufficient revenue to achieve or sustain profitability.

ChromaID was invented by scientists from the University of Washington under contract with Visualant. The Company has pursued an intellectual property strategy and have been granted eleven patents. The Company also has 20 patents pending. The Company possess all right, title and interest to the issued patents. Ten of the pending patents are licensed exclusively to the Company in perpetuity by the Company’s strategic partner, Allied Inventors.

3.	SIGNIFICANT ACCOUNTING POLICIES: ADOPTION OF ACCOUNTING STANDARDS

Basis of Presentation – The accompanying unaudited consolidated financial statements include the accounts of the Company. Intercompany accounts and transactions have been eliminated. The preparation of these unaudited condensed consolidated financial statements were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”).

Principles of Consolidation – The consolidated financial statements include the accounts of the Company and its wholly owned and majority-owned subsidiaries, TransTech Systems, Inc. Inter-Company items and transactions have been eliminated in consolidation.

Cash and Cash Equivalents – The Company classifies highly liquid temporary investments with an original maturity of three months or less when purchased as cash equivalents. The Company maintains cash balances at various financial institutions. Balances at US banks are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk for cash on deposit.

Accounts Receivable and Allowance for Doubtful Accounts – Accounts receivable consist primarily of amounts due to the Company from normal business activities. The Company maintains an allowance for doubtful accounts to reflect the expected non-collection of accounts receivable based on past collection history and specific risks identified within the portfolio. If the financial condition of the customers were to deteriorate resulting in an impairment of their ability to make payments, or if payments from customers are significantly delayed, additional allowances might be required.

Inventories – Inventories consist primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale and are stated at the lower of cost or market on the first-in, first-out (“FIFO”) method.  Inventories are considered available for resale when drop shipped and invoiced directly to a customer from a vendor, or when physically received by TransTech at a warehouse location.  The Company records a provision for excess and obsolete inventory whenever an impairment has been identified. There is a $35,000 and $25,000 reserve for impaired inventory as of and September 30, 2017 and 2016, respectively.

Equipment – Equipment consists of machinery, leasehold improvements, furniture and fixtures and software, which are stated at cost less accumulated depreciation and amortization. Depreciation is computed by the straight-line method over the estimated useful lives or lease period of the relevant asset, generally 2-10 years, except for leasehold improvements which are depreciated over 2-3 years.

Goodwill – Goodwill is the excess of cost of an acquired entity over the fair value of amounts assigned to assets acquired and liabilities assumed in a business combination. With the adoption of ASC 350, goodwill is not amortized, rather it is tested for impairment annually, and will be tested for impairment between annual tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired. Impairment testing for goodwill is done at a reporting unit level. Reporting units are one level below the business segment level, but are combined when reporting units within the same segment have similar economic characteristics. Under the criteria set forth by ASC 350, the Company has one reporting unit based on the current structure.  An impairment loss generally would be recognized when the carrying amount of the reporting unit’s net assets exceeds the estimated fair value of the reporting unit.  The Company determined that its goodwill related to the 2010 acquisition of TransTech Systems was impaired and recorded an impairment of $983,645 as selling, general and administrative expenses during the year ended September 30, 2017.

Long-Lived Assets – The Company reviews its long-lived assets for impairment annually or when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the Company are recorded at the lower of carrying amount or fair value (less the projected cost associated with selling the asset). To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.

Fair Value Measurements and Financial Instruments – ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  This topic also establishes a fair value hierarchy, which requires classification based on observable and unobservable inputs when measuring fair value.  The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs).  The hierarchy consists of three levels:

Level 1 – Quoted prices in active markets for identical assets and liabilities;

Level 2 – Inputs other than level one inputs that are either directly or indirectly observable; and.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The recorded value of other financial assets and liabilities, which consist primarily of cash and cash equivalents, accounts receivable, other current assets, and accounts payable and accrued expenses approximate the fair value of the respective assets and liabilities as of September 30, 2017 and 2016 based upon the short-term nature of the assets and liabilities.

Derivative financial instruments -The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, the Company uses a Black-Scholes-Merton option pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date.

Revenue Recognition – Visualant and TransTech revenue are derived from products and services. Revenue is considered realized when the products or services have been provided to the customer, the work has been accepted by the customer and collectability is reasonably assured. Furthermore, if an actual measurement of revenue cannot be determined, the Company defers all revenue recognition until such time that an actual measurement can be determined. If during the course of a contract management determines that losses are expected to be incurred, such costs are charged to operations in the period such losses are determined. Revenues are deferred when cash has been received from the customer but the revenue has not been earned.

Stock Based Compensation – The Company has share-based compensation plans under which employees, consultants, suppliers and directors may be granted restricted stock, as well as options to purchase shares of Company common stock at the fair market value at the time of grant. Stock-based compensation cost is measured by the Company at the grant date, based on the fair value of the award, over the requisite service period. For options issued to employees, the Company recognizes stock compensation costs utilizing the fair value methodology over the related period of benefit.  Grants of stock options and stock to non-employees and other parties are accounted for in accordance with the ASC 505.

Convertible Securities – Based upon ASC 815-15, we have adopted a sequencing approach regarding the application of ASC 815-40 to convertible securities issued subsequent to September 30, 2015. We will evaluate our contracts based upon the earliest issuance date. In the event partial reclassification of contracts subject to ASC 815-40-25 is necessary, due to our inability to demonstrate we have sufficient shares authorized and unissued, shares will be allocated on the basis of issuance date, with the earliest issuance date receiving first allocation of shares. If a reclassification of an instrument were required, it would result in the instrument issued latest being reclassified first.

Net Loss per Share – Under the provisions of ASC 260, “Earnings Per Share,” basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations. The common stock equivalents have not been included as they are anti-dilutive. As of September 30, 2017, there were options outstanding for the purchase of 15,404 common shares, warrants for the purchase of 6,900,356 common shares, 2,825,053 shares of the Company’s common stock issuable upon the conversion of Series A, Series C and Series D Convertible Preferred Stock and up to 332,940 shares of the Company’s common stock issuable upon the exercise of placement agent warrants. In addition, the Company has an unknown number of shares are issuable upon conversion of convertible debentures of $570,000. All of which could potentially dilute future earnings per share.

As of September 30, 2016, there were options outstanding for the purchase of 50,908 common shares, warrants for the purchase of 3,182,732 common shares, 1,809,048 shares of our common stock issuable upon the conversion of Series A and Series C Convertible Preferred Stock, up to 270,439 shares of our common stock issuable upon the exercise of placement agent warrants and an unknown number of shares related to the conversion of $885,000 in convertible promissory notes.

Dividend Policy – The Company has never paid any cash dividends and intends, for the foreseeable future, to retain any future earnings for the development of our business. Our future dividend policy will be determined by the board of directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Impact of Recently Issued Accounting Standards on Future Filings

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers,” which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. This ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. Subsequent to the issuance of ASU No. 2014-09, the FASB issued additional ASUs related to this revenue guidance. In March 2016, the FASB issued ASU No. 2016-08, “Principal versus Agent Considerations,” which is intended to improve the operability and understandability of the implementation guidance on principal versus agent considerations. In April 2016, the FASB issued ASU No. 2016-10, “Identifying Performance Obligations and Licensing,” which clarifies the implementation guidance on identifying performance obligations and licenses in customer contracts. In May 2016, the FASB issued ASU No. 2016-12, "Narrow-Scope Improvements and Practical Expedients," which addresses completed contracts and contract modifications at transition, noncash consideration, the presentation of sales taxes and other taxes collected from customers, and assessment of collectibility when determining whether a transaction represents a valid contract. In December 2016, the FASB issued ASU No. 2016-20, "Technical Corrections and Improvements to Topic 606," which includes thirteen technical corrections or improvements that affect only narrow aspects of the guidance in ASU No. 2014-09. ASU No. 2014-09 and all of the related ASUs have the same effective date. On July 9, 2015, the FASB deferred the effective date of ASU No. 2014-09 for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early adoption is permitted as of the original effective date, which is annual reporting periods beginning after December 15, 2016 and interim periods within those annual periods. The new standard is to be applied retrospectively and permits the use of either the retrospective or cumulative effect transition method. The adoption of this update is not expected to have a material impact on Visualant’s consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01, "Recognition and Measurement of Financial Assets and Financial Liabilities," which provides guidance for the recognition, measurement, presentation, and disclosure of financial assets and liabilities. The amendment is effective for annual reporting periods beginning after December 15, 2018 and interim periods within those annual periods. The adoption of this update is not expected to have a material impact on Visualant’s consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases,” which seeks to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and by disclosing key information about leasing arrangements. In general, a right-of-use asset and lease obligation will be recorded for leases exceeding a twelve-month term whether operating or financing, while the income statement will reflect lease expense for operating leases and amortization/interest expense for financing leases. The balance sheet amount recorded for existing leases at the date of adoption must be calculated using the applicable incremental borrowing rate at the date of adoption. This ASU is effective for annual reporting periods beginning after December 15, 2018, and interim periods within those annual periods, and requires the use of the modified retrospective method, which will require adjustment to all comparative periods presented in the consolidated financial statements. Visualant is currently evaluating the effect that the adoption of this update will have on the consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-07, “Simplifying the Transition to the Equity Method of Accounting,” which eliminates the requirement that when an investment subsequently qualifies for use of the equity method as a result of an increase in level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. This ASU requires that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and to adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting. In addition, the ASU requires that an entity that has an available-for-sale equity security that becomes qualified for the equity method of accounting recognize through earnings the unrealized gain or loss in accumulated other comprehensive income at the date the investment becomes qualified for use of the equity method. This ASU is effective for annual reporting periods beginning after December 15, 2016 and interim periods within those annual periods, with early adoption permitted. The adoption of this update is not expected to have a material impact on Visualant’s consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, “Improvements to Employee Share-Based Payment Accounting,” which includes provisions intended to simplify various aspects related to how share-based payments are accounted for and presented in the financial statements. This ASU is effective for annual periods beginning after December 15, 2016 and interim periods within those annual periods. The adoption of this update did not have a material impact on Visualant’s consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, “Classification of Certain Cash Receipts and Cash Payments,” which addresses the classification of certain specific cash flow issues including debt prepayment or extinguishment costs, settlement of certain debt instruments, contingent consideration payments made after a business combination, proceeds from the settlement of certain insurance claims and distributions received from equity method investees. The guidance is effective for annual reporting periods beginning after December 15, 2017 and interim periods within those annual periods. Early adoption is permitted, provided that all of the amendments are adopted in the same period. The adoption of this update is not expected to have a material impact on Visualant’s consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-16, “Intra-Entity Transfers of Assets Other Than Inventory,” which provides guidance on recognition of current income tax consequences for intra-entity asset transfers (other than inventory) at the time of transfer. This represents a change from current GAAP, where the consolidated tax consequences of intra-entity asset transfers are deferred until the transferred asset is sold to a third party or otherwise recovered through use. The guidance is effective for annual reporting periods beginning after December 15, 2017 and interim periods within those annual periods. Early adoption at the beginning of an annual period is permitted. The adoption of this update is not expected to have a material impact on Visualant’s consolidated financial statements.

In October 2016, the FASB issued ASU No. 2016-17, “Interests Held through Related Parties That Are under Common Control,” which modifies existing guidance with respect to how a decision maker that holds an indirect interest in a VIE through a common control party determines whether it is the primary beneficiary of the VIE as part of the analysis of whether the VIE would need to be consolidated. Under this ASU, a decision maker would need to consider only its proportionate indirect interest in the VIE held through a common control party. This ASU is effective for annual reporting periods beginning after December 15, 2016 and interim periods within those annual periods. The adoption of this update did not have a material impact on Visualant’s consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, "Statement of Cash Flows - Restricted Cash," which requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents and amounts generally described as restricted cash or restricted cash equivalents. Thus, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and the end-of-period total amounts set forth on the statement of cash flows. This ASU is effective for annual reporting periods beginning after December 15, 2017 and interim periods within those annual periods. The amendments should be applied using a retrospective transition method to each period presented. The adoption of this update will impact the presentation of the cash flow statements if Visualant has restricted cash at the time of adoption.

In February 2017, the FASB issued ASU No. 2017-05, “Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets,” which clarifies the scope of Subtopic 610-20 and adds guidance for partial sales of nonfinancial assets. ASU No. 2017-05 is effective at the same time as the revenue standard in ASU No. 2014-09, “Revenue from Contracts with Customers” goes into effect, which is annual reporting periods beginning after December 15, 2017 and interim periods within those annual periods. The adoption of the update is not expected to have an impact on Visualant’s consolidated financial statements.

In May 2017, the FASB issued ASU No. 2017-09, “Stock Compensation - Scope of Modification Accounting,” which provides clarification on when modification accounting should be used for changes to the terms or conditions of a share-based payment award. This ASU is effective for interim and annual reporting periods beginning after December 15, 2017, with early adoption permitted. The adoption of this update is not expected to have a material impact on Visualant’s consolidated financial statements.

Recently Adopted Accounting Pronouncements

In August 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” which requires an entity to evaluate at each reporting period whether there are conditions or events, in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year from the date the financial statements are issued and to provide related footnote disclosures in certain circumstances. The Company adopted the provisions of this ASU for the annual reporting period ended September 30, 2017. The adoption of this update did not have a material impact on Visualant’s consolidated financial statements. Visualant has included a going concern footnote disclosure.

In January 2015, the FASB issued ASU No. 2015-01, “Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items,” which eliminates the concept of an extraordinary item from GAAP. As a result, an entity will no longer be required to separately classify, present and disclose extraordinary events and transactions. The Company adopted the provisions of this ASU effective October 1, 2016. The adoption of this update did not have a material impact on Visualant’s consolidated financial statements.

In February 2015, the FASB issued ASU No. 2015-02, "Amendments to the Consolidation Analysis," which simplifies the current consolidation guidance and will require companies to reevaluate limited partnerships and similar entities for consolidation. The Company adopted the provisions of this ASU effective October 1, 2016. The adoption of this update had no material impact on Visualant’s consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-03, "Simplifying the Presentation of Debt Issuance Costs." This amendment was issued to simplify the presentation of debt issuance costs by requiring debt issuance costs to be presented as a deduction from the corresponding debt liability. This will make the presentation of debt issuance costs consistent with the presentation of debt discounts or premiums. The Company adopted the provisions of this ASU effective October 1, 2016. The adoption of this update did not have a material impact on Visualant’s consolidated financial statements.

In September 2015, the FASB issued ASU No. 2015-16, "Simplifying the Accounting for Measurement-Period Adjustments." This ASU eliminates the requirement to account for business combination measurement period adjustments retrospectively. Measurement period adjustments will now be recognized prospectively in the reporting period in which the adjustment amount is determined. The nature and amount of any measurement period adjustments recognized during the reporting period must be disclosed, including the value of the adjustment to each current period income statement line item relating to the income effects that would have been recognized in previous periods if the adjustment to provisional amounts were recognized as of the acquisition date. The Company adopted the provisions of this ASU effective October 1, 2016. The adoption of this update had no impact on Visualant’s consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, "Clarifying the Definition of a Business," which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The amendments in ASU No. 2017-01 provide a screen to determine when a set is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This screen reduces the number of transactions that need to be further evaluated. If, however, the screen is not met, then the amendments in this ASU (1) require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and (2) remove the evaluation of whether a market participant could replace missing elements. Finally, the amendments in this ASU narrow the definition of the term "output" so that it is consistent with the manner in which outputs are described in Topic 606. The adoption of this update is expected to have no material impact on Visualant’s consolidated financial statements.

In July 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815). The amendments in Part I of this Update change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. For freestanding equity classified financial instruments, the amendments require entities that present earnings per share (EPS) in accordance with Topic 260 to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down round features are now subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt—Debt with Conversion and Other Options), including related EPS guidance (in Topic 260). The amendments in Part II of this Update recharacterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. Those amendments do not have an accounting effect. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other entities, the amendments in Part I of this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The Company early adopted ASU 2017-11 and has reclassified it’s financial instrument with down round features to equity in the amount of $410,524.

4.  ACCOUNTS RECEIVABLE/CUSTOMER CONCENTRATION

Accounts receivable were $693,320 and $808,955, net of allowance, as of September 30, 2017 and 2016, respectively. The Company had one customer (14.1%) in excess of 10% of the Company’s consolidated revenues for the year ended September 30, 2017. The Company had one customer (48.3%) with accounts receivable in excess of 10% as of September 30, 2017. The Company has a total allowance for bad debt in the amount of $60,000 as of September 30, 2017.

5.  INVENTORIES

Inventories were $225,909 and $295,218 as of September 30, 2017 and 2016, respectively. Inventories consist primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale. There was a $35,000 and $25,000 reserve for impaired inventory as of September 30, 2017 and 2016, respectively.

 6. NOTES RECEIVABLE FROM BIOMEDX, INC

On November 1, 2016, the Company purchased an Original Issue Discount Convertible Promissory Note from BioMedx, Inc. The Company paid $260,000 for the Note with a principal amount of $286,000. The Note matured one year from issuance and bears interest at 5%. The principal and interest was convertible into BioMedx common stock at the option of the Company. The Company received 150,000 shares of BioMedx common stock as partial consideration for purchasing the Note. In addition, if BioMedx does not repay the Promissory Note, the Company would have the right to convert the Promissory Note into 51% of the ownership of BioMedx.

In addition, the Company and BioMedx agreed to negotiate in good faith to enter into a joint development agreement and subsequent merger transaction prior to December 31, 2017.

Due to the uncertainty involved with a start-up company, The Company’s management determined that the value of the Promissory Note and BioMedx common stock was zero at December 31, 2016 and recorded an impairment reserve for the full value as of December 31, 2016. During the three months ended March 31, 2017, BioMedx paid the Company $290,608 in full satisfaction of the Note. The Company recorded the gain as a reduction in SG&A expense during the three months ended March 31, 2017. In addition, the Company has not valued the 150,000 shares of BioMedx common stock.

7.  FIXED ASSETS

Fixed assets, net of accumulated depreciation, was $133,204 and $285,415 as of September 30, 2017 and 2016, respectively. Accumulated depreciation was $662,855 and $796,481 as of September 30, 2017 and 2016, respectively. Total depreciation expense, was $38,031 and $64,512 for the years ended September 30, 2016 and 2015, respectively. The Company record a loss on sale of assets of $113,044 during the year ended September 30, 2017. All equipment is used for selling, general and administrative purposes and accordingly all depreciation is classified in selling, general and administrative expenses.

Property and equipment as of September 30, 2017 was comprised of the following:

	Estimated	September 30, 2017
	Useful Lives	Purchased	Capital Leases	Total
Machinery and equipment	2-10 years	$251,699	$57,181	$308,880
Leasehold improvements	2-3 years	276,112	-	276,112
Furniture and fixtures	2-3 years	73,977	101,260	175,237
Software and websites	3- 7 years	35,830	-	35,830
Less: accumulated depreciation		(504,414)	(158,441)	(662,855)
		$133,204	$-	$133,204

8.  GOODWILL

The Company’s TransTech business is very capital intensive. The Company reviewed TransTech’s operations based on its overall financial constraints and determined the value has been impaired. The company recorded an impairment of goodwill associated with TransTech of $983,645 during the year ended September 30, 2017.

9. ACCOUNTS PAYABLE

Accounts payable were $2,154,646 and $1,984,326 as of September 30, 2017 and 2016, respectively. Such liabilities consisted of amounts due to vendors for inventory purchases and technology development, external audit, legal and other expenses incurred by the Company. The Company had two vendors (10.5% and 10.4%) with accounts payable in excess of 10% of its accounts payable as of September 30, 2017. The Company does expect to have vendors with accounts payable balances of 10% of total accounts payable in the foreseeable future.

10.  DERIVATIVE INSTRUMENTS

In April 2008, the FASB issued a pronouncement that provides guidance on determining what types of instruments or embedded features in an instrument held by a reporting entity can be considered indexed to its own stock for the purpose of evaluating the first criteria of the scope exception in the pronouncement on accounting for derivatives. This pronouncement was effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of these requirements can affect the accounting for warrants and many convertible instruments with provisions that protect holders from a decline in the stock price (or “down-round” provisions). For example, warrants or conversion features with such provisions are no longer recorded in equity. Down-round provisions reduce the exercise price of a warrant or convertible instrument if a company either issues equity shares for a price that is lower than the exercise price of those instruments or issues new warrants or convertible instruments that have a lower exercise price.

There was no derivative liability as of September 30, 2017. For the year ended September 30, 2017, the Company recorded non-cash loss of $217,828 related to the “change in fair value of derivative” expense related to its derivative instruments. The Company early adopted ASU 2017-11 and has reclassified its financial instrument with down round features to equity in the amount of $410,524.

Derivative liability as of September 30, 2016 is as follows:

				Carrying
	Fair Value Measurements Using Inputs			Amount at
Financial Instruments	Level 1	Level 2	Level 3	September 30, 2016

Liabilities:
Derivative Instruments	$-	$145,282	$-	$145,282

Total	$-	$145,282	$-	$145,282

For the year ended September 30, 2016, the Company recorded non-cash income of $1,324,384 related to the “change in fair value of derivative” expense related to its 6%, 7% and 18% convertible notes.

Derivative Instruments – Warrants with the June 2013 Private Placement

The Company issued warrants to purchase 697,370 shares of common stock in connection with our June 2013 private placement of 348,685 shares of common stock.  The per share price is subject to adjustment. In August 2016, the exercise price was reset to $0.70 per share. These warrants were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation.  These warrants were issued with a down-round provision whereby the exercise price would be adjusted downward in the event that additional shares of our common stock or securities exercisable, convertible or exchangeable for the Company’s common stock were issued at a price less than the exercise price.  Therefore, the fair value of these warrants were recorded as a liability in the consolidated balance sheet and are marked to market each reporting period until they are exercised or expire or otherwise extinguished.

The proceeds from the private placement were allocated between the shares of common stock and the warrants issued in connection with the private placement based upon their estimated fair values as of the closing date at June 14, 2013, resulting in the aggregate amount of $2,494,710 allocated to stockholders’ equity and $2,735,290 allocated to the warrant derivative.  The Company recognized $1,448,710 of other expense resulting from the increase in the fair value of the warrant liability at September 30, 2013. During the year ended September 30, 2014, the Company recognized $2,092,000 of other income resulting from the decrease in the fair value of the warrant liability at September 30, 2014. During the year ended September 30, 2015, the Company recognized $104,716 of other expense resulting from the decrease in the fair value of the warrant liability at September 30, 2015. During the year ended September 30, 2016, the Company recognized $2,085,536 of other income resulting from the decrease in the fair value of the warrant liability at September 30, 2016.

As of June 30, 2017, the Company had outstanding 524,559 warrants to purchase shares of common stock in connection with our June 2013 private placement that the Company determined had an embedded derivative liability due to the “reset” clause associated with the note’s conversion price. The Company valued the derivative liability of these notes at $22,556 using the Black-Scholes-Merton option pricing model, which approximates the Monte Carlo and other binomial valuation techniques, with the following assumptions (i) dividend yield of 0%; (ii) expected volatility of 113.0%; (iii) risk free rate of .007%, (iv) stock price of $0.25, (v) per share conversion price of $0.70, and (vi) expected term of 1.0 year. During the nine months June 30, 2017, the Company recognized $88,624 of income resulting from the decrease in the fair value of the warrant liability as of June 30, 2017.

Derivative Instruments – Warrant with the November 2013 Allied Inventors Services and License Agreement

The Company issued a warrant to purchase 97,169 shares of common stock in connection with the November 2013 Allied Inventors Services and License Agreement. The warrant price of $30.00 per share expires November 10, 2018 and the per share price is subject to adjustment. In August 2016, the exercise price was reset to $0.70 per share. This warrant was not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation.  This warrant was issued with a down-round provision whereby the exercise price would be adjusted downward in the event that additional shares of our common stock or securities exercisable, convertible or exchangeable for our common stock were issued at a price less than the exercise price.  Therefore, the fair value of these warrants was recorded as a liability in the consolidated balance sheet and are marked to market each reporting period until they are exercised or expire or otherwise extinguished. During the year ended September 30, 2014, the Company recognized $320,657 of other expense related to the Allied Inventors warrant. During the year ended September 30, 2015, the Company recognized $14,574 of other income related to the Allied Inventors warrant. During the year ended September 30, 2016, the Company recognized $286,260 of other income from the decrease in the fair value of the warrant liability at September 30, 2016.

As of June 30, 2017, the Company had outstanding 97,169 warrants to purchase shares of common stock in connection with the November 2013 Allied Inventors Services and License Agreement that the Company determined had an embedded derivative liability due to the “reset” clause associated with the note’s conversion price. The Company valued the derivative liability of these notes at $4,178 using the Black-Scholes-Merton option pricing model, which approximates the Monte Carlo and other binomial valuation techniques, with the following assumptions (i) dividend yield of 0%; (ii) expected volatility of 113.0%; (iii) risk free rate of .007%, (iv) stock price of $0.25, (v) per share conversion price of $0.70, and (vi) expected term of 1.0 year. During the nine months June 30, 2017, the Company recognized $15,644 of income resulting from the decrease in the fair value of the warrant liability as of June 30, 2017.

Derivative Instrument – Series A Convertible Preferred Stock

The Company issued 11,667 shares of Series A Convertible Preferred Stock with attached warrants during the year ended September 30, 2015. The Company allocated $233,322 to stockholder’s equity and $116,678 to the derivative warrant liability. The warrants were issued with a down round provision. The warrants have a term of five years, 23,334 are exercisable at $30 per common share and 23,334 are exercisable at $45 per common share. On August 4, 2016, the exercise price was adjusted to $0.70 per share. During the year ended September 30, 2015, the Company recognized $30,338 of other expense related to the warrant liability. During the year ended September 30, 2016, the Company recognized $132,724 of other income resulting from the decrease in the fair value of the warrant liability at September 30, 2016.

As of June 30, 2017, the Company had outstanding 11,667 shares of Series A Convertible Preferred Stock with attached warrants that the Company determined had an embedded derivative liability due to the “reset” clause associated with the note’s conversion price. The Company valued the derivative liability of these notes at $3,010 using the Black-Scholes-Merton option pricing model, which approximates the Monte Carlo and other binomial valuation techniques, with the following assumptions (i) dividend yield of 0%;(ii) expected volatility of 113.0%; (iii) risk free rate of .007%, (iv) stock price of $0.25, (v) per share conversion price of $0.70, and (vi) expected term of 1.0 year. During the nine months June 30, 2017, the Company recognized $11,270 of income resulting from the increase in the fair value of the warrant liability as of June 30, 2017.

Derivative Instrument – Series C Convertible Preferred Stock

The Company issued 1,785,715 shares of Series C Convertible Preferred Stock with attached warrants during the year ended September 30, 2016. In February 2017, the Company modified the term of the warrants to provide a down round provision.

As of June 30, 2017, the Company had outstanding 1,785,715 shares of Series C Convertible Preferred Stock with attached warrants that the Company determined had an embedded derivative liability due to the “reset” clause associated with the note’s conversion price. The Company valued the derivative liability of these notes at $266,071 using the Black-Scholes-Merton option pricing model, which approximates the Monte Carlo and other binomial valuation techniques, with the following assumptions (i) dividend yield of 0%; (ii) expected volatility of 113.0%; (iii) risk free rate of .007%, (iv) stock price of $0.25, (v) per share conversion price of $0.70, and (vi) expected term of 4.0 years. During the nine months June 30, 2017, the Company recognized $266,071 of other expense resulting from the modification of the warrant, net of the decrease in the fair value of the warrant liability as of June 30, 2017.

Derivative Instrument – Placement Agent Warrants

During the nine months ended June 30, 2017, the Company revised five year placement agent warrants to purchase 312,500 shares of common stock. In February 2017, the Company reduced the price from $1.00 to $0.70 per share and the exercise price is now subject to adjustment.

As of June 30, 2017, the Company had placement agent warrants to purchase 312,500 shares of common stock that the Company determined had an embedded derivative liability due to the “reset” clause associated with the note’s conversion price. The Company valued the derivative liability of these notes at $13,438 using the Black-Scholes-Merton option pricing model, which approximates the Monte Carlo and other binomial valuation techniques, with the following assumptions (i) dividend yield of 0%; (ii) expected volatility of 113.0%; (iii) risk free rate of .007%, (iv) stock price of $0.25, (v) per share conversion price of $0.70, and (vi) expected term of 1.0 year. During the nine months June 30, 2017, the Company recognized $13,428 of other expense resulting from the modification of the warrant, net of the decrease in the fair value of the warrant liability as of June 30, 2017.

Derivative Instrument – Series D Convertible Preferred Stock

The Company issued 1,016,014 shares of Series C Convertible Preferred Stock with attached warrants during the nine months ended June 30, 2017. In February 2017, the Company modified the term of the warrants to provide a down round provision.

As of June 30, 2017, the Company had outstanding 1,016,014 shares of Series D Convertible Preferred Stock with attached warrants that the Company determined had an embedded derivative liability due to the “reset” clause associated with the note’s conversion price. The Company valued the derivative liability of these notes at $101,271 using the Black-Scholes-Merton option pricing model, which approximates the Monte Carlo and other binomial valuation techniques, with the following assumptions (i) dividend yield of 0%; (ii) expected volatility of 113.0%; (iii) risk free rate of .007%, (iv) stock price of $0.25, (v) per share conversion price of $0.70, and (vi) expected term of 4.35 years. During the nine months June 30, 2017, the Company recognized $101,171 of other expense resulting from the modification of the warrant, net of the decrease in the fair value of the warrant liability as of June 30, 2017.

11.  CONVERTIBLE NOTES PAYABLE

Convertible notes payable as of September 30, 2017 and September 30, 2016 consisted of the following:

The Company entered into Convertible Promissory Notes totaling $710,000 with accredited investors during September 2015 to February 2016 to fund short-term working capital. The Notes accrue interest at a rate of 8% per annum and become due September 2016 to February 2017 and are convertible into common stock at the same price of our next financing. On November 31, 2016, holders of $695,000 of the Convertible Promissory Notes converted to 944,948 shares of common stock and five year warrants to purchase common stock at a price of $1.00 per share. The Company recorded accrued interest of $14,687 during the year ended September 30, 2017. On February 15, 2017, the Company repaid the remaining $15,000 Promissory Note and accrued interest in cash.

On September 30, 2016, the Company entered into a $210,000 Convertible Promissory Note with Clayton A. Struve, an accredited investor and affiliate of the Company, to fund short-term working capital. The Convertible Promissory Note accrues interest at a rate of 10% per annum and becomes due on March 30, 2017. The Note holder can convert to common stock at $0.70 per share. During the year ended September 30, 2017, the Company recorded interest of $ 21,000 related to the convertible note.

This note was extended in the Securities Purchase Agreement, General Security Agreement and Subordination Agreement dated August 14, 2017 with a maturity date of August 13, 2018.

The Company entered into two Convertible Promissory Notes totaling $330,000 with accredited investors during on November 1, 2016. The Notes accrue interest at a rate of 10% per annum and become due May 1, 2017 and are convertible into Preferred stock at a conversion price of $0.80 per share and a five-year warrant to purchasea share of common stock at $1.00 per share. The company first allocated the value received to the warrants based on the Black Scholes value assuming a 1 year life, 130% volatility and ..7% risk free interest rate. The remaining value was below the fair market value on the date of issuance and as a result the company recorded and beneficial conversion dividend of $326,687 at the time issuance. The Company recorded interest of $10,633 as of February 24, 2017. On February 24, 2016, The Company paid $113,544 in full payment of an Original Issue Discount Convertible Promissory Note issued to an accredited investor on November 1, 2016. On February 24, 2017, the holder of an Original Issue Discount Convertible Promissory Note issued on November 1, 2016 converted the principal and outstanding interest of $227,088 into 283,861 shares of the Company’s Series D Preferred Stock and a five-year warrant to purchase 283,861 shares of common stock.

On August 14, 2017, the Company issued a senior convertible exchangeable debenture with a principal amount of $360,000 and a common stock purchase warrant to purchase 1,440,000 shares of common stock in a private placement to Clayton Struve for gross proceeds of $300,000 pursuant to a Securities Purchase Agreement dated August 14, 2017. The debenture accrues interest at 20% per annum and matures August 13, 2018. The convertible debenture contains a beneficial conversion valued at $110,629. The warrants were valued at $111,429. Because the note is immediately convertible, the warrants and beneficial conversion were expensed as interest.

On the same date, the Company entered into a General Security Agreement with the investor, pursuant to which the Company has agreed to grant a security interest to the investor in substantially all the Company’s assets, effective upon the filing of a UCC-3 termination statement to terminate the security interest held by Capital Source Business Finance Group in the assets of the Company. In addition, an entity affiliated with Ronald P. Erickson, the Company’s Chief Executive Officer, entered into a Subordination Agreement with the investor pursuant to which all debt owed by the Company to such entity is subordinated to amounts owed by the Company to the investor under the Debenture (including amounts that become owing under any Debentures issued to the investor in the future).

The initial conversion price of the Debenture is $0.25 per share, subject to certain adjustments. The initial exercise price of the Warrant is $0.25 per share, also subject to certain adjustments.

As part of the Purchase Agreement, the Company granted the investor “piggyback” registration rights to register the shares of common stock issuable upon the conversion of the Debenture and the exercise of the Warrant with the Securities and Exchange Commission for resale or other disposition.

The Debenture and the Warrant were issued in a transaction that was not registered under the Securities Act of 1933, as amended (the “Act”) in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and Rule 506 of SEC Regulation D under the Act.

In connection with the private placement, the placement agent for the Debenture and the Warrant received a cash fee of $30,000 and the Company expects to issue warrants to purchase shares of the Company’s common stock to the placement agent based on 10% of proceeds.

Under the terms of the Purchase Agreement, the investor may purchase up to an aggregate of $1,000,000 principal amount of Debentures (before a 20% original issue discount) (and Warrants to purchase up to an aggregate of 250,000 shares of common stock). These securities are being offered on a “best efforts” basis by the placement agent.

During the year ended September 30, 2017 and 2016, $156,941 and $299,412, respectively, has been recorded as interest expense related to debt discounts, beneficial conversions and warrants associated with Convertible Promissory Notes.

12.	NOTES PAYABLE, CAPITALIZED LEASES AND LONG-TERM DEBT

Notes payable, capitalized leases and long-term debt as of September 30, 2017 and 2016 consisted of the following:

	September 30,	September 30,
	2017	2016

Capital Source Business Finance Group	$365,725	$370,404
Note payable to Umpqua Bank	199,935	199,935
Secured note payable to J3E2A2Z LP - related party	600,000	600,000
Total debt	1,165,660	1,170,339
Less current portion of long term debt	(1,165,660)	(1,170,339)
Long term debt	$-	$-

Capital Source Business Finance Group

The Company finances its TransTech operations from operations and a Secured Credit Facility with Capital Source Business Finance Group. On December 9, 2008, TransTech entered into a $1,000,000 secured credit facility with Capital Source to fund its operations. On June 6, 2017, TransTech entered into the Fourth Modification to the Loan and Security Agreement. This secured credit facility was renewed until June 12, 2018 with a floor for prime interest of 4.5% (currently 4.5%) plus 2.5%. The eligible borrowing is based on 80% of eligible trade accounts receivable, not to exceed $500,000. The secured credit facility is collateralized by the assets of TransTech, with a guarantee by Visualant, including a security interest in all assets of Visualant. The remaining balance on the accounts receivable line of $365,725 ($16,000 available) as of September 30, 2017 must be repaid by the time the secured credit facility expires on June 12, 2018, or the Company renews by automatic extension for the next successive one year term.

Note Payable to Umpqua Bank

The Company has a $199,935 Business Loan Agreement with Umpqua Bank. On December 19, 2017, the Umpqua Loan maturity was extended to March 31, 2018 and provides for interest at 4.00% per year. Related to this Umpqua Loan, the Company entered into a demand promissory note for $200,000 on January 10, 2014 with an entity affiliated with Ronald P. Erickson, our Chief Executive Officer. This demand promissory note will be effective in case of a default by the Company under the Umpqua Loan.

Note Payables to Ronald P. Erickson or J3E2A2Z LP

The Company also has two other demand promissory notes payable to entities affiliated with Mr. Erickson, totaling $600,000. Each of these notes were issued between January and July 2014, provide for interest of 3% per year and now mature on December 31, 2017. The notes payable also provide for a second lien on our assets if not repaid by December 31, 2017 or converted into convertible debentures or equity on terms acceptable to the Mr. Erickson. The Company recorded accrued interest of $58,167 as of September 30, 2017.

Aggregate maturities totaling $1,165,660 are all due within twelve months.

13.  EQUITY

Authorized Capital Stock

The Company authorized 105,000,000 shares of capital stock, of which 100,000,000 are shares of voting common stock, par value $0.001 per share, and 5,000,000 are shares preferred stock, par value $0.001 per share.

Voting Preferred Stock

The Company is authorized to issue up to 5,000,000 shares of preferred stock with a par value of $0.001.

Series A Preferred Stock

On July 21, 2015, the Company filed with the Nevada Secretary of State an Amended and Restated Certificate of Designations, Preferences and Rights for our Series A Convertible Preferred Stock. Among other things, the Amended and Restated Certificate changed the conversion price and the stated value of the Series A Preferred from $0.10 (pre reverse stock split) to $30.00 (post-reverse stock split), and added a provision adjusting the conversion price upon the occurrence of certain events.

Under the Amended and Restated Certificate, the Company had 11,667 shares of Series A Preferred authorized, all of which are outstanding. Each holder of outstanding shares of Series A Preferred is entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred held by such holder are then convertible as of the applicable record date. The Company cannot amend, alter or repeal any preferences, rights, or other terms of the Series A Preferred so as to adversely affect the Series A Preferred, without the written consent or affirmative vote of the holders of at least 66% of the then outstanding shares of Series A Preferred, voting as a separate voting group, given by written consent or by vote at a meeting called for such purpose for which notice shall have been duly given to the holders of the Series A Preferred.

During the year ended September 30, 2015, the Company sold 11,667 Series A Preferred Stock to two investors totaling $350,000. These shares are expected to be convertible into 11,667 shares of common stock at $30.00 per share, subject to adjustment, for a period of five years.   The Series A Preferred Stock has voting rights and may not be redeemed without the consent of the holder.

The Company also issued (i) a Series C five-year Warrant for 23,334 shares of common stock at an exercise price of $30.00 per share, which is callable at $60.00 per share; and (ii) a Series D five-year Warrant for 23,334 shares of common stock at an exercise price of $45.00 per share, which is callable at $90.00 per share. The Series A Preferred Stock and Series C and D Warrants had registration rights.

On July 20, 2015, the two investors entered into an Amendment to Series A Preferred Stock Terms whereby they agreed to the terms of the Amended and Restated Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock and waived all registration rights.

On August 4, 2016, the price of the Series A Preferred Stock was adjusted to $0.70 per share due to the issuance of common stock at that price.

On March 8, 2016, we received approval from the State of Nevada for the Correction to the Company’s Amended and Restated Certificate of Designations, Preferences and Rights of its Series A Convertible Preferred Stock. The Amended and Restated Certificate filed July 21, 2015 changed the conversion price and the stated value from $0.10 (pre reverse stock split) to $30.00 (post-reverse stock split), and adding a provision adjusting the conversion price upon the occurrence of certain events. On February 19, 2016, the holders of Series A Convertible Preferred Stock entered into Amendment 2 of Series A Preferred Stock Terms and increased the number of Preferred Stock Shares to properly account for the reverse stock split. The Company has 23,334 Series A Preferred Stock issued and outstanding.

On August 14, 2017, the price of the Series A Preferred Stock and Series C Warrants were adjusted to $0.25 per share pursuant to the documents governing such instruments.

Series B Redeemable Convertible Preferred Stock

On March 8, 2016, the Company received approval from the State of Nevada for the Certificate of Designations of Preferences, Powers, Rights and Limitations of Series B Redeemable Convertible Preferred Stock. The Certificate authorized 5,000 shares of Series B Preferred Stock at a par value of $.001 per share that is convertible into common stock at $7.50 per share, subject to certain adjustments as set forth in the Certificate.

The Company entered into a Stock Purchase Agreement with an institutional investor pursuant to which the Company issued 255 Shares of Series B Redeemable Preferred Shares (“Series B Preferred Shares”) of the Company at $10,000 per share with a 5.0% original issue discount for the sum of $2,500,000.

At closing, the Company sold 51 Series B Preferred Shares in exchange for payment to the Company of $505,000 in cash and issued an additional 204 Series B Preferred Shares in exchange for delivery of a full recourse 1% Promissory Note (“Note”) for $1,995,000 and payment to the Company of $5,000 in cash (paid). The Note is collateralized by the Series B Preferred Shares. Under the terms of the Note, the Company is to receive an additional $500,000 for each $5 million, or in certain cases a lower amount, in aggregate trading volume of the common stock, so long as it meets certain other requirements. Any remaining balance under the Note is payable at its maturity in seven years. Due to the uncertainty on the receipt of achieving future funding, the Company has not booked the full recourse 1% Promissory Note.

The Series B Preferred Shares are convertible into common stock at $7.50 per share; provided that the institutional investor may not convert any Series B Preferred Shares into common stock until that portion of the Note underlying the purchase of the converted portion of Series B Preferred Shares is paid in cash to Company.

The Company may issue, at our sole discretion in lieu of cash, as a conversion premium or in payment of dividends on such shares of Series B Preferred Shares. The number of additional common shares that we may issue as a conversion premium or in payment of dividends, is dependent on the dividend rate which can vary depending on our underlying stock price at the time of conversion and assuming no triggering event has occurred.

The Company filed a Registration Statement on Form S-1, which was declared effective May 6, 2016, to register $2,675,000 for the resale of all shares of common stock issuable upon conversion of the Series B Shares.

In the third quarter ended June 30, 2016, the investor converted 35 preferred shares into 74,064 shares of common stock valued at $506,695. Prior to the closing of the First Amendment to the Stock Purchase Agreement the investor converted the remaining 16 preferred shares into 52,000 shares of common stock valued at $169,000.

On August 5, 2016, the Company closed the First Amendment to Stock Purchase Agreement with the institutional investor. As a result of this amendment agreement the Company paid the sum of $505,000 to the institutional investor and cancelled the remaining 204 shares of Series B Preferred Stock that had not been purchased, and the parties terminated the relationship and all aspects of the Stock Purchase Agreement described above in its entirety. We recorded an expense of $674,000 related to this Amendment Agreement during the three months ended September 30, 2016, which includes the conversion of the remaining 16 shares.

On September 1, 2016, the Company filed a Withdrawal of Certificate of Designations of Preferences, Powers, Rights and Limitations of Series B Redeemable Convertible Preferred Stock with the State of Nevada. In August 15, 2016, the SEC approved the withdrawal of the Registration Statement on Form S-1.

Series C and D Preferred Stock and Warrants

On August 5, 2016, the Company closed a Series C Preferred Stock and Warrant Purchase Agreement with Clayton A. Struve, an accredited investor for the purchase of $1,250,000 of preferred stock with a conversion price of $0.70 per share. The preferred stock has a yield of 8% and an ownership blocker of 4.99%. In addition, Mr. Struve received a five year warrant to acquire 1,785,714 shares of common stock at $0.70 per share.

To determine the effective conversion price, a portion of the proceeds received by the Company upon issuance of the Series C Preferred Stock was first allocated to the freestanding warrants issued as part of this transaction. Given that the warrants will not subsequently be measured at fair value, the Company determined that the warrants should receive an allocation of the proceeds based on their relative fair value. This is based on the understanding that the FASB staff and the SEC staff believe that a freestanding instrument issued in a basket transaction should be initially measured at fair value if it is required to be subsequently measured at fair value pursuant to US generally accepted accounting principles (“GAAP”), with the residual proceeds from the transaction allocated to any remaining instruments based on their relative fair values. As such, the warrants were allocated a fair value of approximately $514,706 upon issuance, with the remaining $735,294 of proceeds allocated to the Series C Preferred Stock.

Proportionately, this allocation resulted in approximately 59% of the face amount of the Series C Preferred Stock issuance remaining, which applied to the stated conversion price of $0.70 resulted in an effective conversion price of approximately $0.41.

Having determined the effective conversion price, the Company then compared this to the fair value of the underlying Common Stock as of the commitment date, which was approximately $1.06 per share, and concluded that the conversion feature did have an intrinsic value of $0.65 per share. As such, the Company concluded that the Series C Preferred Stock did contain a beneficial conversion feature and an accounting entry and additional financial statement disclosure was required.

Because our preferred stock is perpetual, with no stated maturity date, and the conversions may occur any time from inception, the dividend is recognized immediately when a beneficial conversion exists at issuance. During the year ending September 30, 2016, the Company. recognized preferred stock dividends of $1.16 million on Series C preferred stock related to the beneficial conversion feature arising from a common stock effective conversion rate of $0.41 versus a current market price of $1.06 per common share.

On November 14, 2016, the Company issued 187,500 shares of Series D Convertible Preferred Stock and a warrant to purchase 187,500 shares of common stock in a private placement to certain accredited investors for gross proceeds of $150,000 pursuant to a Series D Preferred Stock and Warrant Purchase Agreement dated November 10, 2016.

The warrants associated with the November 14, 2016 issuance were allocated a fair value of approximately $56,539 upon issuance, with the remaining $63,539 of net proceeds allocated to the Series D Preferred Stock. Proportionately, this allocation resulted in approximately 53% of the amount of the Series D Preferred Stock issuance remaining, which applied to the stated conversion price of $0.80 resulted in an effective conversion price of approximately $0.34. Having determined the effective conversion price, the Company then compared this to the fair value of the underlying Common Stock as of the commitment date, which was approximately $1.14 per share, and concluded that the conversion feature did have an intrinsic value of $0.80 per share. As such, the Company concluded that the Series D Preferred Stock did contain a beneficial conversion feature of $150,211 which was recorded as a beneficial conversion in stockholders’ equity.

On December 19, 2016, the Company issued 187,500 shares of Series D Convertible Preferred Stock and a warrant to purchase 187,500 shares of common stock in a private placement to an accredited investor for gross proceeds of $150,000 pursuant to a Series D Preferred Stock and Warrant Purchase Agreement dated December 14, 2016.

The warrants associated with the December 19, 2016 issuance were allocated a fair value of approximately $60,357 upon issuance, with the remaining $69,643 of net proceeds allocated to the Series D Preferred Stock. Proportionately, this allocation resulted in approximately 54% of the amount of the Series D Preferred Stock issuance remaining, which applied to the stated conversion price of $0.80 resulted in an effective conversion price of approximately $0.37. Having determined the effective conversion price, the Company then compared this to the fair value of the underlying Common Stock as of the commitment date, which was approximately $0.81 per share, and concluded that the conversion feature did have an intrinsic value of $0.44 per share. As such, the Company concluded that the Series C Preferred Stock did contain a beneficial conversion feature of $82,232 which was recorded as a beneficial conversion in stockholders’ equity.

Because the Company’s preferred stock is perpetual, with no stated maturity date, and the conversions may occur any time from inception, the dividend is recognized immediately when a beneficial conversion exists at issuance. During the year ending September 30, 2017, the Company. recognized preferred stock dividends of $234,443 million on Series D preferred stock related to the beneficial conversion feature arising from a common stock effective conversion rate of $0.34 and $0.37 versus the original market price of $1.14 and $1.06 per common share, respectively.

On May 1, 2017, the Company issued 357,143 shares of Series D Convertible Preferred Stock (the “Series D Shares”) and a warrant to purchase 357,143 shares of common stock in a private placement to an accredited investor for gross proceeds of $250,000 pursuant to a Series D Preferred Stock and Warrant Purchase Agreement dated May 1, 2016.

The initial conversion price of the Series D Shares is $0.70 per share, subject to certain adjustments. The initial exercise price of the warrant is $0.70 per share, also subject to certain adjustments. The Company also amended and restated the Certificate of Designation for the Series D Shares, resulting in an adjustment to the conversion price of all currently outstanding Series D Shares to $0.70 per share.

Having determined the effective conversion price, the Company then compared this to the fair value of the underlying Common Stock as of the commitment date, which was approximately $0.48 per share, and concluded that the conversion feature did not have an intrinsic value. As such, the Company concluded that the Series D Preferred Stock did not contain a beneficial conversion feature and an accounting entry and additional financial statement disclosure was not required

Common Stock

All of the offerings and sales described below were deemed to be exempt under Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities, the offerings and sales were made to a limited number of persons, all of whom were accredited investors and transfer was restrictedby the company in accordance with the requirements of Regulation D and the Securities Act. All issuances to accredited and non-accredited investors were structured to comply with the requirements of the safe harbor afforded by Rule 506 of Regulation D, including limiting the number of non-accredited investors to no more than 35 investors who have sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of an investment in our securities.

The following equity issuances occurred during the year ended September 30, 2017:

On October 21, 2015, the Company entered into a Public Relations Agreement with Financial Genetics LLC for public relation services. On October 18, 2016, the Company entered into an Amendment to Public Relations Agreement with Financial Genetics LLC. Under the Agreements, Financial Genetics was issued 359,386 shares of our common stock during the year ended September 30, 2017. The Company expensed $271,309 during the year ended September 30, 2017.

On October 6, 2016, the Company entered into a Services Agreement with Redwood Investment Group LLC for financial services. Under the Agreement, Redwood was issued 200,000 shares of our common stock. The Company expensed $140,000 during the year ended September 30, 2017.

The Company entered into Convertible Promissory Notes totaling $710,000 with accredited investors during September 2015 to February 2016 to fund short-term working capital. The Notes accrued interest at a rate of 8% per annum and became due September 2016 to February 2017 and were convertible into common stock as part of our next financing. On November 30, 2016, the Company converted $695,000 of the /Convertible Promissory Notes and interest of $54,078 into 936,348 shares of comment stock. The Company also issued warrants to purchase 936,348 shares of the Company’s common stock. The five-year warrants are exercisable at $1.00 per share, subject to adjustment.

On December 22, 2016, a supplier converted accounts payable totaling $6,880 into 8,600 shares of common stock.

On the year ended September 30, 2017, the Company issued 795,000 shares of restricted common stock to two Names Executive Officers employees, two directors and six employees and consultants and for services during 2015-2017. The shares were issued in accordance with the 2011 Stock Incentive Plan and were valued at $0.17 per share, the market price of our common stock. The Company expensed $135,150 during the year ended September 30, 2017.

The following equity issuances occurred during the year ended September 30, 2016:

Thirteen investors exercised warrants at $2.50 per share and were issued 207,667 shares of common stock, for a total of $519,162 in proceeds to the Company.

On October 21, 2015, the Company entered into a Public Relations Agreement with Financial Genetics LLC for public relation services. Under the Agreement, Financial Genetics was issued 35,268 shares of our common stock. The Company expensed $218,653 during the year ended September 30, 2016.

On October 6, 2015, the Company entered into a Consulting Agreement with Joshua Conroy for business development services. Under the Agreement, Mr. Conroy was issued 1,711 shares of our common stock. The Company expensed $11,977 during the year ended September 30, 2016.

The Company entered into Convertible Promissory Notes totaling $710,000 with accredited investors during September 2015 to February 2016 to fund short-term working capital. The Notes accrue interest at a rate of 8% per annum and become due September 2016 to February 2017 and are convertible into common stock as part of our next financing. The investors received $710,000 in warrants that are exercisable into common stock at the price equal to the price of the common stock sold in our next public financing.

The Company entered into 8%-10% Convertible Promissory Notes and Securities Purchase Agreements with three accredited investors on February 4, 2016, totaling $165,000 with an original issue discount of $15,000. The Company issued a total of 10,500 shares of restricted common stock to the investors valued at $70,875 and paid $7,500 in legal fees. The Company received $128,500 net of all fees.

On February 23, 2016, the Company entered into a Consulting Agreement with David Markowski for business development services. On February 29, 2016, Mr. Markowski was issued 2,000 shares of our common stock. The Company expensed $14,600 during the year ended September 30, 2016.

On July 12, 2016, a supplier converted accounts payable totaling $232,966 into 77,665 shares of common stock valued at $3.00 per share.

On August 1, 2016, the Company entered an Agreement with Axiom Financial, Inc. for business development services. Under the Agreement, the Company issued 25,000 shares of our common stock. The Company expensed $29,000 during the year ended September 30, 2016.

On August 10, 2016, the Company closed a Stock Purchase Agreement with Dale Broadrick, an accredited investor and affiliate of the Company for the purchase of $500,000 of the Company’s common stock at $0.70 per share or 714,286 shares of common stock. In addition, the investor received 100% warrant coverage with a five year warrant having a strike price of $0.70. These common shares and warrants are not subject to a registration statement.

Warrants to Purchase Common Stock

The following warrants were issued during the year ended September 30, 2017:

The Company entered into Convertible Promissory Notes totaling $710,000 with accredited investors during September 2015 to February 2016 to fund short-term working capital. The Notes accrued interest at a rate of 8% per annum and became due September 2016 to February 2017 and were convertible into common stock as part of our next financing. On November 30, 2016, the Company converted $695,000 of the /Convertible Promissory Notes and interest of $54,078 into 936,348 shares of comment stock. The Company also issued warrants to purchase 936,348 shares of the Company’s common stock. The five-year warrants are exercisable at $1.00 per share, subject to adjustment.

On November 14, 2016, the Company issued 187,500 shares of Series D Convertible Preferred Stock and a warrant to purchase 187,500 shares of common stock in a private placement to certain accredited investors for gross proceeds of $150,000 pursuant to a Series D Preferred Stock and Warrant Purchase Agreement dated November 10, 2016. The warrant was valued at $189,938.

On December 19, 2016, the Company issued 187,500 shares of Series D Convertible Preferred Stock and a warrant to purchase 187,500 shares of common stock in a private placement to an accredited investor for gross proceeds of $150,000 pursuant to a Series D Preferred Stock and Warrant Purchase Agreement dated December 14, 2016. The warrant was valued at $131,250.

On February 24, 2017, the Company issued 283,861 shares of Series D Convertible Preferred Stock and a warrant to purchase 283,861 shares of common stock in a private placement to an accredited investor for conversion of a $220,000 Promissory Note and accrued interest of $7,089 pursuant to a Series D Preferred Stock and Warrant Purchase Agreement dated February 28, 2017. The warrant was valued at $198,703.

During the year ended September 30, 2017, the Company revised five year placement agent warrants to purchase 312,500 shares of common stock. The price was reduced from $1.00 to $0.70 per share and the exercise price is now subject to adjustment. The Company recorded 250,000 shares during the year ended September 30, 2016 the fair value of these warrants is $218,751 as of June 30, 2017.

On May 1, 2017, the Company issued 357,143 shares of Series D Convertible Preferred Stock and a warrant to purchase 357,143 shares of common stock in a private placement to an accredited investor for gross proceeds of $250,000 pursuant to a Series D Preferred Stock and Warrant Purchase Agreement dated May 1, 2017. The warrant was valued at $5,357.

On August 14, 2017, the Company issued a common stock purchase warrant to purchase 1,440,000 shares of common stock in a private placement to Clayton Struve for gross proceeds of $300,000 pursuant to a Securities Purchase Agreement dated August 14, 2017. The initial exercise price of the Warrant is $0.25 per share, also subject to certain adjustments. The warrants were valued at $111,429.

Warrants to acquire 7,668 shares of common stock at $30.00 per share expired.

The conversion price of the Series A, C and D Shares and related warrants is currently $0.250 per share, subject to certain adjustments.

The following warrant issuances occurred during the year ended September 30, 2016:

On August 4, 2016, the Company adjusted the exercise price of the warrants and conversion price of the Series A Convertible Preferred Stock detailed above to $0.70 per share.

On August 5, 2016, the Company closed a Series C Preferred Stock and Warrant Purchase Agreement with Clayton A. Struve, an accredited investor for the purchase of $1,250,000 of preferred stock with a conversion price of $0.70 per share. The preferred stock has a yield of8% and an ownership blocker of 4.99%. In addition, Mr. Struve received a five year warrant to acquire 1,785,714 shares of common stock at $0.70 per share. Both the Series C and warrants will be included in a registration statement to be filed by the Company.

On August 10, 2016, the Company closed a Stock Purchase Agreement with Dale Broadrick, an accredited investor and affiliate of the Company for the purchase of $500,000 of the Company’s common stock at $0.70 per share. In addition, the investor received a five year warrant to acquire 714,286 shares of common stock at $0.70 per share. These common shares and warrants are not subject to a registration statement.

The Company issued a five year warrant to Garden State Securities, Inc. to acquire 250,000 shares of common stock at $1.00 per share. The warrants were valued at $120,750.

The Company issued five year warrants to placement agents to acquire 20,439 shares of common stock at $0.70 per share.

Thirteen investors exercised warrants at $2.50 per share and were issued 207,670 shares of common stock, for a total of $519,162 in proceeds to the Company.

Warrants to acquire 9,348 shares of common stock at $26.22 per share expired.

The Company entered into Convertible Promissory Notes totaling $710,000 with accredited investors during September 2015 to February 2016 to fund short-term working capital. The investors received $710,000 in warrants that are exercisable into common stock at the price equal to the price of the common stock sold in our next public financing. The number of warrants convertible into shares of common stock is not known at this time as the number of shares is determined by the price of the next up-lift offering by an investment banker.

A summary of the warrants issued as of September 30, 2017 were as follows:

	September 30, 2017
		Weighted
		Average
		Exercise
	Shares	Price
Outstanding at beginning of period	3,453,171	$0.840
Issued	3,454,853	0.399
Exercised	-	-
Forfeited	-	-
Expired	(7,668)	(30.000)
Outstanding at end of period	6,900,356	$0.428
Exerciseable at end of period	6,900,356

A summary of the status of the warrants outstanding as of September 30, 2017 is presented below:

	September 30, 2017
	Weighted	Weighted		Weighted
	Average	Average		Average
Number of	Remaining	Exercise	Shares	Exercise
Warrants	Life ( In Years)	Price	Exerciseable	Price
5,222,616	3.77	$0.250	5,222,616	$0.250
734,725	3.74	0.700	734,725	0.700
936,348	4.17	1.000	936,348	1.000
6,667	1.25	30.000	6,667	30.000
6,900,356	3.72	$0.428	6,900,356	$0.428

The significant weighted average assumptions relating to the valuation of the Company’s warrants for the year ended September 30, 2017 were as follows:

Dividend yield	0%
Expected life	.25-3
Expected volatility	90%
Risk free interest rate	.01-.07%

At September 30, 2017, vested warrants totaling 6,900,356 shares had an aggregate intrinsic value of $0.

14.	STOCK OPTIONS

Description of Stock Option Plan

On March 21, 2013, an amendment to the Stock Option Plan was approved by the stockholders of the Company, increasing the number of shares reserved for issuance under the Plan to 93,333 shares.

Determining Fair Value under ASC 505

The Company records compensation expense associated with stock options and other equity-based compensation using the Black-Scholes-Merton option valuation model for estimating fair value of stock options granted under our plan. The Company amortizes the fair value of stock options on a ratable basis over the requisite service periods, which are generally the vesting periods. The expected life of awards granted represents the period of time that they are expected to be outstanding.  The Company estimates the volatility of our common stock based on the historical volatility of its own common stock over the most recent period corresponding with the estimated expected life of the award. The Company bases the risk-free interest rate used in the Black Scholes-Merton option valuation model on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award. The Company has not paid any cash dividends on our common stock and does not anticipate paying any cash dividends in the foreseeable future. Consequently, the Company uses an expected dividend yield of zero in the Black-Scholes-Merton option valuation model and adjusts share-based compensation for changes to the estimate of expected equity award forfeitures based on actual forfeiture experience. The effect of adjusting the forfeiture rate is recognized in the period the forfeiture estimate is changed.

Stock Option Activity

The Company had the following stock option transactions during the year ended December 31, 2017:

During the year ended September 30, 2017, employees forfeited stock option grants for 35,504 shares of common stock at $19.51 per share.

The Company had the following stock option transactions during the year ended December 31, 2016:

During the year ended September 30, 2016, employees forfeited stock option grants for 6,499 shares of common stock at $21.40 per share.

There are currently 15,404 options to purchase common stock at an average exercise price of $14.68 per share outstanding as of September 30, 2017 under the 2011 Stock Incentive Plan. The Company recorded $37,848 and $46,398 of compensation expense, net of related tax effects, relative to stock options for the year ended September 30, 2017 and 2016 in accordance with ASC 505. Net loss per share (basic and diluted) associated with this expense was approximately ($0.01) and ($0.03) per share, respectively. As of September 30, 2017, there is approximately $20,215 of total unrecognized costs related to employee granted stock options that are not vested. These costs are expected to be recognized over a period of approximately 1.78 years.

Stock option activity for the year ended September 30, 2017 and 2016 was as follows:

	Weighted Average
	Options	Exercise Price	$
Outstanding as of September 30, 2015	57,407	18.425	1,057,725
Granted	-	-	-
Exercised	-	-	-
Forfeitures	(6,499)	(21,403)	(139,098)
Outstanding as of September 30, 2016	50,908	18.045	918,627
Granted	-	-	-
Exercised	-	-	-
Forfeitures	(35,504)	(19.507)	(692,568)
Outstanding as of September 30, 2017	15,404	$14.675	$226,059

The following table summarizes information about stock options outstanding and exercisable at September 30, 2017:

		Weighted	Weighted		Weighted
		Average	Average		Average
Range of	Number	Remaining Life	Exercise Price	Number	Exercise Price
Exercise Prices	Outstanding	In Years	Exerciseable	Exerciseable	Exerciseable
13.500	3,334	2.75	$13.500	3,334	$13.50
15.000	12,238	1.52	15.000	7,570	15.00
	15,572	1.78	$14.679	10,904	$14.54

There is no aggregate intrinsic value of the exercisable options as of September 30, 2017.

15.	OTHER SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

Related Party Transactions with Ronald P. Erickson

See Note 12 for Notes Payable to Ronald P. Erickson, our Chief Executive Officer Chief and/or entities in which Mr. Erickson has a beneficial interest.

Note Payable to Umpqua Bank

The Company has a $199,935 Business Loan Agreement with Umpqua Bank. On December 19, 2017, the Umpqua Loan maturity was extended to March 31, 2018 and provides for interest at 4.00% per year. Related to this Umpqua Loan, the Company entered into a demand promissory note for $200,000 on January 10, 2014 with an entity affiliated with Ronald P. Erickson, our Chief Executive Officer. This demand promissory note will be effective in case of a default by the Company under the Umpqua Loan.

Note Payables to Ronald P. Erickson or J3E2A2Z LP

The Company also has two other demand promissory notes payable to entities affiliated with Mr. Erickson, totaling $600,000. Each of these notes were issued between January and July 2014, provide for interest of 3% per year and now mature on December 31, 2017. The notes payable also provide for a second lien on our assets if not repaid by December 31, 2017 or converted into convertible debentures or equity on terms acceptable to the Mr. Erickson. The Company recorded accrued interest of $58,167 as of September 30, 2017.

Other Amounts Due to Mr. Erickson

Mr. Erickson and/or entities with which he is affiliated also have advanced $519,833 and have unreimbursed expenses and compensation of approximately $450,679. The Company owes Mr. Erickson, or entities with which he is affiliated, $1,570,511 as of September 30, 2017.

Issuance of Common Stock to Mr. Erickson

On July 12, 2016, Mr. Erickson and/or entities with which he is affiliated exercised a warrant for 66,667 shares of the Company’s common stock at $2.50 per share or $166,668.

Entry into Employment Agreement with Ronald P. Erickson, Chief Executive Officer

On August 4, 2017, the Board of Directors approved an Employment Agreement with Ronald P. Erickson pursuant to which we engaged Mr. Erickson as the Company’s Chief Executive Officer through June 30, 2018.

Stock Issuances to Named Executive Officers and Directors

On September 7, 2017, the Company issued 600,000 shares of restricted common stock to two Names Executive Officers employees and two directors for services during 2015-2017. The shares were issued in accordance with the 2011 Stock Incentive Plan and were valued at $0.17 per share, the market price of our common stock. The Company expensed $102,000 during the year ended September 30, 2017.

Stock Option Grant Cancellations

During the year ended September 30, 2017, two Names Executive Officers forfeited stock option grants for 35,366 shares of common stock at $19.53 per share.

16.   COMMITMENTS, CONTINGENCIES AND LEGAL PROCEEDINGS

Legal Proceedings

The Company may from time to time become a party to various legal proceedings arising in the ordinary course of our business. The Company is currently not a party to any pending legal proceeding that is not ordinary routine litigation incidental to our business.

Entry into Employment Agreement with Ronald P. Erickson, Chief Executive Officer

On August 4, 2017, the Board of Directors approved an Employment Agreement with Ronald P. Erickson pursuant to which the Company engaged Mr. Erickson as the Company’s Chief Executive Officer through June 30, 2018.

Mr. Erickson’s annual compensation is $180,000. Mr. Erickson is also entitled to receive an annual bonus and equity awards compensation as approved by the Board. The bonus should be paid no later than 30 days following earning of the bonus.

Mr. Erickson will be entitled to participate in all group employment benefits that are offered by the Company to the Company’s senior executives and management employees from time to time, subject to the terms and conditions of such benefit plans, including any eligibility requirements.

If the Company terminates Mr. Erickson’s employment at any time prior to the expiration of the Term without Cause, as defined in the Employment Agreement, or if Mr. Erickson terminates his employment at any time for “Good Reason” or due to a “Disability”, Mr. Erickson will be entitled to receive (i) his Base Salary amount for one year; and (ii) medical benefits for eighteen months.

Properties and Operating Leases

The Company is obligated under the following non-cancelable operating leases for its various facilities and certain equipment.

Years Ended September 30,	Total
2018	$75,726
2019	119,600
2020	73,450
2021	-
2022	-
Beyond	-
Total	$268,776

Corporate Offices

On April 13, 2017, the Company leased its executive office located at 500 Union Street, Suite 810, Seattle, Washington, USA, 98101. The Company leases 943 square feet and the net monthly payment is $2,672. The monthly payment increases approximately 3% each year and the lease expires on May 31, 2022.

TransTech Facilities

TransTech is located at 12142 NE Sky Lane, Suite 130, Aurora, OR 97002. TransTech leases a total of approximately 6,340 square feet of office and warehouse space for its administrative offices, product inventory and shipping operations. Effective December 1, 2017, TransTech leases this office from December 1, 2017 at $4,465 per month. The monthly payment increases approximately 3% each year and the lease expires on January 31, 2020. Until December 1, 2017, TransTech leased this office on a month to month basis at $6,942 per month.

17.   INCOME TAXES

The Company has incurred losses since inception, which have generated net operating loss carryforwards.  The net operating loss carryforwards arise from United States sources.

Pretax losses arising from United States operations were approximately $1,222,000 for the year ended September 30, 2017.

Pretax losses arising from United States operations were approximately $2,634,000 for the year ended September 30, 2016.

The Company has net operating loss carryforwards of approximately $23,927,000, which expire in 2021-2035. Because it is not more likely than not that sufficient tax earnings will be generated to utilize the net operating loss carryforwards, a corresponding valuation allowance of approximately $8,135,000 was established as of September 30, 2017. Additionally, under the Tax Reform Act of 1986, the amounts of, and benefits from, net operating losses may be limited in certain circumstances, including a change in control.

Section 382 of the Internal Revenue Code generally imposes an annual limitation on the amount of net operating loss carryforwards that may be used to offset taxable income when a corporation has undergone significant changes in its stock ownership. There can be no assurance that the Company will be able to utilize any net operating loss carryforwards in the future. The Company is subject to possible tax examination for the years 2011 through 2017.

For the year ended September 30, 2016, the Company’s effective tax rate differs from the federal statutory rate principally due to net operating losses and warrants issued for services.

The principal components of the Company’s deferred tax assets at September 30, 2017 and 2016 are as follows:

	2017	2016
U.S. operations loss carry forward at statutory rate of 34%	$(8,135,208)	$(7,719,634)
Non-U.S. operations loss carry forward at statutory rate of 20.5%	-	-
Total	(8,135,208)	(7,719,634)
Less Valuation Allowance	8,135,208	7,719,634
Net Deferred Tax Assets	-	-
Change in Valuation allowance	$(530,842)	$(129,654)

A reconciliation of the United States Federal Statutory rate to the Company’s effective tax rate for the years ended September 30, 2017 and 2016 are as follows:

	2017	2016
Federal Statutory Rate	-34.0%	-34.0%
Increase in Income Taxes Resulting from:
Change in Valuation allowance	34.0%	34.0%
Effective Tax Rate	0.0%	0.0%

18.	SUBSEQUENT EVENTS

The Company evaluated subsequent events, for the purpose of adjustment or disclosure, up through the date the financial statements were issued.

Business Loan Agreement

The Company has a $199,935 Business Loan Agreement with Umpqua Bank. On December 19, 2017, the Umpqua Loan maturity was extended to March 31, 2018 and provides for interest at 4.00% per year. Related to this Umpqua Loan, the Company entered into a demand promissory note for $200,000 on January 10, 2014 with an entity affiliated with Ronald P. Erickson, our Chief Executive Officer. This demand promissory note will be effective in case of a default by the Company under the Umpqua Loan.

TransTech Facilities

TransTech is located at 12142 NE Sky Lane, Suite 130, Aurora, OR 97002. TransTech leases a total of approximately 6,340 square feet of office and warehouse space for its administrative offices, product inventory and shipping operations. Effective December 1, 2017, TransTech leases this office from December 1, 2017 at $4,465 per month. The monthly payment increases approximately 3% each year and the lease expires on January 31, 2020. Until December 1, 2017, TransTech leased this office on a month to month basis at $6,942 per month.

Senior Convertible Exchangeable Debenture

On December 15, 2017, the Company received $250,000 and issued a senior convertible exchangeable debenture with a principal amount of $300,000 (the “Debenture”) and a common stock purchase warrant to purchase 1,200,000 shares of common stock (the “Warrant”) in a private placement dated December 14, 2017 to an accredited investor pursuant to a Securities Purchase Agreement dated August 14, 2017 (the “Purchase Agreement”).

Previously, On August 14, 2017, the Company issued a senior convertible exchangeable debenture with a principal amount of $360,000 (the “Debenture”) and a common stock purchase warrant to purchase 1,440,000 shares of common stock (the “Warrant”) in a private placement to an accredited investor for gross proceeds of $300,000 pursuant to a Securities Purchase Agreement dated August 14, 2017. Under the terms of the Purchase Agreement, the investor may purchase up to an aggregate of $1,000,000 principal amount of Debentures (before a 20% original issue discount) (and Warrants to purchase up to an aggregate of 250,000 shares of common stock).

The Company entered into a General Security Agreement with the investor, pursuant to which the Company has agreed to grant a security interest to the investor in substantially all the Company’s assets, effective upon the filing of a UCC-3 termination statement to terminate the security interest held by Capital Source Business Finance Group in the assets of the Company. In addition, an entity affiliated with Ronald P. Erickson, the Company’s Chief Executive Officer, entered into a Subordination Agreement with the investor pursuant to which all debt owed by the Company to such entity is subordinated to amounts owed by the Company to the investor under the Debenture (including amounts that become owing under any Debentures issued to the investor in the future).

The initial conversion price of the Debenture is $0.25 per share, subject to certain adjustments. The initial exercise price of the Warrant is $0.25 per share, also subject to certain adjustments.

As part of the Purchase Agreement, the Company granted the investor “piggyback” registration rights to register the shares of common stock issuable upon the conversion of the Debenture and the exercise of the Warrant with the Securities and Exchange Commission for resale or other disposition.

The Debenture and the Warrant were issued in a transaction that was not registered under the Securities Act of 1933, as amended (the “Act”) in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and Rule 506 of SEC Regulation D under the Act.

In connection with the private placement, the placement agent for the Debenture and the Warrant received a cash fee of $25,000 and the Company expects to issue warrants to purchase shares of the Company’s common stock to the placement agent based on 10% of proceeds.

PROSPECTUS

KNOW LABS, INC.
500 Union Street, Suite 810
Seattle, WA 98101

1,785,714 shares of common stock issuable upon conversion of Series C Preferred Stock and
1,785,714 shares of common stock issuable upon exercise of Series E Warrants

DEALER PROSPECTUS DELIVERY OBLIGATION

Until _______________, 2018, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

____________________, 2018

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses payable by us in connection with the issuance and distribution of the securities being registered other than underwriting discounts and commissions, if any are set forth below. Each item listed is estimated as follows:

Securities and Exchange Commission registration fee	$252
Accountant's fees and expenses	17,500
Legal fees and expenses	30,000
Blue Sky fees and expenses	6,000
Transfer agent's fees and expenses	2,000
Miscellaneous	4,248

Total expenses	$60,000

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Nevada Revised Statutes, or NRS, Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our articles of incorporation include an indemnification provision under which we have the power to indemnify our directors, officers, employees and other agents of the company to the fullest extent permitted by applicable law.

We have a directors’ and officers’ liability insurance policy in place pursuant to which its directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended and the Securities and Exchange Act of 1934, as amended.

The underwriting agreement we will enter into in connection with the offering of common stock and warrants being registered hereby provides that the underwriters will indemnify, under certain conditions, our directors and officers (as well as certain other persons) against certain liabilities arising in connection with such offering.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

In the three years preceding the filing of this Registration Statement, we have issued the following securities that were not registered under the Securities Act.

All of the offerings and sales described below were deemed to be exempt under Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities, the offerings and sales were made to a limited number of persons, all of whom were accredited investors and transfer was restricted by the company in accordance with the requirements of Regulation D and the Securities Act. All issuances to accredited and non-accredited investors were structured to comply with the requirements of the safe harbor afforded by Rule 506 of Regulation D, including limiting the number of non-accredited investors to no more than 35 investors who have sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of an investment in our securities. We have not employed any underwriters in connection with any of the below transactions, and the individuals and entities to whom we issued securities are not affiliated with us. Except as noted below, none of the holders of the securities have any contractual rights to have such securities registered with the Securities and Exchange Commission.

Year Ended September 30, 2016

Thirteen investors exercised warrants at $2.50 per share and were issued 207,667 shares of common stock, for a total of $519,162 in proceeds to us.

On October 21, 2015, we entered into a Public Relations Agreement with Financial Genetics LLC for public relation services. Under the Agreement, Financial Genetics was issued 35,268 shares of our common stock. We expensed $218,653 during the year ended September 30, 2016.

On October 6, 2015, the Company entered into a Consulting Agreement with Joshua Conroy for business development services. Under the Agreement, Mr. Conroy was issued 1,711 shares of our common stock. We expensed $11,977 during the year ended September 30, 2016.

We entered into Convertible Promissory Notes totaling $710,000 with accredited investors during September 2015 to February 2016 to fund short-term working capital. The Notes accrue interest at a rate of 8% per annum and become due September 2016 to February 2017 and are convertible into common stock as part of our next financing. The investors received $710,000 in warrants that are exercisable into common stock at the price equal to the price of the common stock sold in our next public financing.

We entered into 8%-10% Convertible Promissory Notes and Securities Purchase Agreements with three accredited investors on February 4, 2016, totaling $165,000 with an original issue discount of $15,000. We issued a total of 10,500 shares of restricted common stock to the investors valued at $70,875 and paid $7,500 in legal fees. We received $128,500 net of all fees.

On February 23, 2016, we entered into a Consulting Agreement with David Markowski for business development services. On February 29, 2016, Mr. Markowski was issued 2,000 shares of our common stock. We expensed $14,600 during the year ended September 30, 2016.

On July 12, 2016, a supplier converted accounts payable totaling $232,966 into 77,665 shares of common stock valued at $3.00 per share.

On August 1, 2016, we entered an Agreement with Axiom Financial, Inc. for business development services. Under the Agreement, the Company issued 25,000 shares of our common stock. We expensed $29,000 during the year ended September 30, 2016.

On August 10, 2016, we closed a Stock Purchase Agreement with Dale Broadrick, an accredited investor and affiliate of the Company for the purchase of $500,000 of the Company’s common stock at $0.70 per share or 714,286 shares of common stock. In addition, the investor received 100% warrant coverage with a five year warrant having a strike price of $0.70. These common shares and warrants are not subject to a registration statement.

Year Ended September 30, 2017

On October 21, 2015, we entered into a Public Relations Agreement with Financial Genetics LLC for public relation services. On October 18, 2016, we entered into an Amendment to Public Relations Agreement with Financial Genetics LLC. Under the Agreements, Financial Genetics was issued 359,386 shares of our common stock during the year ended September 30, 2017. We expensed $271,309 during the year ended September 30, 2017.

On October 6, 2016, we entered into a Services Agreement with Redwood Investment Group LLC for financial services. Under the Agreement, Redwood was issued 200,000 shares of our common stock. We expensed $140,000 during the year ended September 30, 2017.

We entered into Convertible Promissory Notes totaling $710,000 with accredited investors during September 2015 to February 2016 to fund short-term working capital. The Notes accrued interest at a rate of 8% per annum and became due September 2016 to February 2017 and were convertible into common stock as part of our next financing. On November 30, 2016, we converted $695,000 of the /Convertible Promissory Notes and interest of $54,078 into 936,348 shares of comment stock. We also issued warrants to purchase 936,348 shares of our common stock. The five-year warrants are exercisable at $1.00 per share, subject to adjustment.

On December 22, 2016, a supplier converted accounts payable totaling $6,880 into 8,600 shares of common stock.

On the year ended September 30, 2017, we issued 795,000 shares of restricted common stock to two Named Executive Officers employees, two directors and six employees and consultants and for services during 2015-2017. The shares were issued in accordance with the 2011 Stock Incentive Plan and were valued at $0.17 per share, the market price of our common stock. We expensed $135,150 during the year ended September 30, 2017.

Subsequent to the Year Ended September 30, 2017

The following equity issuances occurred subsequent to the year ended September 30, 2017:

We issued 779,676 shares of common stock to Named Executive Officers, directors, employees and consultants and for services during 2018.

On April 10, 2018, we issued 2,000,000 shares of our common stock to Phillip A. Bosua under the terms of the Merger Agreement with RAAI common stock.

On June 25, 2018, we closed a private placement and received gross proceeds of $1,750,000 ($1,710,000 as of June 30, 2018) in exchange for issuing 7,000,000 (6,840,000 as of June 30, 2018) shares of common stock and warrants to purchase 3,500,000 (3,420,000 as of June 30, 2018) shares of common stock in a private placement to accredited investors pursuant to a series of substantially identical subscription agreements. The initial exercise price of the warrants described above is $0.25 per share, subject to certain adjustments, and they expired five years after their issuance. The shares and the warrants described above were issued in transactions that were not registered under the Securities Act of 1933, as amended (the “Act”) in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

On June 25, 2018, we issued 500,000 shares of our common stock to Phillip A. Bosua under the terms of an Employment agreement dated April 10, 2018.

We closed debt conversions and issued 1,635,000 shares of common stock in exchange for the conversion of $581,950 in preexisting debt owed by the Company to certain service providers, all of whom are accredited investors. These shares were issued in transactions that were not registered under the Act in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The exhibits to the Registration Statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

ITEM 17.    UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)        That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(5)             For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)             For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on August 10, 2018.

KNOW LABS, INC.

By:	/s/ Ronald P. Erickson
Ronald P. Erickson Chairman of the Board

By:	/s/ Ronald P. Erickson
Interim Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

/s/ Phillip A. Bosua	Chief Executive Officer and Director	August 10, 2018
Phillip A. Bosua

/s/ Ronald P. Erickson	Chairman of the Board and Interim Chief Financial Officer and Director	August 10, 2018
Ronald P. Erickson

/s/ Jon Pepper	Director	August 10, 2018
Jon Pepper

/s/ Ichiro Takesako	Director	August 10, 2018
Ichiro Takesako

/s/ William A. Owens	Director	August 10, 2018
William A. Owens

Exhibit Index

Exhibit No.	Description

3.1	Restatement of the Articles of Incorporation dated September 13, 2013 (incorporated by reference to the Company’s Current Report on Form 8-K/A2, filed September 17, 2013)

3.2	Amended and Restated Bylaws (incorporated by reference to the Company’s Form 8-K, filed August 17, 2012)

3.3	Certificate of Amendment to the Restatement of the Articles of Incorporation dated June 11, 2015 (incorporated by reference to the Company’s Current Report on Form 8-K, filed June 17, 2015)

3.4
Amended and Restated Certificate of Designations, Preferences and Rights of the Company’s Series A Convertible Preferred Stock dated July 21, 2015 (incorporated by Report on Form 8-K, filed July 29, 2015) reference to the Company’s Current

3.5
Correction to Amended and Restated Certificate of Designations, Preferences and Rights of its Series A Convertible Preferred Stock dated March 8, 2016 (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 15, 2016)

3.6	Amendment 2 of Series A Preferred Stock Terms dated February 19, 2016 (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 15, 2016)

3.7	Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock (incorporated by reference to the Company’s Current Report on Form 8-K, filed August 11, 2016)

3.8	Form of Series C Convertible Preferred Stock 2016 (incorporated by reference to the Company’s Registration Statement on Form S-1, filed September 1, 2016)

3.9
Certificate of Correction and Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock (incorporated by reference to the Company’s Amended Current Report on Form 8-K/A, filed January 9, 2017)

3.10	Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock (incorporated by reference to the Company’s Current Report on Form 8-K, filed on February 10, 2017)

3.11
Amended and Restated Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock. (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 5, 2017)

3.12
Second Amended and Restated Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock (incorporated by reference to the Company’s Current Report on Form 8-K, filed July 20, 2018)

3.13	Articles of Merger (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 3, 2018)

3.14	Certificate of Designation of Series F Preferred Stock (incorporated by reference to the Company’s Current Report on Form 8-K, filed August 3, 2018)

4.1	2011 Stock Incentive Plan (incorporated by reference to the Company’s Definitive Proxy Statement on Schedule 14A, filed January 11, 2013)

5.1	Opinion of Horwitz + Armstrong, A Professional Law Corporation (previously filed)

10.1
Form of Preferred Stock and Warrant Purchase Agreement by and between Visualant, Incorporated and Clayton A. Struve (incorporated by reference to the Company’s May 5, 2017) Current Report on Form 8-K, filed May 5, 2017)

10.2
Form of Amended and Restated Registration Rights Agreement. by and between Visualant, Incorporated and Clayton A. Struve (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 5, 2017)

10.3
Form of Series F Warrant to Purchase Common Stock by and between Visualant, Incorporated and Clayton A. Struve (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 5, 2017)

10.4
Amendment 12 to Demand Promissory Note dated January 25, 2018 by and between Visualant, Incorporated and J3E2A2Z LP. (incorporated by reference to the Company’s Current Report on Form 8-K, filed January 25, 2018)

10.5
Amendment 13 to Demand Promissory Note dated January 25, 2018 by and between Visualant, Incorporated and J3E2A2Z LP (incorporated by reference to the Company’s Current Report on Form 8-K, filed January 25, 2018)

10.6
Amendment 14 to Demand Promissory Note dated January 25, 2018 by and between Visualant, Incorporated and J3E2A2Z LP. (incorporated by reference to the Company’s Current Report on Form 8-K, filed January 25, 2018)

10.7
Securities Purchase Agreement dated August 14, 2017 by and between Visualant, Incorporated and accredited investor (incorporated by reference to the Company’s Current Report on Form 8-K, filed August 18, 2017)

10.8
Senior Secured Convertible Redeemable Debenture dated December 12, 2017 by and between Visualant, Incorporated and accredited investor. (incorporated by reference to the Company’s Current Report on Form 8-K, filed December 22, 2017)

10.9
General Security Agreement dated December 12, 2017 by and between Visualant, Incorporated and accredited investor (incorporated by reference to the Company’s Current Report on Form 8-K, filed August 18, 2017)

10.10
Common Stock Purchase Warrant dated December 12, 2017 issued by Visualant, Incorporated to accredited investor. (incorporated by reference to the Company’s Current Report on Form 8-K, filed December 22, 2017)

10.11
Schedule A to Subordination Agreement dated December 12, 2017 by and between an entity affiliated with Ronald P. Erickson and accredited investor. (incorporated by reference to the Company’s Current Report on Form 8-K, filed December 22, 2017)

10.12
Senior Secured Convertible Redeemable Debenture dated February 28, 2018 by and between Visualant, Incorporated and accredited investor. (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 7, 2018)

10.13
Common Stock Purchase Warrant dated February 28, 2018 issued by Visualant, Incorporated to accredited investor. (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 7, 2018)

10.14	Consulting and Services Agreement dated March 1, 2018 amongst Visualant, Incorporated, Blaze, Inc. and Phillip A. Bosua (filed herewith)

10.15
Note and Account Payable Conversion Agreement dated January 31, 2018 by and between Visualant, Incorporated and J3E2A2Z LP (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 21, 2018)

10.16
Convertible Redeemable Promissory Note dated January 31, 2018 by and between Visualant, Incorporated and J3E2A2Z LP (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 21, 2018)

10.17
Convertible Redeemable Promissory Note for Accounts Payable dated January 31, 2018 by and between Visualant, Incorporated and J3E2A2Z LP (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 21, 2018)

10.18	Common Stock Purchase Warrant dated January 31, 2018 by and between Visualant, Incorporated and J3E2A2Z LP (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 21, 2018)

10.19
Common Stock Purchase Warrant dated January 31, 2018 by and between Visualant, Incorporated and Ronald P. Erickson (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 21, 2018)

10.20
Agreement and Plan of Merger, dated as of April 10, 2018, by and among Visualant, Incorporated, 500 Union Corporation, and RAAI Lighting, Inc. (incorporated by reference to the Company’s Current Report on Form 8-K, filed April 17, 2018)

10.21	Certificate of Merger, dated as of April 10, 2018, by 500 Union Corporation (incorporated by reference to the Company’s Current Report on Form 8-K, filed April 17, 2018)

10.22
Fifth Modification of Loan and Security Agreement dated June 6, 2017 by and between TransTech Systems, Inc. and Capital Source Business Finance Group (incorporated by reference to the Company’s Current Report on Form 8-K, filed June 26, 2018)

10.23	Form of subscription agreement (incorporated by reference to the Company’s Current Report on Form 8-K, filed June 29, 2018

10.24	Form of common stock purchase warrant (incorporated by reference to the Company’s Current Report on Form 8-K, filed June 29, 2018

14.1	Code of Conduct and Ethics dated November 30, 2012 (incorporated by reference to the Company’s Current Report on Form 8-K, filed January 3, 2013)

21.1	Subsidiaries of the Registrant (filed herewith)

23.1	Consent of SD Mayer & Associates, LLP, independent registered public accounting firm (filed herewith)

23.2	Consent of Horwitz + Armstrong, A Professional Law Corporation (included in Exhibit 5.1) (filed herewith)